Exhibit 10.44

SENIOR LOAN AGREEMENT

Dated as of July 16, 2008

Between

W2007 WKH SENIOR BORROWER, LLC,

as Borrower

and

SDI, INC.,

as Lender

ii

SCHEDULES:

Schedule I – The Land

Schedule II – Organizational Chart of Borrower

Schedule III – Ground Leases and Operating Lease

Schedule IV – Hotel Management Agreement

Schedule V – Mezzanine Loan Documents

Schedule VI – Permitted Encumbrances

Schedule VII – Current Material Agreements

Schedule VIII – Qualified King’s Village Managers

Schedule IX – Qualified Managers

Schedule X – Form of Mortgage

Schedule XI – Title Endorsements

Schedule XII – Form of Assignment of Leases and Rents

iii

SENIOR LOAN AGREEMENT

THIS SENIOR LOAN AGREEMENT, dated as of July 16, 2008 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between W2007 WKH SENIOR BORROWER, LLC, a Delaware limited liability company, having its principal place of business at c/o Whitehall Street Global Real Estate Limited Partnership 2007, c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Whitehall Chief Financial Officer (“Borrower”), and SDI, INC., a Nevada corporation, having its principal place of business at 71 South Wacker Drive, Chicago, Illinois 60606, 12th Floor, Attention: General Counsel (“Lender”).

WITNESSETH:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” means any Counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “AA-” (or the equivalent) by the Rating Agencies.

“Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; (iv) all accounts receivable of Borrower and each Owner Party; and (v) to the extent not covered by clauses (i) - (iv) above, all “proceeds” (as defined under the UCC) of any or all of the foregoing.

“Accounts” shall mean all reserve, escrow and security accounts and subaccounts which have been or may be established by the Loan Documents.

“Acknowledgement of Hotel Manager” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of the date hereof, between Lender and Hotel Manager, with the Owner Parties as joinder parties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Acknowledgement of King’s Village Manager” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, between Lender and King’s Village Manager, to be entered into at such time, if any, that there is a separate King’s Village Management Agreement and Hotel Management Agreement, as such Acknowledgement of King’s Village Manager may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Acknowledgement of Manager” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, between Lender and the then Manager, to be entered into at such time, if any, that there is a separate Management Agreement and Hotel Management Agreement, as such Acknowledgment of Manager may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Acquisition Agreement” shall mean that certain Acquisition Agreement, entered into as of February 7, 2007, between Azabu Buildings Company, Ltd. a/k/a Azabu Tatemono K.K. and Hyatt Corporation, as amended through the date hereof and as may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Act” shall have the meaning set forth in Section 4.1.34(v) hereof.

“Additional Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Adjusted Prime Rate” shall mean an interest rate per annum equal to the Prime Rate in effect from time to time plus the Prime Rate Spread.

“Administrative Fee” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person. Such term, as it relates to Borrower, shall include each Guarantor unless otherwise specified or if the context may otherwise require.

“Affiliated Loans” shall have the meaning set forth in Section 5.1.10(n) hereof.

“Affiliated Manager” shall mean any Manager or King’s Village Manager that is an Affiliate of, or in which any Loan Party or an Affiliate thereof has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean (i) when LIBOR is applicable to the Loan, a rate per annum equal to 30-day LIBOR plus the Spread, and (ii) when LIBOR is not applicable to the Loan, the Prime Rate plus the Prime Rate Spread.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where the Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.

“Approved Accountant” shall mean a “Big Four” accounting firm or other independent certified public account acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.10(e) hereof.

“Assignment of Agreements” shall mean that certain Assignment of Agreements, Permits and Contracts, dated as of the date hereof, from one or more of the Owner Parties to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Hotel Management Agreement” shall mean that certain Assignment of Hotel Management Agreement, dated as of the date hereof, from FF&E Subsidiary and King’s Village Subsidiary to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement made by Borrower to Lender, dated promptly after the execution and delivery hereof, required by this Agreement as security for the Loan, consented to by the Counterparty, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of King’s Village Management Agreement” shall mean that certain Assignment of King’s Village Management Agreement, among Lender, King’s Village Subsidiary and King’s Village Manager, to be entered into at such time, if any, that there is a separate Hotel Management Agreement and King’s Village Management Agreement, as such Assignment of King’s Village Management Agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from one or more of the Owner Parties, as assignor, to Lender, as assignee, assigning to Lender all of such Owner Parties’ interest in and to the Leases and Rents of the Property as security for their respective obligations under the Debt Guaranty, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement among Lender, FF&E Subsidiary and the then Manager, to be entered into at such time, if any, that there is a separate Hotel Management Agreement and Management Agreement, as such Assignment of Management Agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with their successors and assigns, as may be permitted hereunder.

“Borrower Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, executed and delivered by Borrower to Lender, as security for the Loan, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Borrower’s LLC Agreement” shall have the meaning set forth in Section 4.1.34(v) hereof.

“Borrower’s Organizational Documents” shall mean the Organizational Documents of Borrower.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(d) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Business Party” shall have the meaning set forth in Section 4.1.34(t) hereof.

“Capital Expenditures” shall mean, for any period, the amount expended with respect to the Property for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the “Collateral” as defined in any of the Pledge Agreements and all other collateral for the Loan granted in the Loan Documents.

“Collection Account” shall have the meaning set forth in Section 3.1 hereof.

“Collection Account Agreement” shall have the meaning set forth in Section 3.1 hereof.

“Collection Account Bank” shall mean Bank of Hawaii.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Control” (and the correlative terms “controlled by,” “control of” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Counterparty” shall mean NatIXIS Financial Products Inc. or any other Person which is the issuer of the Interest Rate Cap Agreement.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon, and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreements or any other Loan Document.

“Debt Guaranty” shall mean that certain Debt Guaranty, dated as of the date hereof, made by the Owner Parties in favor of Lender, pursuant to which each of the Owner Parties guarantees to Lender the performance by Borrower of all of its obligations under the Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, interest payments due under the Note for such period.

“Debt Service Account” shall have the meaning set forth in Section 3.1(c) hereof.

“Debt Service Fund” shall have the meaning set forth in Section 7.4 hereof.

“Debt Service Coverage Ratio” shall mean a ratio in which:

(a) the numerator is the Net Operating Income for the 12 full calendar month period preceding the date of calculation as set forth in the financial statements required hereunder; and

(b) the denominator is the aggregate amount of Debt Service on the principal amount of the Loan then outstanding which would be due and payable for such 12 full calendar month period, calculated at an interest rate equal to the Applicable Interest Rate.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) four percent (4%) above the Applicable Interest Rate.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

“Embargoed Person” shall have the meaning set forth in Section 4.1.43 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower, Hyatt Guarantor and Whitehall Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower or any Owner Party or the Property or to the operations of Borrower or any Owner Party relating thereto and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.2(a) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.1.5(b) hereof.

“Extension Option” shall have the meaning set forth in Section 2.1.5(b) hereof.

“Extension Term” shall have the meaning set forth in Section 2.1.5(b) hereof.

“Fee Estate” shall mean, with respect to any Ground Lease, the fee interest of the lessor under such Ground Lease, and the leasehold estate(s), if any, which may be superior to such Ground Lease, in the land and the improvements demised under such Ground Lease.

“Fee Owner” shall mean, with respect to any Ground Lease, the owner of the related Fee Estate or Fee Estates.

“FF&E” shall mean collectively all furniture, furnishings, fixtures, “Soft Goods” (all fabric, textile and flexible plastic products (not including items which are classified as “Fixed Asset Supplies” under the uniform System of Accounts) which are used in furnishing the Property, including, without limitation: carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items), “Case Goods” (furniture and furnishings used in the Property, including, without limitation: chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items), signage, audio-visual equipment, kitchen, restaurant and bar appliances and equipment, vehicles, carpeting and all equipment, including, without limitation, front desk and back-of-the house computer equipment, specialized hotel and spa equipment and recreational equipment.

“FF&E Pledge Agreement” shall mean that certain Security Agreement, dated as of the date hereof, made by FF&E Subsidiary in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“FF&E Reserve Account” shall have the meaning set forth in Section 3.1(d) hereof.

“FF&E Reserve Fund” shall have the meaning set forth in Section 7.3 hereof.

“FF&E Reserve Monthly Deposit” means one-twelfth of the amount equal to the annual amounts required to be expended and/or reserved under the Hotel Management Agreement or the Management Agreement for FF&E for the Property, provided that if there is no such reserve under the Hotel Management Agreement or the Management Agreement, then an amount equal to four percent (4%) of the Gross Income from Operations for the prior calendar month.

“FF&E Subsidiary” shall mean W2007 WKH Hotel TRS, Inc., a Delaware corporation.

“Filer” shall have the meaning set forth in Section 9.2(b) hereof.

“Filer Group” shall have the meaning set forth in Section 9.2(b) hereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“First Extension Option” shall have the meaning set forth in Section 2.1.5(b) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP derived from the ownership and operation of the Property from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by the Owner Parties to any Governmental Authority, refunds and uncollectible accounts, sales of FF&E, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, Security Deposits, interest on credit accounts, utility and other similar deposits, payments received under the Interest Rate Cap Agreement, interest on credit accounts and interest on the Reserve Funds. Gross income shall not be diminished as a result of the Pledge Agreements or the creation of any intervening estate or interest in the Property or any part thereof.

“Ground Lease” shall mean, individually and collectively, as the context may require, each ground lease, lease, sublease and “overlease” described on Schedule III attached hereto and made a part hereof.

“Ground Lessor Consent” shall have the meaning set forth in Section 5.1.25 hereof.

“Ground Lessors” shall mean the ground lessors, lessors and sublessor under the Ground Leases.

“Ground Rent” shall have the meaning set forth in Section 5.1.22(a) hereof.

“Ground Rent Account” shall have the meaning set forth in Section 3.1(a) hereof.

“Ground Rent Escrow Fund” shall have the meaning set forth in Section 7.1 hereof.

“Guarantor(s)” shall mean, individually, each of the Owner Parties, Hyatt Guarantor, Whitehall Guarantor and any other Person guaranteeing any payment or performance obligation of Borrower under any Loan Document, and collectively, all of the foregoing.

“Guaranty” shall mean that certain Guaranty of the Non-Recourse Exceptions, dated as of the date hereof, from Hyatt Guarantor and Whitehall Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; toxic mold; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Hotel” shall have the meaning set forth in the definition of “Improvements.”

“Hotel Company” shall mean the hotel company (including licensor) under the Hotel Management Agreement.

“Hotel Management Agreement” shall mean that certain hotel and retail management agreement more specifically identified on Schedule IV attached hereto and made a part hereof with respect to the management of the Hotel and King’s Village and certain other agreements among Hotel Manager, FF&E Subsidiary, King’s Village Subsidiary and Hotel Company, or such other hotel and retail management agreement and/or license agreement that may be entered into in accordance with the terms of this Agreement.

“Hotel Manager” shall mean Hyatt Corporation, a Delaware corporation or, if the context requires, a Qualified Manager who is managing the Hotel in accordance with the terms of this Agreement and the then applicable Hotel Management Agreement.

“Hyatt Guarantor” shall mean Global Hyatt Corporation, a Delaware corporation.

“Hyatt Preferred Stock Agreement” shall mean that certain Waiver Agreement, dated as of the date hereof, made by Hyatt Corporation and FF&E Subsidiary in favor of Lender with respect to 500 shares of preferred stock in FF&E Subsidiary owned by Hyatt Corporation, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall mean all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land, including, without limitation, all rights, title and interest of any Owner Party therein, as lessee, sublessee or sub-sublessee and otherwise, in, to and under the Ground Leases, which, as of the date hereof, are operated as a 1230-room Hyatt Regency Hotel (the “Hotel”) and an ancillary shopping center facility known as “King’s Village” (“King’s Village”), including, without limitation, the related convention center and parking facilities.

“Indemnified Parties” shall mean Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing, syndication, participation or sale of the Loan, any Person in whose name the encumbrances created by the Security Instruments is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest (equitable or beneficial) in the Loan for the benefit of third parties, as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Independent Director” shall have the meaning set forth in Section 4.1.34(t) hereof.

“Initial Deposits” shall have the meaning set forth in Section 3.6 hereof.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letters delivered by counsel for Borrower and Owner in connection with the Loan, in form and substance reasonably satisfactory to Lender and approved by the Rating Agencies, as the case may be.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intercreditor Agreement” shall have the meaning set forth in Section 9.7(a) hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date except the initial and final Payment Dates, the period from and including the first (1st) day of the prior calendar month to and including the last day of the prior calendar month. Each Interest Period shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period, except that (i) the initial Interest Period shall be the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs, and (ii) the final Interest Period shall be the period from and including the first (1st) day of the calendar month in which the Maturity Date occurs to and including the Maturity Date.

“Interest Rate Cap Agreement” shall mean the interest rate cap agreement (together with the confirmation and schedules relating thereto), between an Acceptable Counterparty and Borrower obtained by Borrower. The agreement shall be written on the then current standard ISDA documentation, and shall provide for interest periods and calculations consistent with the payment terms of this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.

“Interest Reserve Account” shall have the meaning set forth in Section 3.1(f) hereof.

“Interest Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Investment Grade” shall mean a rating of not less than BBB- or its equivalent by the Rating Agencies.

“Investor” shall have the meaning set forth in Section 5.1.10(i) hereof.

“King’s Village” shall have the meaning set forth in the definition of “Improvements.”

“King’s Village Management Agreement” shall mean that certain management agreement with respect to King’s Village (as of the date hereof, the King’s Village Management Agreement is part of, and included within, the Hotel Management Agreement and, accordingly, all references herein to the King’s Village Management Agreement shall be deemed to be a reference to the Hotel

Management Agreement until such time as the King’s Village Management Agreement is no longer a part of, and included within, the Hotel Management Agreement), or the then applicable Replacement King’s Village Management Agreement or such other King’s Village management agreement entered into in accordance with the provisions of this Agreement.

“King’s Village Manager” shall mean a Qualified King’s Village Manager who is managing King’s Village in accordance with the terms and provisions of this Agreement and the then applicable King’s Village Management Agreement.

“King’s Village Pledge Agreement” shall meant that certain Security Agreement, dated as of the date hereof, made by King’s Village Subsidiary in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“King’s Village Subsidiary” shall mean W2007 WKH King’s Village TRS, Inc., a Hawaii corporation.

“Land” shall mean (i) the Owner Parties’ leasehold estates in the real property described on Schedule I attached hereto and made a part hereof, as such leasehold estate was created by the Ground Leases; (ii) any greater or additional estate therein as hereafter may be acquired by any Owner Party or an Affiliate thereof; and (iii) the Owner Parties’ fee simple absolute estate in the parcel known as “Ti Leaf Parcel,” also described on Schedule I, including any easements that benefit any of the foregoing.

“Leases” shall mean all leases, tenancies, licenses, subleases, rental and room agreements, registration cards and agreements, if any, and other agreements, whether or not in writing, providing for the possession, use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against any Owner Party of any petition for relief under the Bankruptcy Code, less and except the Ground Leases.

“Leasing Guidelines” shall mean the leasing guidelines set forth in the Approved Annual Budget.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Collateral, any Owner Party or the Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof (including, without limitation, as a first-class, full-service hotel), or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or any Owner Party, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean for each Interest Period, the quoted offered rate for 30-day United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the related LIBOR Determination Date on the display page designated as Telerate Page 3750.

If, as of such time on any LIBOR Determination Date, no quotation is given on Telerate Page 3750, then the Lender shall establish LIBOR on such LIBOR Determination Date by requesting four Reference Banks meeting the criteria set forth herein to provide the quotation offered by its principal London office for making 30-day United States dollar deposits with leading banks in the London interbank market as of 11:00 a.m., London time, on such LIBOR Determination Date.

(i) If two or more Reference Banks provide such offered quotations, then LIBOR for the next Interest Period shall be the arithmetic mean of such offered quotations (rounded upward if necessary to the nearest whole multiple of 1/1,000%).

(ii) If only one or none of the Reference Banks provides such offered quotations, then LIBOR for the next Interest Period shall be the Reserve Rate.

(iii) If on any LIBOR Determination Date, Lender is required but is unable to determine the LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Period shall be LIBOR as determined on the preceding LIBOR Determination Date.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent.

“LIBOR Business Day” shall mean a day upon which (i) United States dollar deposits may be dealt in on the London interbank markets and (ii) commercial banks and foreign exchange markets are open in London, England and in New York, New York, USA.

“LIBOR Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) LIBOR Business Days prior to the first (1st) calendar day of the month in which such Interest Period commenced.

“Licenses” shall have the meaning set forth in Section 4.1.21 hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment for security, security interest, or any other encumbrance, charge or transfer for security of, on or affecting Borrower, any Owner Party, the Collateral or the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.3.2(a) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents in the maximum principal amount of Two Hundred Seventy Seven Million Five Hundred Thousand and No/100 Dollars ($277,500,000.00), as the same may be amended or split pursuant to the terms hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Assignment of Leases, the Assignment of Hotel Management Agreement, the Assignment of King’s Village Management Agreement, the Assignment of Management Agreement, the Assignment of Interest Rate Cap Agreement, the Assignment of Agreements, the Pledge Agreements, the Security Instruments, the Environmental Indemnity, the Acknowledgement of Hotel Manager, the Acknowledgement of King’s Village Manager, the Acknowledgement of Manager, the Guaranty, the Debt Guaranty, the Hyatt Preferred Stock Agreement, the Collection Account Agreement, the Lockbox Agreement, all replacements for any of the foregoing (as permitted hereunder) and all other documents pursuant to which any Person incurs or assumes any obligation to or for the benefit of Lender that are executed and/or delivered in connection with the Loan.

“Loan Party” shall mean individually and collectively, as the context requires, Borrower, the Owner Parties, the Guarantors, Principal and Sponsor.

“Lockbox Account” shall have the meaning set forth in Section 3.1 hereof.

“Lockbox Agreement” shall have the meaning set forth in Section 3.1 hereof.

“Lockbox Bank” shall mean First Hawaiian Bank.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to attorneys’ fees and other costs of defense).

“Major Lease” shall mean (i) any Lease which, together with all other Leases to the same tenant and to all Affiliates of such tenant, (A) provides for rental income representing five percent (5%) or more of greater of (x) annual budgeted Retail Rents or (y) actual Retail Rents for the twelve (12) most recent months, (B) covers five percent (5%) or more of the total space at the Retail Space, in the aggregate, (C) provides for a lease term of more than ten (10) years including options to renew or (D) is with an Affiliate of Borrower and (ii) any instrument guaranteeing or providing credit support for any Major Lease.

“Management Agreement” shall mean that certain management agreement with respect to the Hotel (as of the date hereof, the Management Agreement is part of, and included within, the Hotel Management Agreement and, accordingly, all references herein to the Management Agreement shall be deemed to be a reference to the Hotel Management Agreement until such time as the Management Agreement is no longer a part of, and included within, the Hotel Management Agreement), or the then applicable Replacement Management Agreement or such other Hotel management agreement entered into in accordance with the provisions of this Agreement.

“Manager” shall mean Hyatt Corporation, a Delaware corporation, or, if the context requires, a Qualified Manager who is managing the Hotel in accordance with the terms and provisions of this Agreement and the then applicable Management Agreement.

“Material Agreement” shall mean any agreement, other than the King’s Village Management Agreement, the Management Agreement, the Hotel Management Agreement, the Ground Leases, the Operating Lease and the Leases, entered into by Borrower or any Owner Party affecting or relating to the Property or the Collateral or otherwise imposing obligations on Borrower or any Owner Party which requires payment of more than $250,000.00, in payments or liability in any annual period and which (i) does not have the payments or liability thereunder reflected in the Approved Annual Budget; or (ii) is not an Ordinary Contract which is cancellable without penalty or premium on no more than ninety (90) days notice.

“Maturity Date” shall mean July 16, 2010, as such date may be extended pursuant to the terms hereof, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 4.1.34(v) hereof.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, interest payments due under the Mezzanine Loan for such period.

“Mezzanine Debt Service Account” shall have the meaning set forth in Section 3.1(e) hereof.

“Mezzanine Debt Service Fund” shall have the meaning set forth in Section 7.5 hereof.

“Mezzanine Borrower” shall mean W2007 WKH Mezzanine Borrower, LLC, a Delaware limited liability company.

“Mezzanine Lender” shall mean Eurohypo AG, New York Branch.

“Mezzanine Loan” shall mean that loan made by Mezzanine Lender to Mezzanine Borrower in the outstanding principal amount of Seventy Million Three Hundred Thousand and No/100 Dollars ($70,300,000).

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement between Mezzanine Borrower and Mezzanine Lender, dated as of the date hereof, as further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Documents” shall mean, collectively, the Mezzanine Loan Agreement and any and all other documents defined as “Loan Documents” in the Mezzanine Loan Agreement and described on Schedule V attached hereto and made a part hereof, as such documents may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Monthly Debt Service Payment Amount” shall mean the amount of interest due and payable on each Payment Date, pursuant to the Note and Section 2.2 hereof.

“Monthly Ground Rent Amount” shall have the meaning set forth in Section 7.1 hereof.

“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Monthly Mezzanine Debt Service Payment Amount” shall mean the amount of interest due and payable by Mezzanine Borrower on each payment date under the Mezzanine Loan, pursuant to the Mezzanine Loan Agreement.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgages” shall mean those certain mortgages or deeds of trust made by each of the Owner Parties with respect to their respective interests in the Property, as security for each of their respective obligations under the Debt Guaranty, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, in accordance with the terms of this Agreement.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures (not funded from Reserve Funds) for such period from Gross Income from Operations for such period.

“Net Liquidation Proceeds” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of any Owner Party in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) in the event of a Liquidation Event consisting of a Casualty or Condemnation, Lender’s and/or the Owner Parties’ reasonable costs incurred in connection with the recovery thereof, (ii) in the event of a Liquidation Event consisting of a Casualty or Condemnation, the costs incurred by any Owner Party in connection with a Restoration of all or any portion of the

Property to the extent Lender is required to make proceeds or awards available to Borrower under Article VI hereof for such costs, or otherwise elects to do so, in accordance with the Loan Documents, (iii) in the event of a Liquidation Event consisting of a Casualty or Condemnation or a Transfer, amounts required or permitted to be deducted therefrom under the Loan Documents, (iv) in the case of a foreclosure sale, disposition or transfer of the Property in connection with realization thereon following an Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), and (v) in the case of a foreclosure sale, all costs and expenses incurred by Lender under the Loan Documents as Lender shall be entitled to receive reimbursement for under the terms of the Loan Documents.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Non-U.S. Entity” shall have the meaning set forth in Section 2.2.8(b) hereof.

“Note” shall mean that certain promissory note of even date herewith in the original principal amount of Two Hundred Seventy Seven Million Five Hundred Thousand and No/100 Dollars ($277,500,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower or any Owner Party which is signed by a Responsible Officer of Borrower or such Owner Party.

“Operating Expenses” shall mean, without duplication, the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, Taxes and other taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Mezzanine Debt Service and actual Capital Expenditures, but including contributions to the Reserve Funds (other than funds contributed to any reserves for FF&E).

“Operating Lease” shall mean that certain Hotel Lease, dated as of the date hereof, between Owner, as landlord, and FF&E Subsidiary, as tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, as permitted hereunder.

“Ordinary Contract” shall mean any trade or operational contracts entered into with trade creditors or other counterparties in the ordinary course of business, in arm’s-length transactions.

“Organizational Documents” shall mean (i) with respect to a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock, (ii) with respect to a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests, and (iii) with respect to a limited liability company, such Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests. In each case, “Organizational Documents” shall include any indemnity, contribution, shareholders or other agreement among any of the owners of the entity in question.

“Other Charges” shall mean maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Owner” shall mean W2007 WKH Owner, LLC, a Delaware limited liability company.

“Owner Party” or “Owner Parties” shall mean, individually or collectively, as the context requires, Owner, FF&E Subsidiary and King’s Village Subsidiary.

“Owner Party’s Business Party” shall have the meaning set forth in Section 4.1.46(t) hereof.

“Owner Party’s Independent Director” shall have the meaning set forth in Section 4.1.46(t) hereof.

“Owner Party’s LLC Agreement” shall have the meaning set forth in Section 4.1.46(v) hereof.

“Owner Party’s Member” shall have the meaning set forth in Section 4.1.46(v) hereof.

“Owner Party’s Organizational Documents” shall have the meaning set forth in Section 4.1.46 hereof.

“Owner Party’s Special Member” shall have the meaning set forth in Section 4.1.46(v) hereof.

“Owner Party’s Principal” shall have the meaning set forth in Section 4.1.46 hereof.

“Owner Pledge Agreement” shall mean that certain pledge agreement, dated as of the date hereof, made by Owner in favor of Lender with respect to Owner’s ownership interests in each of FF&E Subsidiary and King’s Village Subsidiary, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Owner’s Remittance Amount” shall have the meaning set forth in the Hotel Management Agreement.

“Owner’s Title Policy” shall mean that certain ALTA extended coverage owner’s policy of title insurance insuring the Owner Parties as the owner of the Property.

“Ownership Interest” means (i) any interest in the Property or (ii) in the case of any Loan Party, any ownership interest in such Loan Party, direct or indirect, contingent or fixed, at any level or any tier, of any nature whatsoever, whether in the form of a partnership interest, stock interest, membership interest, equitable interest, beneficial interests, profit interest, loss interest, voting rights, control rights, management rights or otherwise.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day, except that the final Payment Date shall be the Maturity Date.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents; (b) all Liens, encumbrances and other matters disclosed on Schedule VI attached hereto and made a part hereof; (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent; (d) workers’, mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further, with respect to any individual Lien greater than $100,000 and with respect to Liens totaling, in the aggregate, $1,000,000, either (i) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Title Insurance Policy within 30 days of its creation, or (ii) Borrower deposits with Lender, by the expiration of such 30-day period, an amount equal to 125% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien; (e) rights of existing and future tenants as tenants only pursuant to written Leases, in the case of future tenants, entered into in conformity with the Leasing Guidelines or otherwise in conformance with the provisions of this Agreement; (f) any attachment or judgment Lien, provided that the judgment it secures shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 60 days after the expiration of any such stay, provided that no such Lien is in imminent danger of foreclosure or is superior in priority to the Lien of any of the Mortgages; (g) mechanics’ liens, which are subordinate to the Lien of the Mortgages, arising out of work performed by or materials furnished to or on behalf of tenants for which neither Borrower nor any Owner Party is indebted, provided that no such Lien is in imminent danger of foreclosure and Borrower or such Owner Party is actively enforcing its rights under the applicable Leases to release or discharge, or cause to be released or discharged, such Lien of record; (h) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title and other similar title matters not, in any respect (other than to a de minimis amount), interfering with the operation, use or value of the Property; (i) Liens created in connection with personal property financing leases or equipment or vehicle leases or financings not exceeding, at any one time, $200,000, individually, and $1,000,000, in the aggregate; and (j) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iii) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(viii) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean FF&E and, without duplication, all machinery, furnishings, equipment, fixtures, inventory and articles of personal property and accessions thereof and renewals, replacements thereof and substitutions therefor (including, but not limited to, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, silverware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), other customary hotel equipment and other tangible property of every kind and nature whatsoever owned by any Owner Party, or in which any Owner Party has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, and usable in connection with the present or future operation and occupancy of the Land and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by any Owner Party, or in which any Owner Party has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation and occupancy of the Land and the Improvements.

“Plan” shall mean an employee benefit plan (as defined in section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101 or similar law.

“Pledge Agreement(s)” shall mean, individually, the Borrower Pledge Agreement, the FF&E Pledge Agreement, the Owner Pledge Agreement and the King’s Village Pledge Agreement, and collectively, all of the foregoing.

“Pledged Interests” shall mean (i) all membership interests, partnership interests, stock and any other equity interests owned by Borrower in Owner and by Owner in the FF&E Subsidiary and the King’s Village Subsidiary, and more fully described in the Pledge Agreements; and (ii) all FF&E now or hereafter located at the Property, owned or leased by FF&E Subsidiary and more fully described in the FF&E Pledge Agreement.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Prepayment Date” shall have the meaning set forth in Section 2.3.1(a) hereof.

“Prime Rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/1000 of 1% or, if there is no nearest 1/1000 of 1%, to the next higher 1/1000 of 1%. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender. Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective. Such substitute index will also be rounded to the nearest 1/1000 of 1% or, if there is no nearest 1/1000 of 1%, to the next higher 1/1000 of 1%. The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error.

“Prime Rate Spread” shall mean (expressed as the number of basis points) (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan minus (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall have the meaning set forth in Section 4.1.34 hereof, together with its successors and assigns.

“Prohibited Person” shall mean any Person:

(a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f) who is an Affiliate of or affiliated with a Person listed above.

“Property” means all of the Owner Parties’ interest in (i) the Land; (ii) the Improvements; (iii) the Personal Property; (iv) the Leases; (v) the Rents; (vi) any Awards; (vii) any Proceeds; and (viii) all fixtures, easements, tangible property and tax certiorari claims, in each case relating to the use, ownership, occupation, operation or maintenance of the Property. Such term shall include, without limitation, all hotel facilities, parking facilities, convention center facilities, retail facilities and related facilities and amenities.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualified Insurer” shall have the meaning set forth in Section 6.1(b) hereof.

“Qualified King’s Village Manager” shall mean a reputable and experienced professional management organization (a) identified on Schedule VIII hereto, such Schedule subject to reasonable review and updates by either party at any time; (b) which manages, together with its Affiliates, in excess of one million (1,000,000) square feet of retail space of a type, quality and size similar to King’s Village; or (c) which is reasonably acceptable to Lender.

“Qualified Manager” shall mean a reputable and experienced professional management organization (a) either (i) identified on Schedule IX hereto, such Schedule subject to reasonable review and updates by either party at any time, or (ii) which manages, together with its Affiliates, ten (10) first-class, full-service hotels of a type, quality and size similar to the Hotel, totaling in the aggregate no less than 10,000 rooms; and (b) prior to whose employment as manager of the Hotel (i) before the occurrence of either a Successful Syndication or a Securitization, such employment shall not require Lender consent, (ii) after the occurrence of a Successful Syndication and before a Securitization, such employment shall have been approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed), and (iii) after the occurrence of a Securitization, Lender shall have received written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings of the Securities.

“Quality Assurance Reports” shall mean any quality assurance reports of inspection or compliance from a Hotel Company under a Hotel Management Agreement with respect to the Property.

“Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating agency which has been approved by Lender; provided, however, that after a Securitization such term shall refer only to those rating agencies that have rated the Securities.

“Reference Bank” shall mean a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market that has an established place of business in London. If any such Reference Bank should be removed from the Telerate Page 3750 or in any other way fail to meet the qualifications of a Reference Bank, Lender may designate alternative Reference Banks meeting the criteria specified above.

“Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.

“REIT” shall mean W2007 WKH REIT, Inc., a Delaware corporation.

“Release of Hazardous Materials” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof.

“Rents” shall mean all right, title and interest of any Owner Party, its successors and assigns in, to and under the Leases, including, without limitation, any guaranties of the lessees’ obligations thereunder, cash or securities deposited thereunder to secure the performance by the lessees of their obligations thereunder and all rents, additional rents, payments in connection with any termination, cancellation or surrender of any Lease, revenues, issues, registration fees, if any, and profits (including all oil and gas or other mineral royalties and bonuses) from the Land, the Improvements, all income, rents, room rates, issues, profits, revenues, deposits, accounts and other benefits from the operation of the hotel on the Land and/or the Improvements, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms and recreational facilities and otherwise, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of sale, lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of the Land and/or Improvements, or personalty located thereon, or rendering of services by Borrower, any Owner Party, Manager or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others including, without limitation, from the rental of any office space, retail space, commercial space, guest room or other space, halls, stores or offices, including any deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land and/or the Improvements whether paid or accruing before or after the filing by or against any Owner Party of any petition for relief under the Bankruptcy Code and all proceeds from the sale or other disposition of the Leases.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement.

“Replacement Hotel Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Hotel Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof; (b) an acknowledgement of the property manager substantially in the form of the Acknowledgement of Hotel Manager (or such other form acceptable to Lender), executed and delivered to Lender by King’s Village Subsidiary and FF&E Subsidiary and such Qualified Manager at King’s Village Subsidiary’s and FF&E Subsidiary’s expense; and (iii) if such replacement manager is an Affiliated Manager, Borrower shall have delivered, or caused to be delivered, to Lender, an updated Insolvency Opinion acceptable to Lender with respect to such Affiliated Manager. Notwithstanding the foregoing, the Replacement Hotel Management Agreement shall only be subject to the reasonable approval of Lender in the event of a Successful Syndication.

“Replacement King’s Village Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified King’s Village Manager substantially in the same form and substance as the King’s Village Management Agreement, or (ii) a management agreement with a Qualified King’s Village Manager, which management agreement shall be reasonably acceptable to Lender in form and substance; (b) an acknowledgement of the replacement manager substantially in the form of the Acknowledgement of King’s Village Manager (or such other form acceptable to Lender), executed and delivered to Lender by King’s Village Subsidiary and such Qualified King’s Village Manager at King’s Village Subsidiary’s expense; and (c) if such replacement manager is an Affiliated Manager, Borrower shall have delivered, or caused to be delivered, to Lender, an updated Insolvency Opinion acceptable to Lender with respect to such Affiliated Manager. Notwithstanding the foregoing, each Replacement King’s Village Management Agreement shall only be subject to the reasonable approval of Lender in the event that neither Hyatt Corporation nor any Affiliate thereof (i) is holding (or has guaranteed) more than Seventy Five Million and No/100 Dollars ($75,000,000.00) of the Loan balance or (ii) controls the voting rights under the Loan (such event, a “Successful Syndication”).

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof; (b) an acknowledgement of the property manager substantially in the form of the Acknowledgement of Manager (or such other form acceptable to Lender), executed and delivered to Lender by FF&E Subsidiary and such Qualified Manager at FF&E Subsidiary’s expense; and (iii) if such replacement manager is an Affiliated Manager, Borrower shall have delivered, or caused to be delivered, to Lender, an updated Insolvency Opinion acceptable to Lender with respect to such Affiliated Manager. Notwithstanding the foregoing, the Replacement Management Agreement shall only be subject to the reasonable approval of Lender in the event of a Successful Syndication.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Ground Rent Escrow Fund and any other escrow or reserve funds established by the Loan Documents.

“Reserve Rate” shall mean the rate per annum which Lender determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/1,000%) of the one-month United States dollar lending rates that at least three major New York City banks selected by Lender are quoting, at 11:00 a.m. (New York time) on the relevant LIBOR Determination Date, to the principal London offices of at least two of the Reference Banks, or (ii) in the event that at least two such rates are not obtained, the lowest one-month United States dollar lending rate which New York City banks selected by Lender are quoting as of 11:00 a.m. (New York time) on such LIBOR Determination Date to leading European banks.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, secretary or vice president of such Person (or, if such Person has no officers, of a Person controlling such Person).

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender.

“Restricted Party” shall mean each Owner Party, Borrower, Principal, any Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, each Owner Party, Borrower, Principal, any Guarantor, any Affiliated Manager or any non-member manager.

“Retail Owner’s Remittance Amount” shall have the meaning set forth in the King’s Village Management Agreement. As of the date hereof, the Retail Owner’s Remittance Amount is part of the Owner’s Remittance Amount and is not a separate amount.

“Retail Rents” shall mean, at the time of calculation, the then aggregate annual rentals under all Leases for space in the Retail Space.

“Retail Space” shall mean the aggregate of all space within the Hotel and King’s Village available for rental for retail, office or other commercial purposes.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Second Extension Option” shall have the meaning set forth in Section 2.1.5(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Security Deposits” shall have the meaning set forth in Section 5.1.17(e) hereof.

“Security Instrument(s)” shall mean, individually, the Mortgages, the Pledge Agreements, the Assignment of Leases, the Debt Guaranty, the Assignment of Agreements, the Assignment of Hotel Management Agreement, the Assignment of Interest Rate Cap, the Assignment of King’s Village Management Agreement, the Assignment of Management Agreement and other instruments or agreements given to Lender to secure Borrower’s, any Owner Party’s or Guarantors’ obligations to Lender, and collectively, all of the foregoing.

“Senior Mezzanine Borrower(s)” shall have the meaning set forth in Section 9.5 hereof.

“Senior Mezzanine Lender” shall have the meaning set forth in Section 9.5 hereof.

“Senior Mezzanine Loan(s)” shall have the meaning set forth in Section 9.5 hereof.

“Senior Mezzanine Option” shall have the meaning set forth in Section 9.5 hereof.

“Senior Mortgage Loan” shall have the meaning set forth in Section 9.5 hereof.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Fee” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Member” shall have the meaning set forth in Section 4.1.34(v) hereof.

“Sponsor” shall mean W2007 WKH Holdings, LLC, a Delaware limited liability company.

“Spread” shall mean 3.75%.

“Strike Rate” shall mean 5%.

“Subaccounts” shall have the meaning set forth in Section 3.1 hereof.

“Successful Syndication” shall have the meaning set forth in the definition of “Replacement King’s Village Management Agreement.”

“Survey” shall mean a survey prepared by a surveyor licensed in the state where the Property is located and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax and Insurance Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or any part thereof, together with all interest and penalties thereon.

“Telerate Page 3750” means the display designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers-Association as the information vendor for the purposes of displaying British Bankers-Association Interest Settlement Rates for U.S. dollar deposits).

“Terrorism Insurance” shall have the meaning set forth in Section 6.1(b) hereof.

“Third Extension Option” shall have the meaning set forth in Section 2.1.5(b) hereof.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is located in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and acceptable to Lender) issued with respect to the Property and insuring the Liens of the Mortgages encumbering all or any portion of the Property.

“Total Debt Service” shall mean, with respect to any particular period of time, the sum of all Debt Service and the Mezzanine Debt Service for such period.

“Total Debt Service Coverage Ratio” shall mean a ratio in which:

(a) the numerator is the Net Operating Income for the 12 full calendar month period preceding the date of calculation as set forth in the financial statements required hereunder; and

(b) the denominator is the aggregate amount of Total Debt Service on the principal amount of the Loan and Mezzanine Loan then outstanding which would be due and payable for such 12 full calendar month period, calculated at an interest rate equal to the Applicable Interest Rate.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“Treasury Rate” means the yield on the ten year “on the run” U.S. Treasury obligation as reasonably determined by Lender.

“Trigger Event” shall be deemed to have occurred if the Total Debt Service Coverage Ratio falls below 1.05:1 for the period ending on the last calendar day of the month immediately preceding the date the Total Debt Service Coverage Ratio is calculated. If a Trigger Event is deemed to have occurred, it shall continue until such time that the Total Debt Service Coverage Ratio is at least 1.05:1 for a period of three (3) successive months.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“UCC Financing Statements” shall mean the UCC financing statements delivered in connection with the Pledge Agreements and the other Loan Documents and filed in the applicable filing offices.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral as defined in the Pledge Agreements, a UCC title insurance policy in the form acceptable to Lender issued with respect to such Collateral and insuring the lien of the Pledge Agreements encumbering such Collateral.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America, the payment for which its full faith and credit is pledged.

“U.S.A. Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.

“Whitehall Guarantor” shall mean Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited partnership.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower; Term.

2.1.1 Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower.

Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note and the Loan Documents.

The Loan shall be evidenced by the Note and secured by and/or entitled to the benefit of the Pledge Agreements, the Guaranty, the Security Instruments and the other Loan Documents.

2.1.4 Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) acquire directly or indirectly all of the Ownership Interest, (b) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (c) pay costs and expenses incurred in connection with the closing of the Loan, or (d) fund any working capital requirements of the Property. The balance, if any, shall be distributed to Borrower.

2.1.5 Term.

(a) Maturity Date. The Loan shall mature on the Maturity Date.

(b) Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Maturity Date for three (3) successive terms (each, an “Extension Option”) of twelve (12) months each (each, an “Extension Term”) to (x) July 16, 2011 (the “First Extension Option”), (y) July 16, 2012 (the “Second Extension Option”) and (z) July 16, 2013 (the “Third Extension Option”) (each such date, an “Extended Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i) no Default for which Lender has given Borrower written notice or Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Term is commenced;

(ii) Borrower shall notify Lender in writing of its revocable election to extend the Maturity Date as aforesaid not earlier than one hundred twenty (120) days and no later than thirty (30) days prior to the then applicable Maturity Date; provided, however, that in the event of any revocation of its election to extend the Maturity Date, Borrower shall (A) notify Lender in writing of such revocation no later than five (5) Business Days prior to the then Maturity Date, and (B) promptly pay to Lender all reasonable out-of-pocket expenses incurred by Lender in connection with such revocation;

(iii) Borrower shall obtain and deliver to Lender prior to the commencement of the applicable Extension Term, one or more Replacement Interest Rate Cap Agreements, each acceptable to Lender, which Replacement Interest Rate Cap Agreements shall be effective commencing on the first day of such Extension Term and shall have (A) a maturity date not earlier than the Extended Maturity Date for such Extension Term, and (B) a strike rate equal to the greater of the Strike Rate or a rate that would provide a Debt Service Coverage Ratio of 1.05:1 for the period ending on the last calendar day of the month immediately preceding the date of Borrower’s written notice to extend;

(iv) in connection with the First Extension Option, the Debt Service Coverage Ratio for the period ending on the last calendar day of the month immediately preceding the date of Borrower’s written notice to extend shall be no less than 1.25:1;

(v) in connection with each of the Second and Third Extension Options, the Debt Service Coverage Ratio as of the date of Borrower’s written notice to extend shall be no less than 1.40:1;

(vi) in connection with the Second Extension Option, Borrower shall have exercised the First Extension Option; and

(vii) in connection with the Third Extension Option, Borrower shall have exercised the Second Extension Option.

(c) All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Payments.

(a) Interest. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to the end of the Interest Period in which the Maturity Date occurs at the Applicable Interest Rate. Monthly installments of interest only shall be paid on each Payment Date commencing on September 1, 2008 and on each subsequent Payment Date thereafter up to and including the Maturity Date for the Interest Period in which such Payment Date or Maturity Date occurs. Interest on the outstanding principal amount of the Loan for the period through and including July 31, 2008 shall be paid by Borrower on the Closing Date. The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period in which the Maturity Date occurs (even if such period extends beyond the Maturity Date).

(b) Administrative Fee. Borrower shall pay to Lender an administrative fee (the “Administrative Fee”) of Twenty Five Thousand and No/100 Dollars ($25,000.00) per annum, first due and payable on the Closing Date and then on each anniversary thereof.

(c) Payments Absolute. All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2 Interest Calculation.

Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate or the Default Rate, as applicable, divided by three hundred sixty (360) by (c) the outstanding principal balance.

2.2.3 LIBOR Rate Unascertainable; Illegality; Increased Costs.

(a) In the event that Lender shall have determined (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR for the next succeeding Interest Period, then Lender shall forthwith give notice by telephone and facsimile of such determination, to Borrower at least one (1) Business Day prior to the last day of the current Interest Period, with a written confirmation of such determination promptly thereafter. If such notice is given, the Loan shall bear interest at the Adjusted Prime Rate beginning on the first day of the next succeeding Interest Period. If, pursuant to the terms of this Section 2.2.3(a), the Loan is bearing interest at the Adjusted Prime Rate and Lender shall determine (which determination shall be conclusive absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower by telephone and facsimile of such determination, confirmed in writing, to Borrower as soon as reasonably practical, but in no event later than one (1) Business Day prior to the last day of the then current Interest Period. If such notice is given, the Loan shall bear interest at the Applicable Interest Rate beginning on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at the Adjusted Prime Rate.

(b) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender in good faith to make or maintain the portion of the Loan bearing interest at the Applicable Interest Rate, (I) the obligation of Lender hereunder to make the Loan bearing interest at the Applicable Interest Rate shall be canceled forthwith and (II) the Loan shall automatically bear interest at the Adjusted Prime Rate on the next succeeding Payment Date or within such earlier period as required by Applicable Law. Borrower hereby agrees promptly to pay Lender (within ten (10) Business Days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder. Any such demand for payment from Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and the calculation substantiating the Adjusted Prime Rate and any additional costs incurred by Lender in making the conversion. Lender’s written notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(c) In the event that any change in any requirement of any Applicable Law or in the interpretation or application thereof, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued from any Governmental Authority which is generally applicable to all Lenders subject to such Governmental Authority’s jurisdiction:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall, if the Loan is then bearing interest at the Applicable Interest Rate, hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii) shall, if the Loan is then bearing interest at the Applicable Interest Rate, hereafter impose on Lender any other condition, the result of which is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender (within ten (10) Business Days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(c), Lender shall provide Borrower with written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under the Note, this Agreement and the other Loan Documents for a period of one (1) year; provided, however, that Borrower shall be responsible for only any such costs or amounts incurred by Lender prior to repayment of the Note in full and satisfaction of all such obligations of Borrower under the Note.

(d) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of any prepayment (whether voluntary or mandatory) of the Loan on a day that is not a Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Applicable Interest Rate hereunder (“Breakage Costs”). This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note, the Pledge Agreements and the other Loan Documents, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through and including the end of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date).

2.2.5 Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) Lender shall be entitled to apply all Reserve Funds to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Pledge Agreement. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the use of Reserve Funds as provided above shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default, despite any such application of Reserve Funds.

2.2.6 Late Payment Charge.

If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, except for the sum payable on the Maturity Date or payable upon the occurrence of an Event of Default which results in the acceleration of the Maturity Date, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreements, the Security Instruments and the other Loan Documents to the extent permitted by Applicable Law.

2.2.7 Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.8 Indemnified Taxes.

(a) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s applicable lending office or any political subdivision thereof or in which Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below. If any non excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(b) In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower, as applicable, (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes; or (ii) in the case of a Non-U.S. Entity claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code (x) a certificate to the effect that the Non-U.S. Entity is not a “bank,” a “10 percent shareholder” or a “controlled foreign corporation” as described in section 881 of the Code and (y) a Form W-8BEN. Each entity required to deliver to Borrower the forms described in the previous sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(c) This Section 2.2.8 shall survive payment of the Note and the satisfaction of all other obligations of Borrower under the Note, this Agreement and the other Loan Documents for a period of one (1) year; provided, however, that Borrower shall be responsible for only any such tax incurred by Lender prior to repayment of the Note in full and satisfaction of all such obligations of Borrower under the Note.

Section 2.3 Prepayments.

2.3.1 Voluntary Prepayments.

On any Business Day, Borrower may, at its option, prepay the Loan in whole or in part, upon satisfaction of the following conditions:

(a) Borrower shall provide prior written notice to Lender specifying the Payment Date (the “Prepayment Date”) upon which the prepayment is to be made, which notice shall be delivered to Lender not less than five (5) Business Days prior to such Prepayment Date; and

(b) Borrower shall pay to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date together with an amount equal to the interest that would have accrued at the Applicable Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment; (ii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i); and (iii) all other sums then due under this Agreement, the Note or the other Loan Documents.

If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.3.1, the amount designated for prepayment and all other sums required under this Section 2.3.1 shall be due and payable on the Prepayment Date unless Borrower revokes such notice in writing on or before two (2) Business Days prior to such Prepayment Date. In the event of such revocation, Borrower shall promptly pay to Lender all reasonable out-of-pocket expenses incurred by Lender in connection with the cancelled prepayment.

2.3.2 Liquidation Events.

(a) In the event of (i) any Casualty to all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property or (iii) any refinancing of the Property (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds, if any, to be deposited directly into an account designated by Lender. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds, if such date is a Payment Date, such Net Liquidation Proceeds shall be applied to the outstanding principal balance of the Note, together with interest that has accrued on such amount up to such date and all other sums then due, in an amount up to one hundred percent (100%) of such Net Liquidation Proceeds. In the event Lender receives a distribution of Net Liquidation Proceeds on a date other than a Payment Date, such amounts shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall all be applied by Lender on the next Payment Date. Any Net Proceeds remaining after the payment of such principal balance, accrued interest, and other sums shall be paid to, or at the direction of, Borrower.

(b) Borrower shall promptly notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a binding commitment for such refinancing is entered into. The provisions of this Section 2.3.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding Transfer of the Property set forth in this Agreement and the other Loan Documents.

2.3.3 Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 1:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall instead be due on the first Business Day succeeding such scheduled due date.

2.3.4 Application of Prepayments.

All prepayments received pursuant to this Section 2.3 and Section 2.5 shall be applied as follows: (a) first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, (b) second, to interest on the outstanding principal balance being prepaid that would have accrued through the end of the Interest Period in which the prepayment occurred, notwithstanding that such Interest Period extends beyond the date of prepayment, (c) third, to Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (b); (d) fourth, to all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial or total prepayment, and (e) fifth, to the payments of principal due under the Loan in the inverse order of maturity.

Section 2.4 Interest Rate Cap Agreement.

(a) Borrower shall obtain, or cause to be obtained, and shall thereafter maintain in effect, an Interest Rate Cap Agreement with an Acceptable Counterparty, which shall be coterminous with the Loan and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan and which shall at all times have a strike rate no greater than the Strike Rate. The Counterparty shall be obligated under the Interest Rate Cap Agreement to make monthly payments equal to the excess of LIBOR over the Strike Rate, calculated on the notional amount. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan in accordance with Section 2.3 hereof.

(b) Borrower shall collaterally assign to Lender pursuant to an assignment of interest rate cap agreement all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement (and any related guarantee, if any) and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and notify the Counterparty of such collateral assignment (either in such Interest Rate Cap Agreement or by separate instrument). The Counterparty shall agree in writing to make all payments it is required to make under the Interest Rate Cap Agreement directly to the Lockbox Account. At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall promptly execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of Lender’s security interest in the Interest Rate Cap Agreement and to notify the Counterparty of such release.

(c) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement shall be deposited immediately into the Lockbox Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by the Rating Agencies below the level required to be maintained under the definition of Acceptable Counterparty, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement with an Acceptable Counterparty not later than thirty (30) days following receipt of notice from Lender or Servicer of such downgrade, withdrawal or qualification.

(e) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or any Replacement Interest Cap Agreement as and when required hereunder, Lender may purchase such Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(f) Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by the Rating Agencies below “AA-” (or the equivalent), the Counterparty must, within 30 days, either (x) post collateral on terms acceptable to each Rating Agency or (y) find a replacement Acceptable Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency (notwithstanding the foregoing, if the Counterparty’s rating is downgraded to “A” or lower, only the option described in clause (y) will be acceptable); provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Acceptable Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement. Failure to satisfy the foregoing shall constitute an Additional Termination Event as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the Affected Party.”

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, unless otherwise agreed to by Lender, that:

(1) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(2) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent Organizational Documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(3) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(4) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.5 Release on Payment in Full.

Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Liens of (i) the Mortgages on the Owner Parties’ leasehold estates in the Property and on King’s Village Subsidiary’s fee simple absolute estate in “Ti Leaf Parcel,” (ii) the Pledge Agreements and (iii) other Security Instruments on the Collateral and the Property not theretofore released, and remit any remaining Reserve Funds to, or at the direction of, Borrower.

III.	CASH MANAGEMENT

Section 3.1 Establishment of Accounts.

Borrower shall, promptly after the execution and delivery hereof, (i) establish an account with the Collection Account Bank (together with all subaccounts thereunder and/or related accounts, the “Collection Account”) in trust for the benefit of Lender, into which Borrower shall deposit or cause Manager and/or King’s Village Manager to deposit all Gross Income from Operations as provided in this Agreement, and (ii) execute an agreement with the Collection Account Bank and Lender (the “Collection Account Agreement”) providing for the control of the Collection Account by Lender as provided in this Agreement.

Borrower shall also, promptly after the execution and delivery hereof, (i) establish an account with the Lockbox Bank (the “Lockbox Account”) in trust for the benefit of Lender, into which Borrower shall deposit or cause Manager and/or King’s Village Manager to deposit the Owner’s Remittance Amount and/or Retail Owner’s Remittance Amount, as applicable, in accordance with Sections 3.2 and 3.6 hereof, and (ii) execute an agreement with the Lockbox Bank and Lender (the “Lockbox Agreement”) providing for the control of the Lockbox Account by Lender and establishing the following Accounts (which may be book entry sub-accounts) at the Lockbox Bank into which the Owner’s Remittance Amount and Retail Owner’s Remittance Amount shall be deposited or allocated at the direction of Lender (collectively, the “Subaccounts”):

(a) An Account into which Borrower shall deposit, or cause to be deposited, the Monthly Ground Rent Amount (the “Ground Rent Account”);

(b) An Account into which Borrower shall deposit, or cause to be deposited, the Monthly Tax Deposit, and if applicable, the Monthly Insurance Premium Deposit (the “Tax and Insurance Account”);

(c) An Account into which Borrower shall deposit, or cause to be deposited, the Monthly Debt Service Payment Amount (the “Debt Service Account”);

(d) An Account into which Borrower shall deposit, or cause to be deposited, to the extent required hereunder, the FF&E Reserve Monthly Deposit (the “FF&E Reserve Account”);

(e) An Account into which Borrower shall deposit, or cause to be deposited, the Monthly Mezzanine Debt Service Payment Amount (the “Mezzanine Debt Service Account”); and

(f) An Account into which Borrower shall deposit, or cause to be deposited, to the extent required hereunder, the Interest Reserve Fund (the “Interest Reserve Account”).

Section 3.2 Deposits into Collection Account and Lockbox Account.

(a) Borrower shall cause Manager and/or King’s Village Manager on behalf of Borrower to deposit all funds constituting Gross Income from Operations promptly after receipt thereof into the Collection Account, in accordance with the terms of the Management Agreement and the King’s Village Management Agreement. Borrower shall (a) cause FF&E Subsidiary to (i) direct Manager to deposit all Gross Income from Operations from the Hotel into the Collection Account each month, and (ii) hold all funds constituting Gross Income from Operations from the Hotel prior to deposit into the Collection Account, in trust, for the benefit of Lender; and (b) cause King’s Village Subsidiary to (i) direct King’s Village Manager to deposit all Gross Income from Operations from King’s Village into the Collection Account each month, and (ii) hold all funds constituting Gross Income from Operations from King’s Village prior to deposit into the Collection Account, in trust, for the benefit of Lender.

(b) Borrower shall cause Manager and/or King’s Village Manager on behalf of Borrower, on no less than a monthly basis, to deposit all funds constituting the Owner’s Remittance Amount and the Retail Owner’s Remittance Amount into the Lockbox Account, each in accordance with the terms of the Management Agreement and the King’s Village Management Agreement. Borrower shall (a) cause FF&E Subsidiary to (i) direct Manager to deposit the Owner’s Remittance Amount into the Lockbox Account each month, and (ii) hold all funds constituting the Owner’s Remittance Amount prior to deposit into the Lockbox Account, in trust, for the benefit of Lender; and (b) cause King’s Village Subsidiary to (i) direct King’s Village Manager to deposit the Retail Owner’s Remittance Amount into the Lockbox Account each month, and (ii) hold all funds constituting the Retail Owner’s Remittance Amount prior to deposit into the Lockbox Account, in trust, for the benefit of Lender.

Section 3.3 Account Name.

(a) The Accounts shall each be in the name of Borrower, but for the benefit of, and under the dominion and control of, Lender.

(b) In the event Lender transfers or assigns the Loan, Borrower acknowledges that the Collection Account Bank and Lockbox Bank, at Lender’s request, shall change the name of each Account to incorporate the name of the transferee or assignee. In the event Lender retains a servicer to service the Loan, Borrower acknowledges that the Collection Account Bank and Lockbox Bank, at Lender’s request, shall change the name of each Account to incorporate the name of the servicer, as agent for Lender.

Section 3.4 Eligible Accounts.

Borrower shall, and Borrower shall cause Collection Account Bank and Lockbox Bank to, maintain each Account located thereat as an Eligible Account.

Section 3.5 Permitted Investments.

Sums on deposit in any Subaccount may be invested in Permitted Investments provided (i) such investments are then regularly offered by Lockbox Bank for accounts of this size, category and type, (ii) such investments are permitted by Applicable Law, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Subccount was created, and (iv) no Event of Default shall have occurred and be continuing. All income earned from Permitted Investments shall be the property of Borrower. Borrower hereby irrevocably authorizes and directs Lockbox Bank to hold any income earned from Permitted Investments as part of the Subaccounts. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Subaccounts shall be permitted except as set forth in this Section 3.5. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds or of any funds deposited in the related Subaccounts.

Section 3.6 The Initial Deposits.

Lender shall determine, in its reasonable discretion, the initial deposit amounts (the “Initial Deposits”) required to be deposited in each of the Ground Rent Account and the Tax and Insurance Account, and Borrower shall deposit the respective Initial Deposits into each such Account promptly after the execution and delivery hereof.

Section 3.7 Transfers to and Disbursements from Collection Account and Lockbox Account.

So long as Lender has not notified Collection Account Bank in writing of both the occurrence of an Event of Default hereunder and the termination of the Hotel Management Agreement due to a default thereunder, all funds in the Collection Account may be used to pay Property operating expenses as provided in the Hotel Management Agreement, with all funds constituting the Owner’s Remittance Amount and the Retail Owner’s Remittance Amount to be deposited into the Lockbox Account in accordance with the terms of the Hotel Management Agreement.

Pursuant to the terms of the Lockbox Agreement, Lockbox Bank shall, so long as Lender has not notified Lockbox Bank in writing of an Event of Default hereunder, withdraw all funds on deposit in the Lockbox Account on the date immediately preceding each Payment Date (and if such day is not a Business Day then the succeeding day which is a Business Day), and shall disburse the funds in the Lockbox Account in the following order of priority:

(a) First, funds sufficient to pay the Monthly Ground Rent Amount shall be deposited into the Ground Rent Account;

(b) Second, funds sufficient to pay the Monthly Tax Deposit and, if applicable, the Monthly Insurance Premium Deposit, shall be deposited into the Tax and Insurance Account;

(c) Third, funds sufficient to pay the Monthly Debt Service Payment Amount shall be deposited into the Debt Service Account;

(d) Fourth, funds sufficient to pay the FF&E Reserve Monthly Deposit shall be deposited into the FF&E Reserve Account, to the extent same are not being reserved under the Management Agreement in a manner reasonably satisfactory to Lender;

(e) Fifth, funds sufficient to pay the Monthly Mezzanine Debt Service Payment Amount shall be deposited into the Mezzanine Debt Service Account and disbursed to or at the direction of Borrower; and

(f) Lastly, (i) if Lender has notified Lockbox Bank in writing that a Trigger Event has occurred and Lender has not notified Lockbox Bank in writing that such Trigger Event is no longer continuing, all amounts remaining in the Lockbox Account shall be deposited into the Interest Reserve Account; or (ii) otherwise, such amounts shall be disbursed to or at the direction of Borrower. Upon receipt of notice from Lender that a Trigger Event is no longer continuing, Lockbox Bank shall disburse all amounts in the Interest Reserve Account to or at the direction of Borrower.

Section 3.8 Withdrawals from Subaccounts.

Lender shall have the right to withdraw funds from the Subaccounts in accordance with the provisions of Article VII hereof.

Section 3.9 Sole Dominion and Control.

Borrower acknowledges and agrees that the Accounts are subject to the sole dominion and control of Lender, its authorized agents or designees, subject to the terms hereof, the Collection Account Agreement and the Lockbox Agreement; and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise may be provided herein, in the Collection Account Agreement or in the Lockbox Agreement.

Section 3.10 Security Interest.

Borrower hereby grants to Lender a first priority security interest in each of the Accounts and the Account Collateral as additional security for the Debt.

Section 3.11 Rights on Default.

Notwithstanding anything to the contrary in this Article III, upon the occurrence of an Event of Default, Lender may promptly notify Collection Account Bank and Lockbox Bank in writing of such Event of Default and, without notice from Collection Account Bank, Lockbox Bank or Lender, (a) Borrower shall have no further right in respect of (including, without limitation, the right, if any, to instruct Collection Account Bank or Lockbox Bank to transfer from) the Accounts, (b) Lender may direct Collection Account Bank and Lockbox Bank to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Collection Account Bank and/or Lockbox Bank, as agent for Lender, or Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (c) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Pledge Agreements, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Pledge Agreements or the Debt Guaranty, Lender may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

Section 3.12 Financing Statement; Further Assurances.

Borrower hereby authorizes Lender to file, and upon Lender’s request, shall execute and deliver to Lender for filing, a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Collection Account Bank, Lockbox Bank or Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

Section 3.13 Borrower’s Obligation Not Affected.

The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever. Notwithstanding the foregoing, Borrower’s obligation to fund the Monthly Mezzanine Debt Service Payment Amount pursuant to Section 3.7 hereof shall be limited to the amount of any Owner’s Remittance Amount and Retail Owner’s Remittance Amount available after depositing the amounts required with respect to clauses (a) through (d) in Section 3.7.

Section 3.14 Payments Received Under This Agreement.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly deposits required to be made to the Debt Service Fund, the Tax and Insurance Escrow Fund, Ground Rent Escrow Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Lockbox Account established pursuant to this Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 3.15 Waiver of Funding of Reserve Funds.

Notwithstanding the foregoing, Lender, in its sole and absolute discretion, may waive the funding of any Reserve Funds if Lender is reasonably satisfied that such amounts are unnecessary for the payment of Taxes, Insurance Premiums, Ground Rent or other Operating Expenses because such amounts are being reserved and funded pursuant to the Management Agreement and King’s Village Management Agreement or another agreement(s) to which Manager and/or King’s Village Manager is a party.

Section 3.16 Additional Escrows.

At Lender’s option, upon five (5) Business Days’ prior notice to Borrower, Lender may establish such additional escrows as it reasonably deems necessary to protect the Collateral or the Property. Any such additional escrows shall be established and operated in a manner consistent with the provisions of this Article III and Article VII hereof.

IV.	BORROWER REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization.

(a) Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own its assets and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its assets, its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged. Attached hereto as Schedule II is an organizational chart of Borrower. Borrower has delivered to Lender true and correct copies of the Organizational Documents for Borrower and each Owner Party, all of which are in full force and effect.

(b) Each of the Owner Parties is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Each of the Owner Parties is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property, its businesses and operations. Each of the Owner Parties possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged.

4.1.2 Proceedings.

(a) Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) Each of the Owner Parties and each of the Guarantors has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and has the power and authority to execute, deliver and perform under the applicable Loan Documents and all the transactions contemplated hereby. Such Loan Documents have been duly executed and delivered by or on behalf of such Owner Party and such Guarantor and constitute legal, valid and binding obligations of such Owner Party and such Guarantor enforceable against each in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, the Owner Parties or each Guarantor will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of their respective property or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, management agreement, franchise agreement, or other agreement or instrument to which any of them is a party or by which any of their respective property or assets is subject, nor will such action conflict with any of the Organizational Documents of Borrower or any Owner Party, nor will such action result in any violation of the provisions of any law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over any of them or any of their respective property or other assets, or any license or other approval required to own and manage the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by any of them or their respective obligations under this Agreement or any other Loan Documents have been obtained and is in full force and effect.

4.1.4 Litigation.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the knowledge of Borrower and the Owner Parties, threatened against or affecting Borrower, any Owner Party, any Guarantor, the Collateral or the Property, which actions, suits or proceedings, if adversely determined against Borrower, any Owner Party, any Guarantor, the Collateral or the Property, is reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Borrower, any Owner Party, any Guarantor, the Collateral or the Property or its ability to carry out the transactions contemplated by this Agreement.

4.1.5 Agreements.

Except for such agreements or instruments as constitute Permitted Encumbrances, neither Borrower nor any Owner Party is a party to any Material Agreement except those described in Schedule VII attached hereto and made a part hereof, or one or more Ordinary Contract(s) in the aggregate, which might materially and adversely affect the condition (financial or otherwise) or business of Borrower, any Owner Party, any Guarantor, the Collateral or the Property. Neither Borrower nor any Owner Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Agreement, or one or more Ordinary Contract(s) in the aggregate, which default would have a material and adverse effect on Borrower, any Owner Party, the Collateral or the Property. Neither Borrower nor any Owner Party has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or such Owner Party is a party or by which Borrower, any Owner Party, any Guarantor, the Collateral or the Property is otherwise bound, other than (a) obligations under the Ground Leases, the Operating Lease, the Leases, the King’s Village Management Agreement, the Management Agreement, the Hotel Management Agreement, the Security Instruments and all Material Agreements and Ordinary Contracts, (b) obligations under Permitted Encumbrances, (c) obligations incurred in the ordinary course of the business relating to Borrower’s ownership and operation of the Collateral, (d) obligations incurred in the ordinary course of the business relating to any Owner Party’s ownership and operation of the Property and (e) obligations under the Loan Documents.

4.1.6 Solvency.

(a) Borrower (i) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower, any Owner Party or any Guarantor in the last seven (7) years, and neither Borrower, any Owner Party nor any Guarantor in the last seven (7) years has not made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, any Owner Party nor any Guarantor is contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of its respective assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such Owner Party or such Guarantor. As of the date hereof, Borrower is solvent and intends to remain solvent.

(b) Each of the Owner Parties (i) has not entered into the transaction or executed any of the Loan Documents to which it is a party with the actual intent to hinder, delay or defraud any creditor and (ii) has received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of each Owner Party’s assets exceeds and will, immediately following the making of the Loan, exceed such Owner Party’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Each Owner Party’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Each Owner Party does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Owner Party and the amounts to be payable on or in respect of obligations of such Owner Party). As of the date hereof, each Owner Party is solvent and intends to remain solvent.

4.1.7 Full and Accurate Disclosure.

No statement of fact made by either Borrower, any Owner Party or any Guarantor in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to either Borrower or any Owner Party which has not been disclosed to Lender which materially and adversely affects, or is reasonably likely to materially and adversely affect, the Collateral, the Property or the business, operations or condition (financial or otherwise) of Borrower, any Owner Party or any Guarantor.

4.1.8 No Plan Assets.

None of the assets of Borrower, any Owner Party or any Guarantor constitute or will constitute “Plan Assets” of one or more Plans. In addition, (a) neither Borrower nor any Owner Party is an “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, (b) neither Borrower nor any Owner Party is a “governmental plan” within the meaning of Section 3(32) of ERISA and (c) transactions by or with Borrower or the Owner Parties are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement. The provisions of this Section 4.1.8 shall survive payment of the Note and the satisfaction of all other obligations of Borrower, the Owner Parties and the Guarantors under this Agreement and the other Loan Documents with respect to any claims that arose prior to repayment of the Loan.

4.1.9 Compliance.

Borrower and the Owner Parties, and the Collateral and Property and the use thereof, comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes, except with respect to (i) Hotel - Notice of Order (No. 2008/Noo-096) and (ii) Notice of Violation (No. 2008/NOV-04-092). The instances of noncompliance contained within such notices, taken as a whole, do not have a material adverse effect on the Property. Neither Borrower nor any Owner Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. No Guarantor is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority where such default or violation has, or is reasonably likely to have, a material adverse effect on the Property or the Collateral. There has not been committed by Borrower, any Owner Party or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s and the Owner Parties’ obligations under any of the Loan Documents.

4.1.10 Financial Information.

All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, the Owner Parties, the Guarantors, the Collateral and the Property (i) are true, complete and correct in all material respects, (ii) fairly represent in all material respects the financial condition of Borrower, the Owner Parties, the Guarantors, the Collateral and the Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, neither Borrower, any Owner Party nor any Guarantor has any material contingent or material fixed liabilities that are known to Borrower or any Owner Party and reasonably likely to have a material and adverse effect on the Collateral or the Property or the operation thereof as a first-class, full-service hotel except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material and adverse change in the financial condition, operations or business of Borrower or any Owner Party from that set forth in said financial statements; and to Borrower’s knowledge, there has been no such change with respect to any Guarantor.

4.1.11 Condemnation.

No Condemnation or other similar proceeding has been commenced or, to the knowledge of Borrower and the Owner Parties, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.12 Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.13 Utilities and Public Access.

The Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended use. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.

4.1.14 Not a Foreign Person.

Neither Borrower, any Owner Party nor any Guarantor is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.15 Separate Lots.

The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.16 Assessments.

There are no pending or, to Borrower’s and the Owner Parties’ knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to Borrowers’ and the Owner Parties’ knowledge, are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.17 Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, any Owner Party or any Guarantor, including the defense of usury, and neither Borrower, any Owner Party nor any Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18 No Prior Assignment.

There are no prior assignments by either Borrower or any Owner Party of any of the Ground Leases or any portion of the Ground Rent due and payable or to become due and payable on any other portion of the Property which are presently outstanding. There are no prior assignments of the Collateral which are presently outstanding.

4.1.19 Insurance.

Borrower and the Owner Parties have obtained and delivered to Lender insurance certificates with respect to all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement with all premiums paid thereunder. No material claims with respect to the Property have been made under any of the Policies, and neither Borrower nor any Owner Party, nor to Borrower’s and the Owner Parties’ knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.20 Use of Property.

The Property is used exclusively for hotel purposes and as a retail shopping center and other appurtenant and related uses, including, but not limited to, retail, restaurants and lounges and convention center and parking facilities.

4.1.21 Certificate of Occupancy; Licenses.

All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy, assembly and operation of the Property by the Owner Parties as a first-class, full-service hotel and a first-class office-retail facility (as applicable) (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.22 Flood Zone.

Except as disclosed on the Survey, the Property is not located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards. If the Property is so located, the flood insurance required pursuant to Section 6.1(a)(vii) hereof is in full force and effect.

4.1.23 Physical Condition.

To Borrower’s and the Owner Parties’ knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Borrower nor any Owner Party has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.24 Boundaries.

Except as disclosed on the Title Insurance Policy and Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements so as to materially and adversely affect the value or marketability of the Property.

4.1.25 Ground Leases; Operating Lease.

The Property is not subject to any ground leases or other “overleases” other than the Ground Leases. Borrower has delivered to Lender a true, correct and complete copy of each of the Ground Leases and the Operating Lease, including, without limitation, all extensions, amendments and modifications thereto.

4.1.26 Title.

(a) Each of Borrower and the Owner Parties purporting to grant a Lien on any Collateral is the record and beneficial owner of, and has good title to, the Collateral, free and clear of all Liens except for the Permitted Encumbrances. The Pledge Agreements, together with the UCC Financing Statements relating to the Collateral, when properly filed in the appropriate records, will create valid, perfected first priority security interests in and to such Collateral, all in accordance with the terms of the Pledge Agreements for which a Lien may be perfected by filing a UCC Financing Statement. For so long as the Lien of any of the Pledge Agreements is outstanding, Borrower shall forever warrant, defend and preserve such title and the validity and priority of such Lien and shall forever warrant and defend such title, validity and priority to Lender against the claims of all persons whomsoever.

(b) The Owner Parties (i) have good title to the Property, (ii) possess a leasehold interest in the Property except for the parcel known as “Ti Leaf Parcel,” for which King’s Village Subsidiary possesses a fee simple absolute estate, and (iii) hold such interests in the Property free and clear of all Liens except for the Permitted Encumbrances. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or materially and adversely affect or interfere with the current use or operation, of the Property or the ability of Borrower to repay the Note or any other amount owing under the Note, the Pledge Agreements, the Loan Agreement, or the other Loan Documents or to perform its obligations thereunder in accordance with the terms of the Loan Agreement, the Note, the Pledge Agreements or the other Loan Documents.

4.1.27 Leases.

Borrower has delivered to Lender a true, correct and complete copy of each of the Leases, including, without limitation, all extensions, amendments and modifications thereto. To Borrower’s and the Owner Parties’ knowledge, none of the Leases is in material default or has been assigned or pledged by any Owner Party except pursuant to the Loan Documents.

4.1.28 Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with (i) the transfer of the Property to the Owner Parties, (ii) the transfer of the Collateral and interests in the Property to Borrower and the Owner Parties, (iii) the making of the Loan or (iv) the other transactions contemplated by this Agreement have been paid or will be paid concurrently with the funding of the Loan. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreements, have been paid or will be paid concurrently with the funding of the Loan.

4.1.29 King’s Village Management Agreement; Management Agreement.

The King’s Village Management Agreement is in full force and effect, King’s Village Subsidiary is not in default thereunder and, to Borrower’s knowledge, there is no default thereunder by any other party thereto, and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Borrower has delivered to Lender a true, correct and complete copy of the King’s Village Management Agreement, without limitation, all extensions, amendments and modifications thereto.

The Management Agreement is in full force and effect, FF&E Subsidiary is not in default thereunder and, to Borrower’s knowledge, there is no default thereunder by any other party thereto, and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Borrower has delivered to Lender a true, correct and complete copy of the Management Agreement, without limitation, all extensions, amendments and modifications thereto.

4.1.30 Illegal Activity.

No portion of the Property or the Collateral has been or will be purchased with proceeds of any illegal activity and to the knowledge of Borrower and the Owner Parties, there are no illegal activities or activities relating to any controlled substances at the Property.

4.1.31 Disclosure.

To Borrower’s and the Owner Parties’ knowledge, all information submitted by Borrower and/or any Owner Party to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To Borrower’s and the Owner Parties’ knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower, any Owner Party or any Guarantor. To Borrower’s and the Owner Parties’ knowledge, Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any information described in this Section 4.1.31 or any representation or warranty made herein to be materially misleading.

4.1.32 Investment Company Act.

Neither Borrower nor any Owner Party is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.33 Principal Place of Business; State of Organization.

(a) Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware.

(b) Owner’s principal place of business as of the date hereof is the same as the principal place of business of Borrower. Owner is organized under the laws of the State of Delaware.

(c) King’s Village Subsidiary’s principal place of business as of the date hereof is the same as the principal place of business of Borrower. King’s Village Subsidiary is organized under the laws of the State of Hawaii.

(d) FF&E Subsidiary’s principal place of business as of the date hereof is the same as the principal place of business of Borrower. FF&E Subsidiary is organized under the laws of the State of Delaware.

4.1.34 Single Purpose Entity – Borrower. Borrower covenants and agrees that it has not, and Borrower’s Organizational Documents shall provide that it shall not, and that the Organizational Documents of its general partner(s), if Borrower is a partnership, or its managing member(s), if Borrower is a limited liability company with multiple economic members (in each case, “Principal”), shall provide that it has not and shall not, except as specifically provided for in this Agreement:

(a) own any asset or property other than (i) its interest in the Collateral, as defined in the Borrower Pledge Agreement, and (ii) incidental personal property necessary for the ownership of such Collateral, if any;

(b) engage in any business or activity other than the ownership, management and transfer, in accordance with the terms of this Agreement, of such Collateral, and Borrower will conduct and operate its business as presently conducted and operated and such activities as are necessary or incidental in connection therewith in accordance with the terms of the Loan Documents;

(c) enter into or be a party to any transaction, contract or agreement with any Guarantor or with any Affiliate of Borrower or any Guarantor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(d) incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) the Debt and (ii) liabilities incurred in the ordinary course of business relating to the ownership and routine administration of such Collateral, provided such debt is not evidenced by a promissory note and is not at any time in an aggregate amount in excess of two percent (2%) of the original principal amount of the Loan, and further provided that all such trade debts are paid within ninety (90) days after the same are incurred or invoiced. No indebtedness other than the Debt of Borrower may be secured (senior, subordinate or pari passu) by such Collateral. The foregoing notwithstanding concerning the 90-day payment period above, Borrower may contest in good faith by appropriate legal proceeding the validity of any permitted trade indebtedness, provided, that (1) Borrower provides at least ten (10) days’ prior written notice to Lender; (2) no Event of Default has occurred and is continuing; (3) Borrower will furnish such security as required in the legal proceeding, or as reasonably requested by Lender, which shall not be less than 125% of the trade payables being contested; and (4) no portion of such Collateral or interest therein shall be at risk by being sold or encumbered;

(e) make any loans or advances to (i) any third party; (ii) any Guarantor; (iii) any Affiliate of Borrower or any Guarantor; or (iv) any constituent party of Borrower, and shall not acquire obligations or securities of its Affiliates other than Borrower’s ownership interest in the Owner Parties;

(f) fail to, except as provided in the Loan Documents, pay its debts from its assets as the same shall become due;

(g) fail to do or cause to be done all things necessary to preserve its existence, and Borrower will not, nor will Borrower permit any Guarantor to, amend, modify or otherwise change the certificate of formation, partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower in a manner which would affect the special purpose, bankruptcy-remote related provisions or the definitions related thereto, without the prior written consent of Lender;

(h) fail to maintain financial statements, accounting records, tax returns, books and records, bank accounts and other entity documents separate from those of its Affiliates and any constituent party of Borrower or any other person or entity, and Borrower shall maintain its books, records, resolutions and agreements as official records; provided, however, that if Borrower is a disregarded entity under federal tax law, then Borrower’s owner may include Borrower’s tax reporting on such owner’s tax returns;

(i) fail to (i) hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate, any constituent party of Borrower or any Guarantor), (ii) correct any known misunderstanding regarding its status as a separate entity, or (iii) conduct business in its own name;

(j) fail to (i) preserve and keep in full force and effect (A) its existence and good standing in the state in which it was incorporated or formed, and (B) good standing and qualification to do business in the state in which such good standing and qualification to do business is required pursuant to the Legal Requirements, (ii) observe all partnership, corporate or limited liability company formalities, as applicable, or (iii) hold its assets in its own name;

(k) fail to (i) maintain adequate capital and a sufficient number of employees, if required, for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, or (ii) pay the salaries of its own employees, if any;

(l) (i) seek or consent to the dissolution or winding up, in whole or in part, of Borrower, (ii) merge with or be consolidated into any other entity or acquire by purchase or otherwise all or substantially all of the business assets of, or any stock or beneficial ownership in, any entity, or (iii) sell all or substantially all of the assets of Borrower;

(m) except as contemplated by this Agreement, commingle the funds and other assets of Borrower with those of any Affiliate, any Guarantor, any constituent party of Borrower or any other person, or fail to pay its own liabilities out of its own funds and assets;

(n) except as contemplated by this Agreement, fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of (i) any constituent party of Borrower, (ii) any Guarantor, (iii) any Affiliate of Borrower or any Guarantor or (iv) any other person;

(o) assume, guarantee, become obligated for or hold itself out to be responsible for the debts or obligations of any other person or acquire obligations or securities of its partners, members or shareholders;

(p) except for its Ownership Interest in Owner, own any direct subsidiary, except with respect to the Owner Parties, or make any investment in any person or entity other than the Owner Parties;

(q) fail to be a limited liability company formed under the laws of the State of Delaware, with Borrower’s Organizational Documents in form and substance reasonably satisfactory to Lender;

(r) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

In addition, until the Debt has been paid in full:

(s) Borrower shall provide in its (i) operating agreement, if it is a limited liability company, (ii) limited partnership agreement, if it is a limited partnership or (iii) certificate of incorporation, if it is a corporation, that for so long as the Loan is outstanding, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of the Independent Director and of all other general partners/managing members/directors;

(t) if Borrower is a limited liability company with a single economic member that complies with the requirements of Section 4.1.34(v) below, fail at any time to have at least two independent directors or non-economic special members (collectively, the “Independent Director”), each of which is not and has not been for at least five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of Borrower or of Principal or any Affiliate of either of them; (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Director) from its activities with Borrower, Principal or any Affiliate of either of them (a “Business Party”); (c) a Person controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party;

(u) if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.34(v) below, Borrower shall not permit its members or board of directors, as applicable, without the vote of the Independent Director, to take any action which, under any applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of Borrower or members of the board, as applicable (including the Independent Director);

(v) in the event Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 4.1.34, the limited liability company agreement of Borrower (“Borrower’s LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and

Borrower’s LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and Borrower’s LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower as a special member (“Special Member”) and shall continue Borrower without dissolution and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director. Borrower’s LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by Borrower’s LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to Borrower’s LLC Agreement; provided that, prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.

Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, promptly after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution. Borrower’s LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower;

(w) If Borrower is a single member limited liability company that complies with the requirements of Section 4.1.34(v) above, Borrower shall deliver to Lender an opinion letter reasonably satisfactory to Lender, whereby the law firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions acceptable to Lender), among other requirements of Lender, that: (1) the unanimous consent of Member and the Independent Director is required in order for Borrower to file a voluntary bankruptcy petition; (2) the provision in Borrower’s Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against Member; (3) the bankruptcy of Member will not cause Borrower to be dissolved; (4) no creditor of Member shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, Borrower’s property; and (5) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of Borrower.

4.1.35 Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.36 Taxes.

Each of Borrower and the Owner Parties has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid or made adequate provision for payment of all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.

4.1.37 Forfeiture.

To Borrower’s and the Owner Parties’ knowledge, neither Borrower nor any Owner Party nor any other Person in occupancy of or involved with the operation or use of the Property has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against the Collateral, the Property or any part thereof or any monies paid in performance of Borrower’s and the Owner Parties’ obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.38 Environmental Representations and Warranties.

Borrower represents and warrants to Lender that, to Borrower’s and the Owner Parties’ knowledge: (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or, if continuing, could result in a violation of any Environmental Law, and which would require remediation by a Governmental Authority in, on, under or from the Property; (c) there is no threat of any

Release of Hazardous Materials in violation of any Environmental Law or, if continuing, could result in a violation of any Environmental Law, migrating to the Property; (d) there is no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with the Property; (e) neither Borrower nor any Owner Party knows of or has received any written notice or other written communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from the Property; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to Borrower or any Owner Party or contained in Borrower’s or the Owner Parties’ files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property.

4.1.39 Taxpayer Identification Number.

Borrower’s United States taxpayer identification number is 26-2833811. Owner’s United States taxpayer identification number is 26-2834000. King’s Village Subsidiary’s United States taxpayer identification number is 99-0248452. FF&E Subsidiary’s United States taxpayer identification number is 26-0318864.

4.1.40 OFAC.

Borrower represents and warrants that neither Borrower, any Guarantor nor any of their respective Affiliates is a Prohibited Person, and Borrower and the Guarantors and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.41 Ground Lease and Operating Lease Representations.

(a) (i) Each of the Ground Leases and the Operating Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any of the Ground Leases or the Operating Lease by the Owner Parties, or, to the knowledge of Borrower and the Owner Parties, landlord or sublandlord thereunder (or sub-sublandlord thereunder with respect to the Operating Lease), and, to the knowledge of Borrower and the Owner Parties, no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease or the Operating Lease, (iii) all rents, additional rents and other sums due and payable under each of the Ground Leases and the Operating Lease have been paid in full, (iv) neither Borrower nor any Owner Party nor the landlord (sublandlord or sub-sublandlord) under each of the Ground Leases and the Operating Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease or the Operating Lease, (v) no Fee Owner or Ground Lessor, as debtor in possession or by a trustee for such Fee Owner or Ground Lessor, has given any notice of, and the associated Owner Party has not consented to, any attempt to transfer the related Fee Estate free and clear of its Ground Lease under section 363(f) of the Bankruptcy Code, and (vi) no Fee Owner under any Ground Lease or Ground Lessor is subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and no Fee Estate with respect to any Ground Lease is an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding.

(b) Except for Permitted Encumbrances, the Owner Parties’ interests in the Ground Leases and the Operating Lease are not subject to any Liens superior to, or of equal priority with, the Security Instruments.

4.1.42 Cash Management Accounts.

(a) This Agreement, the Collection Account Agreement and the Lockbox Agreement create valid and continuing security interests (as defined in the UCC) in the Collection Account, the Lockbox Account and each of the Subaccounts in favor of Lender, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower;

(b) Borrower and Lender agree that each of the Collection Account and the Lockbox Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over such Account and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Collection Account or Lockbox Account, as applicable, and no Account Collateral shall be released to Borrower or Manager from the Collection Account or Lockbox Account, as applicable, except with the prior written consent of Lender (which may be granted in Lender’s sole and absolute discretion) or as otherwise provided herein or in the Collection Account Agreement or the Lockbox Agreement, as applicable. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain each of the Collection Account and the Lockbox Account with a financial institution that has executed a Collection Account Agreement or Lockbox Agreement, as applicable, in a form reasonably acceptable to Lender.

(c) Borrower and Lender agree that each Subaccount is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over each such Subaccount, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such Accounts and, except with the prior written consent of Lender (which may be granted in Lender’s sole and absolute discretion) or as otherwise provided herein or in the Lockbox Agreement, no Account Collateral shall be released to Borrower from such Subaccounts, (iv) in such a manner that the Lockbox Bank shall agree to treat all property credited to each Subaccount as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Subaccounts shall be registered in the name of Lockbox Bank, indorsed to Lockbox Bank or in blank or credited to another securities account maintained in the name of Lockbox Bank and in no case will any financial asset credited to any such Subaccounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lockbox Bank or in blank;

(d) Borrower owns and has good and marketable title to the Collection Account, the Lockbox Account and each Subaccount free and clear of any Lien or claim of any Person;

(e) Borrower shall deliver to Lender, promptly after the execution and delivery hereof, (i) a fully executed Collection Account Agreement pursuant to which the Collection Account Bank agrees to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower, and (ii) a fully executed Lockbox Agreement pursuant to which the Lockbox Bank agrees to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower;

(f) Other than the security interest granted to Lender pursuant to this Agreement, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed any of, the Collection Account, the Lockbox Account or any Subaccount; and

(g) The Collection Account, the Lockbox Account and the Subaccounts are not in the name of any Person other than Borrower or Lender. Borrower has not consented to either the Collection Account Bank or the Lockbox Bank to comply with instructions of any Person other than Lender.

4.1.43 Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any Owner Party, Principal or any Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower, such Owner Party, Principal or such Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any Owner Party, Principal or any Guarantor, as applicable, with the result that the investment in Borrower, such Owner Party, Principal or such Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any Owner Party, Principal or any Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, such Owner Party, Principal or such Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.44 Affiliates.

Borrower does not own any equity interests (directly or indirectly) in any Person other than its interests in the Owner Parties and the Pledged Interests.

4.1.45 Personal Property.

Borrower represents and warrants that the Owner Parties own, lease or license adequate Personal Property to maintain and operate the Hotel as a first-class, full-service hotel and King’s Village as an “upscale” shopping mall, in each case in accordance with the standards of this Agreement, the other Loan Documents, the King’s Village Management Agreement, the Management Agreement and the Hotel Management Agreement. The Personal Property is not subject to any Liens other than Permitted Encumbrances.

4.1.46 Single Purpose Entity – Owner Parties.

Borrower covenants and agrees on behalf of the Owner Parties that each Owner Party has not, and its Organizational Documents (the “Owner Party’s Organizational Documents”) shall provide that it shall not, and that the Organizational Documents of its general partner(s), if such Owner Party is a partnership, or its managing member(s), if such Owner Party is a limited liability company with multiple economic members (in each case, “Owner Party’s Principal”), shall provide that it has not and shall not, except as specifically provided for in this Agreement:

(a) own any asset or property other than (i) its interest in the Property and the Collateral, and (ii) incidental personal property necessary for the ownership or operation of the Property or the Collateral, if any;

(b) engage in any business or activity other than the ownership, management, leasing, operation and transfer, in accordance with the terms of this Agreement, of the Property and the Collateral, and such Owner Party will conduct and operate its business as presently conducted and operated and such activities as are necessary or incidental in connection therewith in accordance with the terms of the Loan Documents;

(c) enter into or be a party to any transaction, contract or agreement with any Guarantor or with any Affiliate of any Guarantor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(d) incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than trade and operational debt incurred in the ordinary course of business with trade creditors in connection with owning, operating and maintaining the Property and the Collateral. Such Owner Party may contest in good faith by appropriate legal proceeding the validity of any permitted trade indebtedness, provided, that (1) such Owner Party provides at least ten (10) days’ prior written notice to Lender; (2) no Event of Default has occurred and is continuing; (3) such Owner Party will furnish such security as required in the legal proceeding, or as reasonably requested by Lender, which shall not be less than 125% of the trade payables being contested; and (4) no portion of the Property or the Collateral or interest therein shall be at risk by being sold or encumbered;

(e) make any loans or any advances to (i) any third party; (ii) any Guarantor; (iii) any Affiliate of any Guarantor; or (iv) any constituent party of such Owner Party, and shall not acquire obligations or securities of its Affiliates other than Owner’s ownership interest in each of King’s Village Subsidiary and FF&E Subsidiary;

(f) fail to, except as provided in the Loan Documents, pay its debts from its assets as the same shall become due;

(g) fail to do or cause to be done all things necessary to preserve its existence, and such Owner Party will not, and will not permit any Guarantor to, amend, modify or otherwise change the certificate of formation, partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of such Owner Party in a manner which would affect the special purpose, bankruptcy-remote related provisions or the definitions related thereto, without the prior written consent of Lender;

(h) fail to maintain financial statements, accounting records, tax returns, books and records, bank accounts and other entity documents separate from those of its Affiliates and any constituent party of such Owner Party or any other person or entity, and such Owner Party shall maintain its books, records, resolutions and agreements as official records; provided, however, that if such Owner Party is a disregarded entity under federal tax law, then such Owner Party’s owner may include such Owner Party’s tax reporting on such owner’s tax returns;

(i) fail to (i) hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate, any constituent party of such Owner Party or any Guarantor), (ii) correct any known misunderstanding regarding its status as a separate entity, or (iii) conduct business in its own name;

(j) fail to (i) preserve and keep in full force and effect (A) its existence and good standing in the state in which it was incorporated or formed, and (B) good standing and qualification to do business in the state in which the Property is located or is otherwise required by Legal Requirements, (ii) observe all partnership, corporate or limited liability company formalities, as applicable, or (iii) hold its assets in its own name;

(k) fail to (i) maintain adequate capital and a sufficient number of employees, if required, for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, or (ii) pay the salaries of its own employees, if any;

(l) seek or consent to the dissolution or winding up, in whole or in part, of such Owner Party, (ii) merge with or be consolidated into any other entity or acquire by purchase or otherwise all or substantially all of the business assets of, or any stock or beneficial ownership in, any entity, or (iii) sell all or substantially all of the assets of such Owner Party;

(m) except as contemplated by this Agreement, commingle the funds and other assets of such Owner Party with those of any Affiliate, any Guarantor, any constituent party of such Owner Party or any other person, or fail to pay its own liabilities out of its own funds and assets;

(n) Except as contemplated by this Agreement, fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of (i) any constituent party of such Owner Party, (ii) any Guarantor, (iii) any Affiliate of such Owner Party or any Guarantor or (iv) any other person;

(o) assume, guarantee, become obligated for or hold itself out to be responsible for the debts or obligations of any other person or acquire obligations or securities of its partners, members or shareholders;

(p) except for Owner’s Ownership Interest in each of King’s Village Subsidiary and FF&E Subsidiary, own any subsidiary or make any investment in any person or entity;

(q) fail to be a limited liability company formed under the laws of (i) with respect to Owner and FF&E Subsidiary, the State of Delaware, and (ii) with respect to King’s Village Subsidiary, the State of Hawaii, with such Owner Party’s Organizational Documents in form and substance reasonably satisfactory to Lender;

(r) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

In addition, until the Debt has been paid in full:

(s) Such Owner Party shall provide in its (i) operating agreement, if it is a limited liability company, (ii) limited partnership agreement, if it is a limited partnership or (iii) certificate of incorporation, if it is a corporation, that for so long as the Loan is outstanding, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of the Independent Director and of all other general partners/managing members/directors;

(t) if such Owner Party is a limited liability company with a single economic member that complies with the requirements of Section 4.1.46(v) below, such Owner Party shall at all times have at least two independent directors or non-economic special members (collectively, “Owner Party’s Independent Director”), each of which is not and has not been for at least five (5) years:

(a) a stockholder, director, officer, employee, partner, member, attorney or counsel of such Owner Party or of such Owner Party’s Principal or any Affiliate of either of them; (b) a customer, supplier or other Person who derives its revenues (other than any fee paid to such director as compensation for such director to serve as such Owner Party’s Independent Director) from its activities with such Owner Party, such Owner Party’s Principal or any Affiliate of either of them (an “Owner Party’s Business Party”); (c) a Person controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or such Owner Party’s Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or such Owner Party’s Business Party;

(u) if such Owner Party is a single member limited liability company that complies with the requirements of Section 4.1.46(v) below, such Owner Party shall not permit its members or its board of directors, as applicable, without the vote of such Owner Party’s Independent Director, to take any action which, under any applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of such Owner Party or members of the board, as applicable (including the Independent Director);

(v) in the event such Owner Party is a Delaware limited liability company that does not have a managing member which complies with the requirements for an Owner Party’s Principal under this Section 4.1.46(v), the limited liability company agreement of such Owner Party (the “Owner Party’s LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of such Owner Party (“Owner Party’s Member”) to cease to be the member of such Owner Party (other than (1) upon an assignment by such Owner Party’s Member of all of its limited liability company interest in such Owner Party and the admission of the transferee in accordance with the Loan Documents and such Owner Party’s LLC Agreement, or (2) the resignation of such Owner Party’s Member and the admission of an additional member of such Owner Party in accordance with the terms of the Loan Documents and such Owner Party’s LLC Agreement), any person acting as such Owner Party’s Independent Director shall, without any action of any other Person and simultaneously with such Owner Party’s Member ceasing to be the member of such Owner Party, automatically be admitted to such Owner Party as a special member (“Owner Party’s Special Member”) and shall continue such Owner Party without dissolution and (B) such Owner Party’s Special Member may not resign from such Owner Party or transfer its rights as such Owner Party’s Special Member unless (1) a successor Owner Party’s Special Member has been admitted to such Owner Party as such Owner Party’s Special Member in accordance with requirements of Delaware law and (2) such successor Owner Party’s Special Member has also accepted its appointment as such Owner Party’s Independent Director. Such Owner Party’s LLC Agreement shall further provide that (v) such Owner Party’s Special Member shall automatically cease to be a member of such Owner Party upon the admission to such Owner Party of a substitute Owner Party’s Member, (w) such Owner Party’s Special Member shall be a member of such Owner Party that has no interest in the profits, losses and capital of such Owner Party and has no right to receive any distributions of such Owner Party’s assets, (x) pursuant to Section 18-301 of the Act, such Owner Party’s Special Member shall not be required to make any capital contributions to such Owner Party and shall not receive a limited liability company interest in such Owner Party, (y) such Owner Party’s Special Member, in its capacity as such Owner Party’s Special Member, may not bind such Owner Party and (z) except as required by any mandatory provision of the Act, such Owner Party’s Special Member, in its capacity as such Owner Party’s Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Owner Party, including, without limitation, the merger, consolidation or conversion of such Owner Party; provided, however, such prohibition shall not limit the obligations of such Owner Party’s Special Member, in its capacity as such Owner Party’s Independent Director, to vote on such matters required by such Owner Party’s LLC Agreement. In order to implement the admission to such Owner Party of such Owner Party’s Special Member, such Owner Party’s Special Member shall execute a counterpart to such Owner Party’s LLC Agreement; provided that, prior to its admission to such Owner Party as such Owner Party’s Special Member, such Owner Party’s Special Member shall not be a member of such Owner Party.

Upon the occurrence of any event that causes such Owner Party’s Member to cease to be a member of such Owner Party, to the fullest extent permitted by law, the personal representative of such Owner Party’s Member shall, promptly after the occurrence of the event that terminated the continued membership of such Owner Party’s Member in such Owner Party, agree in writing (A) to continue such Owner Party and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Owner Party, effective as of the occurrence of the event that terminated the continued membership of such Owner Party’s Member in such Owner Party. Any action initiated by or brought against such Owner Party’s Member or such Owner Party’s Special Member under any Creditors Rights Laws shall not cause such Owner Party’s Member or such Owner Party’s Special Member to cease to be a member of such Owner Party and upon the occurrence of such an event, the business of such Owner Party shall continue without dissolution. Such Owner Party’s LLC Agreement shall provide that each of such Owner Party’s Member or such Owner Party’s Special Member waives any right it might have to agree in writing to dissolve such Owner Party upon the occurrence of any action initiated by or brought against such Owner Party’s Member or such Owner Party’s Special Member under any Creditors Rights Laws, or the occurrence of an event that causes such Owner Party’s Member or such Owner Party’s Special Member to cease to be a member of such Owner Party;

(w) If such Owner Party is a single member limited liability company that complies with the requirements of Section 4.1.34(v) above, such Owner Party shall deliver to Lender an opinion letter reasonably satisfactory to Lender, whereby the law firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions acceptable to Lender), among other requirements of Lender, that: (1) the unanimous consent of such Owner Party’s Member and such Owner Party’s Independent Director is required in order for such Owner Party to file a voluntary bankruptcy petition; (2) the provision in such Owner Party’s Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against such Owner Party’s Member; (3) the bankruptcy of such Owner Party’s Member will not cause such Owner Party to be dissolved; (4) no creditor of such Owner Party’s Member shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, such Owner Party’s property; and (5) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of Borrower.

4.1.47 Foreign Assets Control Regulations, Etc.

(a) The use of the proceeds of the Loan by Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither Borrower, any Owner Party nor any Guarantor: (i) is or will become a person or entity described by section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and neither engages in dealings or transactions with any such persons or entities; or (ii) is in violation of any applicable provisions of Title III (the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001) of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 of the United States of America.

4.1.48 Bank Holding Company.

Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 4.2 Survival of Representations.

Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt is outstanding. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1 Affirmative Covenants.

From the date hereof and (i) so long as any portion of the Debt is outstanding or (ii) until the earlier release in full of Lender’s Lien encumbering the Collateral and the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements.

(a) Borrower shall at all times control and directly or indirectly own 100% of the Property and the Collateral, except for 500 shares of non-voting preferred stock of FF&E Subsidiary, which is owned by an Affiliate of Hyatt Guarantor. Borrower shall do or cause to be done, and shall cause the Owner Parties to do or to cause to be done, all commercially reasonable things necessary to preserve, renew and keep in full force and effect Borrower’s (or the Owner Parties’) existence, rights, licenses, permits and franchises material to the operations of the Property or to their respective continued separate existence, and comply, or cause the Owner Parties to comply, in all material respects, with all Legal Requirements applicable to Borrower, the Owner Parties, the Collateral (with respect to such Owner Party, to the extent applicable to it) and the Property. Borrower shall not commit, and Borrower shall not permit or cause any Owner Party to permit (with Borrower’s knowing acquiescence) any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any State or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s or the Owner Parties’ obligations under any of the Loan Documents. Borrower shall or shall cause the Owner Parties to at all times use commercially reasonable efforts to maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall or shall cause Owner Parties to keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instruments. Borrower shall cause the Owner Parties to keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

(b) After prior written notice to Lender, Borrower, at its own or an Owner Party’s expense, as applicable, may or may permit such Owner Party to contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, the Owner Parties, the Collateral or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or such Owner Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Property, nor the Collateral, nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall or shall cause such Owner Party to promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, the Owner Parties, the Collateral or the Property, as the case may be; and (vi) Borrower shall or shall cause such Owner Party to furnish such security as may be required in the proceeding, or as may be requested by Lender with respect to such proceeding, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges.

Borrower shall cause the Owner Parties to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable except those Taxes and other charges paid in accordance with Section 7.2 hereof. Borrower shall furnish, or cause to be furnished, to Lender receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall not permit the Owner Parties to suffer and shall promptly cause the Owner Parties to promptly pay and discharge any Lien or charge whatsoever which may be or become a Lien or charge against the Collateral or the Property, and shall cause the Owner Parties to promptly pay for all utility services provided to the Property.

After prior written notice to Lender, Borrower, at its own or any Owner Party’s expense, may or may permit such Owner Party to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, Other Charges or Liens, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or such Owner Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Collateral nor the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall, or shall cause such Owner Party to promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes, Other Charges or Liens from the Property or any asset of Borrower or such Owner Party; and (vi) Borrower shall or shall cause such Owner Party to furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes, Other Charges or Liens, together with all interest and penalties thereon. Lender may, upon reasonable notice to Borrower, apply such security or part thereof held by Lender at any time when, in the judgment of Lender, the validity or applicability of such Taxes, Other Charges or Liens is established or the Property or the Collateral (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Liens of the Security Instruments being primed by any related Lien.

5.1.3 Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, any Owner Party or any Guarantor which is reasonably likely to materially and adversely affect Borrower’s or any Owner Party’s condition (financial or otherwise) or business or the Property or the Collateral.

5.1.4 Access to the Property.

Borrower shall and shall cause the Owner Parties to permit agents, representatives and employees of Lender to inspect the Property or any part thereof (subject to the rights of tenants, occupants and licensees of the Property) at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default.

Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings.

Borrower shall cooperate, and shall cause each Loan Party to cooperate, fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may reasonably be expected to materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Award and Insurance Benefits.

Borrower shall cause the Owner Parties to cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an Appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any material part thereof) out of such Award or Insurance Proceeds.

5.1.8 Further Assurances.

Borrower shall and shall cause each Loan Party to, at Borrower’s or such Loan Party’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, Appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower, the Owner Parties and the Guarantors under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute and/or the execution by Borrower of UCC financing statements; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.9 Mortgage and Intangible Taxes.

Borrower shall pay all state, county and municipal recording, mortgage and intangible, and all other taxes imposed upon the execution, delivery, recordation and filing of the Security Instruments and the UCC Financing Statements and/or upon the execution and delivery of the Note.

5.1.10 Financial Reporting.

(a) Borrower will keep and maintain on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and the Owner Parties both separately and on a consolidated basis. Borrower will cause each Owner Party to keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of such Owner Party. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, each Owner Party or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s or the Owner Parties’ accounting records with respect to the Collateral or the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish, or will cause to be furnished, to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s consolidated annual financial statements (including the Owner Parties) audited by an Approved Accountant in accordance with GAAP (or such other accounting basis acceptable to Lender).

(c) Borrower will cause each Owner Party to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, (i) such Owner Party’s annual balance sheet and income statement which shall be prepared in accordance with GAAP (or such other accounting basis acceptable to Lender), (ii) schedules computing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses and (iii) a list of tenants, if any, occupying more than five percent (5%) of the total floor area of the Improvements. Such Owner Party’s annual statements shall be accompanied by a certificate executed by a Responsible Officer or other appropriate officer of such Owner Party or Owner Party’s Principal, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of such Owner Party and its portion of the Property being reported upon and has been prepared in accordance with GAAP and certifying as of the date thereof whether any Default or Event of Default exists under the Loan Documents executed and delivered by, or applicable to, Borrower or any Loan Party, and if any Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(d) Borrower will cause each Owner Party to furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar month the following items: (i) a report of occupancy for the subject month including an average daily rate, and any and all franchise inspection reports received by such Owner Party during the subject month; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the FF&E Reserve Fund), and other information necessary and sufficient to fairly represent in all material respects the financial position and results of operation of such Owner Party’s portion of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation by Borrower, Manager and/or King’s Village Manager of any significant variances between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender. Borrower shall furnish to Lender on or before thirty (30) days after the end of each calendar month (i) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month; and (ii) a schedule computing Net Cash Flow. Borrower shall also furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each Quarter, (i) a calculation reflecting the Debt Service Coverage Ratio as of the end of such Quarter; (ii) an Officer’s Certificate certifying to Lender that, as of the date thereof, there are no Defaults or Events of Default and there are no defaults or “events of default” under any of the Ground Leases or the Operating Lease, or if such Default, default, Event of Default or “event of default” exists, the nature thereof.

(e) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget for the Property not later than thirty (30) days prior to the commencement of such period or Fiscal Year. During the continuance of an Event of Default, the Annual Budget shall be subject to Lender’s written approval; otherwise, such Annual Budget shall not be subject to Lender’s approval and subject only to Lender’s review and consultation with Borrower (which shall not be binding on Borrower); provided, however, that any revisions or modifications to the Leasing

Guidelines shall be subject to Lender’s reasonable approval (each such Annual Budget, after Lender has either approved it in writing or reviewed it and consulted with Borrower, as applicable, shall be hereinafter referred to as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower with respect to which Lender has approval rights or the Leasing Guidelines, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget or Leasing Guidelines and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget or Leasing Guidelines. Until such time that Lender approves a proposed Annual Budget with respect to which Lender has approval rights, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, Ground Rent, management fees and utilities expenses.

(f) Borrower shall furnish or cause the Owner Parties to furnish to Lender as promptly as practical but in no event later than ten (10) Business Days after request such further detailed information with respect to the operation of the Property and the financial affairs of Borrower or the Owner Parties as may be reasonably requested by Lender.

(g) Borrower shall promptly cause the Owner Parties to promptly send to Lender copies of all Quality Assurance Reports or other reports of inspection delivered by Hotel Company.

(h) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s or the Owner Parties’, as applicable, data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

(i) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant, or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor who, in each case, agrees in writing to maintain the confidentiality of such information in accordance with Section 9.9 hereof, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor, the Collateral and the Property, whether furnished by Borrower, any Guarantor, or otherwise, as Lender determines necessary or desirable. Subject to Section 9.9, Borrower irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including, but not limited to, any right of privacy.

(j) Upon Lender’s request, at the time one or more Disclosure Documents are being prepared for a Securitization, Borrower shall furnish to Lender (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB with respect to Borrower, the relevant Affiliates of Borrower, the Collateral and the Property, if Lender expects that the principal amount of the Loan together with any Affiliated Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Affiliated Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB with respect to Borrower, the relevant Affiliates of Borrower, the Collateral and the Property, if Lender expects that the principal amount of the Loan together with any Affiliated Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Affiliated Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within a reasonable period of time after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than forty-five (45) days after the end of each fiscal quarter of Borrower and (C) not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required.

(k) If requested by Lender, Borrower shall provide Lender, promptly upon request, with summaries of the financial statements referred to in Section 5.1.10(j) hereof if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan and any Affiliated Loans at the time of such Securitization may, or if the principal amount of the Loan and any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed ten percent (10%) (but is less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in a Securitization. Such summaries shall meet the requirements for “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, or such other requirements as may be determined to be necessary or appropriate by Lender.

(l) All financial data and financial statements provided by Borrower and the Owner Parties hereunder pursuant to Section 5.1.10(j) hereof shall be prepared in accordance with GAAP (or other accounting principles acceptable to Lender), and shall meet the requirements of Regulation AB and such other applicable legal requirements as Lender may specify in its request to Borrower. All financial data and financial statements provided by Borrower and the Owner Parties under Section 5.1.10(j) shall be accompanied by an Officer’s Certificate from each of Borrower and the Owner Parties, which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.10(l).

(m) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, in each case relating to Borrower, any Affiliates of Borrower, the Collateral or the Property, as Lender shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise reasonably be requested by Lender.

(n) The term “Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or such other entity affiliated with Borrower, any Guarantor and any other loan that is cross-collateralized with the Loan.

(o) If requested by Lender, Borrower shall provide, or shall cause the Owner Parties to provide, to Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(p) Borrower shall, or shall cause the Owner Parties to, provide financial and other information with respect to the Collateral, the Property, Borrower, any Guarantor, Manager, King’s Village Manager and Hotel Company as needed by Lender to effect a Securitization, in accordance with Section 9.1 hereof.

(q) Borrower shall furnish, or shall cause to be furnished, within forty-five (45) days following the end of each quarter of the Fiscal Year, a complete copy of Borrower’s consolidated quarterly unaudited financial statements (including the Owner Parties) in accordance with GAAP (or such other accounting basis acceptable to Lender).

5.1.11 Business and Operations.

Borrower shall, and shall cause the Owner Parties to, continue to be engaged in the businesses contemplated to be conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property and to engage in no other business. Borrower shall, and shall cause the Owner Parties to, remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Property and/or the Collateral, as the case may be.

5.1.12 Costs of Enforcement.

In the event (a) that the Security Instruments are foreclosed in whole or in part or that such Security Instruments are put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instruments which proceeding Lender is made a party, (c) Lender exercises any of its rights or remedies under any of the Pledge Agreements or any other Loan Document as and when permitted thereby, or (d) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13 Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged, setting forth (i) the unpaid principal amount of the Note, (ii) that the Note, this Agreement, the Security Instruments, the Pledge Agreements and the other Loan Documents have not been modified or if modified, giving particulars of such modification, and (iii) that there are no Events of Default and, to the knowledge of Borrower, there have occurred no events which, with the giving of notice and/or the passage of time, would constitute an Event of Default, and if there has occurred any Default or Event of Default or such other event, the nature thereof.

(b) Borrower shall cause the Owner Parties to use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant under the Leases, in form and substance reasonably satisfactory to Lender, to the extent same is required by the terms of such tenant’s Lease.

(c) Borrower shall cause the Owner Parties, promptly upon request of Lender, to use commercially reasonable efforts to deliver an estoppel certificate from Hotel Company stating that (i) the Hotel Management Agreement is in full force and effect and has not been modified, amended or assigned; (ii) neither Hotel Company nor any Owner Party is in default under any of the terms, covenants or provisions of the Hotel Management Agreement and Hotel Company knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Hotel Management Agreement; (iii) neither Hotel Company nor any Owner Party has commenced any action or given or received any notice for the purpose of terminating the Hotel Management Agreement; and (iv) all sums due and payable to Hotel Company under the Hotel Management Agreement have been paid in full, to the extent same is required by the terms of the Hotel Management Agreement.

(d) Borrower shall cause the Owner Parties, promptly upon request of Lender, to use commercially reasonable efforts to deliver an estoppel certificate from the lessor under any Ground Lease or the Operating Lease, stating that (i) such agreement is in full force and effect and has not been modified, amended or assigned; (ii) neither the lessor nor the Owner Party under such agreement is in default under any of the terms, covenants or provisions of such agreement and the lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such agreement; and (iii) all sums due and payable to the lessor under such Ground Lease or the Operating Lease have been paid in full, to the extent same is required by the terms of such agreement.

5.1.14 Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.15 Performance by Borrower and the Owner Parties.

(a) Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and, except as may be expressly provided by the provisions of the Loan Documents, shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

(b) Borrower shall cause each Owner Party to, in a timely manner, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, such Owner Party. Except as may be expressly provided by the provisions of the Loan Documents, Borrower shall not cause, request or permit any Owner Party to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, such Owner Party without the prior written consent of Lender.

(c) Borrower shall cause each Owner Party to provide Lender with a copy of any amendment, waiver, supplement, termination or other modification to any Security Instrument within ten (10) days after the execution thereof. Borrower shall not, and shall not permit any Owner Party to, amend or modify the Organizational Documents of Borrower or any Owner Party in any material respect, except as may be required by any Requirement of Law or any Rating Agency, without Lender’s prior written consent.

5.1.16 Confirmation of Representations.

Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy (or disclosing any inaccuracies, as applicable, provided that such disclosure shall not be deemed to be a waiver of a Default hereunder) of all representations made by Borrower or the Owner Parties in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, the Owner Parties and Principal as of the date of the closing of such Securitization.

5.1.17 Leasing Matters.

(a) Subject to subsection (d) below, Borrower may permit any Owner Party to enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided that such Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by such Owner Party (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease) and is otherwise in compliance with the Leasing Guidelines, (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) is subject and subordinate to the Security Instruments and the lessee thereunder agrees to attorn to Lender, (iv) is written on the standard form of lease approved by Lender and (v) is not a Major Lease. All proposed Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld.

(b) Borrower shall cause the Owner Parties to (i) observe and perform in all material respects all the obligations imposed upon the lessors under the Leases; (ii) promptly send copies to Lender of all notices of default which Borrower shall send or receive with respect to the Leases; (iii) enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease other than in accordance with its terms, which shall require Lender’s prior written consent, which consent shall not be unreasonably withheld); (iv) not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); (v) not execute any other assignment of the lessor’s interest in any of the Leases or the Rents; and (vi) not consent to any assignment of, release of or subletting under any Major Leases not in accordance with their terms, without the prior written consent of Lender.

(c) Borrower may permit any Owner Party to, without the consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such Lease is not a Major Lease, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Subsection shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld. At Lender’s request, Borrower shall cause the Owner Parties to promptly deliver to Lender copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 5.1.17.

(d) Except as otherwise provided in this Section 5.1.17, Borrower shall not cause or permit Owner to, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease.

(e) Manager and King’s Village Manager shall hold any and all monies representing security deposits under the Leases (the “Security Deposits”) received by either Manager and King’s Village Manager, as applicable, in accordance with the terms of the respective Lease, and shall only release the Security Deposits in order to return a tenant’s Security Deposit to such tenant if such tenant is entitled to the return of the Security Deposit under the terms of the Lease.

(f) For purposes of this Agreement, “Lease” shall not include rentals of guest rooms at the Property to transient guests in the ordinary course of business or the rental of meeting rooms, banquet halls or similar facilities at the Property in the ordinary course of business.

(g) With respect to required consent from Lender under this Section 5.17 with respect to any Lease or proposed Lease, Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s proposal. If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second request for approval of such proposal containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, Lender’s approval shall be deemed given if no objection is made by Lender within five (5) Business Days after receipt thereof.

5.1.18 King’s Village Management Agreement; Hotel Management Agreement.

(a) The Improvements on King’s Village are operated under the terms and conditions of the King’s Village Management Agreement. In no event shall the management fees under the King’s Village Management Agreement exceed five percent (5%) of the gross income derived from King’s Village. Borrower shall cause King’s Village Subsidiary to (i) perform and observe in all material respects all of the terms, covenants and conditions of the King’s Village Management Agreement to be performed and observed by King’s Village Subsidiary and (ii) promptly notify Lender of the giving of any notice by King’s Village Manager to King’s Village Subsidiary of any default by King’s Village Subsidiary under the King’s Village Management Agreement and deliver to Lender a copy of each such notice. Borrower shall not cause or permit King’s Village Subsidiary to surrender, consent to the assignment by King’s Village Manager of its interest under, terminate, cancel, modify, change, supplement, alter or amend the King’s Village Management Agreement in any material respect, except to the extent King’s Village Subsidiary has the right to terminate the King’s Village Management Agreement in accordance with its terms. Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of King’s Village Subsidiary to surrender, consent to the assignment by King’s Village Manager of its interest under, terminate, cancel, modify, change, supplement, alter or amend the King’s Village Management Agreement in any material respect, and any such surrender, consent, termination, cancellation, modification, change, supplement, alteration or amendment of the King’s Village Management Agreement, without the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed) shall be void and of no force and effect. Notwithstanding the foregoing, Borrower may cause or permit King’s Village Subsidiary, without the prior consent of Lender, to terminate the King’s Village Management Agreement or take action to remove King’s Village Manager in circumstances where King’s Village Subsidiary has the right to terminate the King’s Village Management Agreement in accordance with its terms or at any other time, provided that, in each instance, a replacement King’s Village Management Agreement is entered into with a Qualified King’s Village Manager within thirty (30) days of such termination. Upon default by King’s Village Subsidiary under the King’s Village Management Agreement, Borrower shall cause Lender and any Person designated by Lender to have the right to enter upon King’s Village at any time and from time to time for the purpose of taking any action appropriate to cause all the terms, covenants and conditions of the King’s Village Management Agreement on the part of King’s Village Subsidiary to be performed. If King’s Village Manager shall deliver to Lender a copy of any notice sent to King’s Village Subsidiary of default under the King’s Village Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall not permit King’s Village Subsidiary to permit King’s Village Manager to sub-contract any or all of its management responsibilities under the King’s Village Management Agreement to a third party without the prior written consent of Lender, which consent shall not be unreasonably withheld, or unless the sub-contract is with a Qualified King’s Village Manager. Borrower shall, or cause King’s Village Subsidiary to, from time to time, use commercially reasonable efforts to obtain from King’s Village Manager such certificates of estoppel with respect to compliance by King’s Village Subsidiary with the terms of the King’s Village Management Agreement as may be reasonably requested by Lender, to the extent same is required by the terms of the King’s Village Management Agreement. Borrower shall cause King’s Village Subsidiary to exercise each individual option, if any, to extend or renew the term of the King’s Village Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, unless a replacement King’s Village Management Agreement is entered into with a Qualified King’s Village Manager within one (1) year of the last day upon which any such option may be exercised. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the Liens of the Security Instruments, the Pledge Agreements and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(b) Without limitation of the foregoing, Borrower, upon the request of Lender, shall cause King’s Village Subsidiary to terminate the King’s Village Management Agreement and replace King’s Village Manager, without penalty or fee, if at any time during the Loan: (i) King’s Village Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (ii) there exists an Event of Default, or (iii) there exist circumstances under which King’s Village Subsidiary has the right to terminate the King’s Village Management Agreement in accordance with its terms, subject to any SNDA agreement between King’s Village Manager and Lender, if any. At any time King’s Village Manager is removed, Borrower shall cause King’s Village Subsidiary to, as soon as practicable, hire a Qualified King’s Village Manager to assume management of King’s Village pursuant to a Replacement King’s Village Management Agreement.

(c) The Improvements on the Hotel are operated under the terms and conditions of the Management Agreement. In no event shall the management fees under the Management Agreement exceed five percent (5%) of the gross income derived from the Hotel. Borrower shall cause FF&E Subsidiary to (i) perform and observe in all material respects all of the terms, covenants and conditions of the Management Agreement to be performed and observed by FF&E Subsidiary and (ii) promptly notify Lender of the giving of any notice by Manager to FF&E Subsidiary of any default by FF&E Subsidiary under the Management Agreement and deliver to Lender a copy of each such notice. Borrower shall not cause or permit FF&E Subsidiary to surrender, consent to the assignment by Manager of its interest under, terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any material respect, except to the extent FF&E Subsidiary has the right to terminate the Management Agreement in accordance with its terms. Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of FF&E Subsidiary to surrender, consent to the assignment by Manager of its interest under, terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any material respect, and any such surrender, consent, termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement, without the prior consent of Lender shall be void and of no force and effect. Notwithstanding the foregoing, Borrower may cause or permit FF&E Subsidiary, without the prior consent of Lender, to terminate the Management Agreement or take action to remove Manager in circumstances where FF&E Subsidiary has the right to terminate the Management Agreement in accordance with its terms, provided that within thirty (30) days FF&E Subsidiary has entered into a Replacement Management Agreement with a Qualified Manager. Upon default by FF&E Subsidiary under the Management Agreement, Borrower shall cause Lender and any Person designated by Lender to have the right to enter upon the Hotel at any time and from time to time for the purpose of taking any action appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of FF&E Subsidiary to be performed. If Manager shall deliver to Lender a copy of any notice sent to FF&E Subsidiary of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall not permit FF&E Subsidiary to permit Manager to sub-contract any or all of its management responsibilities under the Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld. Borrower shall, or cause FF&E Subsidiary to, from time to time, use commercially reasonable efforts to obtain from Manager such certificates of estoppel with respect to compliance by FF&E Subsidiary with the terms of the Management Agreement as may be reasonably requested by Lender, to the extent same is required by the terms of the Management Agreement. Borrower shall cause FF&E Subsidiary to exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the Liens of the Security Instruments, the Pledge Agreements and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(d) Without limitation of the foregoing, Borrower, upon the request of Lender, shall cause the appropriate Owner Party to terminate the Management Agreement and replace Manager, without penalty or fee, if at any time during the Loan: (i) Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (ii) there exists an Event of Default, or (iii) there exist circumstances under which FF&E Subsidiary has the right to terminate the Management Agreement in accordance with its terms, subject to any SNDA agreement between Manager or Hotel Manager and Lender, if any. At any time the Manager is removed, Borrower shall cause the appropriate Owner Party to, as soon as practicable, hire a Qualified Manager to assume management of the Hotel pursuant to a Replacement Management Agreement.

5.1.19 Environmental Covenants.

(a) Borrower covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of the Property, whether by the Owner Parties or any other Person, shall be in compliance in all material respects with all Environmental Laws; (ii) there shall be no Releases of Hazardous Materials in, on, under or from the Property; (iii) there shall be no Hazardous Materials in, on, or under the Property, except those that are in compliance with all Environmental Laws; (iv) Borrower shall cause the Owner Parties to keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of the Owner Parties or any other Person (the “Environmental Liens”); (v) Borrower shall and shall cause the Owner Parties to, at Borrower’s or the Owner Parties’ sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall cause the Owner Parties to, at the Owner Parties’ sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall cause the Owner Parties to, at the Owner Parties’ sole cost and expense, comply with all reasonable written requests of Lender to (A) to the extent required by Environmental Law, reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Property; and (B) comply with any Environmental Law; (viii) Borrower shall cause the Owner Parties to use commercially reasonable efforts, including, without limitation, the pursuit of appropriate legal proceedings, to not permit any tenant or other user of any of the Property to violate any Environmental Law; and (ix) Borrower shall, and cause the Owner Parties to, promptly notify Lender in writing after either Borrower or any Owner Party has become aware of (A) any Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual Environmental Lien; (D) any required remediation of environmental conditions relating to the Property; and (E) any written communication from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials in, on or under the Property. If there is a Release of Hazardous Materials in, on, under or from the Property caused by a Person that is not Borrower, an Owner Party or an Affiliate or agent of any of the foregoing, Borrower shall not be in Default hereunder as long as Borrower or the applicable Owner Party promptly complies with all applicable Environmental Laws and all covenants hereunder relating to such Release of Hazardous Materials.

(b) Borrower shall cause the Owner Parties to permit Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, to have the right, but not the obligation, to enter upon the Property at all reasonable times (subject to the rights of tenants, occupants and licensees of the Property, except in an emergency or upon request by a Governmental Authority) to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide, and shall cause the Owner Parties to, provide such reasonable access to Lender and any such Person designated by Lender.

5.1.20 Alterations.

Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, excluding decorative alterations and minor alterations not costing in excess of $1,500,000.00 and which do not adversely affect the structural components or building systems of the Improvements. Such consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s or the Owner Parties’ financial condition, the Property, the Collateral or the Net Operating Income.

5.1.21 Hotel Management Agreement.

The Hotel is currently operated under the terms and conditions of the Hotel Management Agreement. Borrower shall cause FF&E Subsidiary to (i) pay all sums required to be paid by FF&E Subsidiary under the Hotel Management Agreement, (ii) perform, observe and enforce in all material respects all of the terms, covenants and conditions of the Hotel Management Agreement on the part of FF&E Subsidiary to be performed, observed and enforced, (iii) promptly notify Lender of the giving of any notice to FF&E Subsidiary of any default by FF&E Subsidiary under the Hotel Management Agreement and deliver to Lender a true copy of each such notice, and (iv) promptly deliver to Lender a copy of each annual business plan prepared by Hotel Manager and such other information as Lender may reasonably request. Borrower shall not permit FF&E Subsidiary to, without the prior consent of Lender, surrender, terminate, cancel, modify, change, supplement, alter or amend the Hotel Management Agreement in any material respect. Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender, terminate, cancel, modify, change, supplement, alter or amend the Hotel Management Agreement in any material respect, and any such surrender, termination, cancellation, modification, change, supplement, alteration or amendment of the Hotel Management Agreement without the prior consent of Lender shall be void and of no force and effect. Notwithstanding the foregoing, Borrower may cause or permit FF&E Subsidiary, without the prior consent of Lender, to terminate the Hotel Management Agreement in circumstances where FF&E Subsidiary has the right to terminate the Hotel Management Agreement in accordance with its terms. If FF&E Subsidiary shall default in the performance or observance of any material term, covenant or condition of the Hotel Management Agreement on the part of FF&E Subsidiary to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Borrower shall permit Lender to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Hotel Management Agreement on the part of FF&E Subsidiary to be performed or observed to be promptly performed or observed on behalf of FF&E Subsidiary, to the end that the rights of FF&E Subsidiary in, to and under the Hotel Management Agreement shall be kept unimpaired and free from default; provided that Lender shall have no such obligation to perform any such action. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Hotel Company shall deliver to Lender a copy of any notice sent to FF&E Subsidiary of default under the Hotel Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall, from time to time, cause FF&E Subsidiary to use commercially reasonable efforts to obtain from Hotel Company such certificates of estoppel with respect to compliance by FF&E Subsidiary with the terms of the Hotel Management Agreement as may be requested by Lender, to the extent same is required by the terms of the Hotel Management Agreement. Borrower shall cause FF&E Subsidiary to exercise each individual option, if any, to extend or renew the term of the Hotel Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the Liens of the Security Instruments, the Pledge Agreements and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

5.1.22 The Ground Leases.

With respect to the Ground Leases,

(a) Borrower shall cause the applicable Owner Party to (i) pay all rents, additional rents and other sums required to be paid by such Owner Party, as tenant under and pursuant to the provisions of each Ground Lease, including, without limitation, demolition reserves (collectively, the “Ground Rent”), (ii) diligently perform and observe in all material respects all of the terms, covenants and conditions of each Ground Lease on the part of such Owner Party, as tenant thereunder, (iii) promptly notify Lender of the giving of any written notice by the Fee Owner under the applicable Ground Lease to such Owner Party of any default by such Owner Party, as tenant thereunder, and promptly deliver to Lender a true copy of each such notice and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the Fee Owner under the applicable Ground Lease of which such Owner Party is aware or has received any written notice thereof, and promptly deliver to Lender a true copy of such notice, together with copies of all notices, pleadings, schedules and similar matters received by such Owner Party in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt. Borrower shall not permit such Owner Party, without the prior consent of Lender, to (x) surrender the leasehold estate created by the applicable Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter or amend any Ground Lease, either orally or in writing, including, without limitation, agree to any resetting of the base rent due thereunder, provided, however, that Lender’s consent to any Owner Party’s agreement prior to July 31, 2009 to reset the base rent under a Ground Lease shall not be required if the rent per square foot is less than or equal to $718 per square foot, or (y) consent to, acquiesce in, or fail to object to, any known attempt by any Fee Owner, as debtor in possession or by a trustee for such Fee Owner, to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise. Borrower shall cause such Owner Party to object to any such known attempt by such Fee Owner, as debtor in possession or by a trustee for such Fee Owner, to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise, and in such event shall affirmatively assert and pursue its right to adequate protection under section 363(e) of the Bankruptcy Code. Borrower, on behalf of such Owner Party, hereby assigns to Lender all of its rights under Section 363 of the Bankruptcy Code to consent or object to any sale or transfer of such Fee Estate free and clear of the Ground Lease, and grants to Lender the right to object to any such sale or transfer on behalf of such Owner Party, and Borrower shall not permit such Owner Party to contest any pleadings, motions, documents or other actions filed or taken on Lender’s or such Owner Party’s behalf by Lender in the event that any Fee Owner, as debtor in possession or by a trustee for such Fee Owner, attempts to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise.

(b) If any Owner Party shall materially default in the performance or observance of any term, covenant or condition of any Ground Lease on the part of such Owner Party, as tenant thereunder, and such default shall continue beyond the period that is one-half of any applicable notice and cure period provided thereunder, Lender shall have the right, to the extent Lender has received notice of, or has otherwise become aware of any such default, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause such default to be remedied and to cause all of the terms, covenants and conditions of such Ground Lease on the part of such Owner Party to be performed or observed on behalf of such Owner Party. If the landlord under the applicable Ground Lease shall deliver to Lender a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall cause such Owner Party to exercise each individual option, if any, to extend or renew the term of each Ground Lease prior to or within the period in which any such option may be exercised, and Borrower, on behalf of such Owner Party, hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of such Owner Party, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Notwithstanding the foregoing, if Lender receives a written document, executed by the Ground Lessor under a Ground Lease, which gives Lender the right cure a default thereunder after the expiration of the applicable Owner Party’s notice and cure period therefore, then such Owner Party shall have the entire notice and cure period (not half) in which to cure a default before Lender may exercise its right to cure provided above.

(c) Notwithstanding anything contained in any Ground Lease to the contrary, Borrower shall not permit such Owner Party to further sublet any portion of the related Property (other than as permitted pursuant to Section 5.1.17 hereof) without prior written consent of Lender. Each sublease that is a Major Lease hereafter made shall provide that, (i) in the event of the termination of the Ground Lease, at the election of the Ground Lessor, the sublease shall not terminate or be terminable by the lessee thereunder; (ii) in the event of any action for the foreclosure of the Security Instruments the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (iii) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease, at the election of the Ground Lessor, shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the related Property on such foreclosure, as the case may be. In the event that any portion of such Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Property.

5.1.23 OFAC.

At all times throughout the term of the Loan, Borrower, the Owner Parties, the Guarantors and Principal shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

5.1.24 Notices.

Borrower shall give notice, or cause notice to be given, to Lender promptly upon the occurrence of any Default or Event of Default under the Security Instruments.

5.1.25 Ground Lessor Consents.

Borrower shall, and shall cause the Owner Parties to, cooperate fully with Lender to attempt to obtain written consent from each Ground Lessor for the purpose of recording (i) a first-lien leasehold mortgage on the portion of the Property covered by its Ground Lease for the benefit of Lender and (ii) SNDAs from all parties with interests superior to the mortgagors’ interest in the applicable portion of the Property (each such consent, a “Ground Lessor Consent”). Such cooperation by Borrower and the Owner Parties shall include commencing litigation, if necessary, to enforce the obligation of each Ground Lessor to be reasonable in granting consent to a leasehold mortgage, but shall not include the expenditure of commercially unreasonable amounts of time or money or the acceptance of commercially unreasonable risks, liabilities or obligations. Borrower and Lender agree and acknowledge that, so long as Borrower and the Owner Parties cooperate fully with Lender to attempt to obtain Ground Lessor Consents in accordance with the requirements set forth herein, the failure to obtain any Ground Lessor Consent shall not constitute a Default or Event of Default under this Agreement. Borrower shall, and shall cause the Owner Parties to, (i) deliver material consents, material notices, material requests or other material written correspondence among Borrower, the Owner Parties and the Ground Lessors with respect to such attempt to obtain such Ground Lessor Consents, and (ii) keep Lender apprised periodically of such attempt to obtain such Ground Lessor Consents. Upon the receipt of such Ground Lease Consent, Borrower shall cause the Owner Parties to promptly execute and deliver to Lender (for recordation) a Mortgage, substantially in the form attached hereto and made a part hereof as Schedule X, with respect to such ground leasehold interests (as security for the Debt Guaranty). Borrower shall also cause to be delivered to Lender, simultaneously with the delivery of each such Mortgage, (i) a Title Insurance Policy insuring the Lien of such Mortgage, subject only to Permitted Encumbrances, and in an amount equal to the principal balance of the Loan, with all title endorsements described in Schedule XI attached hereto and made a part hereof and any other title endorsements as Lender shall reasonably require and can be obtained for a commercially reasonable premium, together with the Survey already existing as of the date hereof read in; (ii) SNDAs in a form reasonably satisfactory to Lender; (iii) an assignment of leases and rents, substantially in the form attached hereto and made a part hereof as Schedule XII; and (iv) a legal opinion on the enforceability of such Security Instrument and the assignment of leases and rents, similar in form to the enforceability opinion delivered at or around the Closing Date.

5.1.26 Owner Party Covenants.

Borrower shall cause the Owner Parties to comply with all obligations with which the Owner Parties have covenanted to comply under the Loan Documents.

5.1.27 Maintenance of Personal Property.

Subject to the conditions set forth in Section 5.1.20 hereof, Borrower shall cause the Owner Parties to own, lease or license Personal Property adequate to maintain and operate the Hotel as a first-class, full-service hotel and King’s Village as an “upscale” shopping mall in accordance with the standards of this Agreement, the other Loan Documents, the King’s Village Management Agreement, the Management Agreement and the Hotel Management Agreement. Borrower shall not, and shall not directly or indirectly cause, request or permit the Owner Parties, King’s Village Manager or Manager to, lease, license, encumber or enter into any other financing arrangements with respect to any of the Personal Property, as the case may be, other than as may expressly be permitted hereunder or under the other Loan Documents.

5.1.28 U.S.A. Patriot Act.

Promptly after receipt of written request therefor, Borrower shall, or shall cause the Owner Parties and the Guarantors to, provide Lender with all information reasonably required by Lender to comply with the U.S.A. Patriot Act.

5.1.29 Licenses.

Borrower shall cause the Owner Parties to keep and maintain all Licenses necessary for the operation of the Hotel as a first-class, full-service hotel and King’s Village as an “upscale” shopping mall.

5.1.30 FF&E Reserve Fund – Performance of Replacements.

(a) Borrower shall cause the Owner Parties to make FF&E replacements when required in order to keep the Property in condition and repair consistent with other first-class, full-service hotels in the same market segment in the metropolitan area in which the Property is located. Borrower shall cause the Owner Parties to complete all FF&E replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such FF&E replacement.

(b) Borrower shall cause the Owner Parties to permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making FF&E replacements pursuant to Section 7.4.2 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases and other occupants and licensees of the property) to inspect the progress of any FF&E replacements and all materials being used in connection therewith and, after the occurrence of and during the continuance of an Event of Default, to complete any FF&E replacements made pursuant to Section 7.4.2, provided that (i) the total cost of such FF&E replacements exceeds $200,000 or (ii) the absence of such FF&E replacements would have a material and adverse effect on the Property. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 5.1.30(b) or the completion of FF&E replacements pursuant to Section 7.4.2.

(c) The FF&E replacements and all materials, equipment, fixtures, or any other item comprising a part of any FF&E replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens.

(d) All FF&E replacements and the making thereof shall comply with the Hotel Management Agreement, the King’s Village Management Agreement, the Management Agreement and all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(e) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with a particular FF&E replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

5.1.31 Cash Reserve Under Acquisition Agreement.

Pursuant to the terms of the Acquisition Agreement, in connection with the closing thereunder, the Cash Reserve (as such term is defined in the Acquisition Agreement) will be used to pay for Ordinary Course Operational Claims (as such term is defined in the Acquisition Agreement). Borrower shall pursue its rights, and/or cause the purchaser under the Acquisition Agreement to pursue its rights, to apply such Cash Reserve to the payment of Operating Expenses, to the extent permitted under the Acquisition Agreement. In addition, if there should be any of the Cash Reserve or claims relating thereto still available or outstanding at the time Lender exercises any of its remedies hereunder or under any of the other Loan Documents in connection with an Event of Default, Borrower shall cooperate (at Lender’s expense) with Lender to enable it to make requests for payment from the Cash Reserve, as appropriate, or to pursue such outstanding claims.

Section 5.2 Negative Covenants.

From the date hereof and (i) so long as any portion of the Debt is outstanding or (ii) until the earlier release in full of Lender’s Liens encumbering the Collateral and the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Liens.

Borrower shall not, and shall not permit or cause the Owner Parties or the Guarantors to, create, incur, assume or suffer to exist any Lien on any portion of the Property or the Collateral, except for Permitted Encumbrances.

5.2.2 Dissolution.

Borrower shall not, and shall not permit or cause any Owner Party, to (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the Property, the Collateral or assets of Borrower or any Owner Party except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its Organizational Documents in any material respect or its qualification and good standing in any jurisdiction or (d) permit or cause the Principal or any Owner Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal or any Owner Party would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar Organizational Documents of any Owner Party in any material respect, in each case, without obtaining the prior written consent of Lender. Nothing contained in this Section 5.2.2 is intended to expand the rights of Borrower contained in Section 5.2.10 hereof. An amendment or modification to the foregoing Organizational Documents shall be deemed material only if such modification or amendment (x) may reasonably be expected to result in (i) an impairment of or limitation on the ability of any Person to satisfy any of its obligations under the Loan Documents or (ii) a breach of any representation made in any of the Loan Documents, or (y) modifies any of the Organizational Documents of Borrower or any of the Owner Parties so as to modify the corresponding provisions of Section 4.1.34 or Section 4.1.46 hereof.

5.2.3 Change In Business.

Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business purposes, or undertake or participate in activities other than the continuance of its present business.

Borrower shall not permit or cause any Owner Party to enter into any line of business other than the ownership and operation of the Property (including providing services in connection therewith) and the Collateral or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

5.2.4 Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business. In addition, Borrower shall not permit or cause any Owner Party to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance with this Agreement) owed to any Owner Party by any Person, except for adequate consideration and in the ordinary course of any Owner Party’s business.

5.2.5 Zoning.

Borrower shall not, and shall not permit or cause any Owner Party to, initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender.

5.2.6 No Joint Assessment.

Borrower shall not, and shall not cause or permit any Owner Party to, suffer, permit or initiate the joint assessment of (a) the Property with any other real property constituting a tax lot separate from any portion of the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to any other portion of the Property.

5.2.7 Name, Identity, Structure, or Place of Organization.

Borrower shall not, and shall not permit any Loan Party to, change its name, identity (including its trade name or names), or place of organization, without, in each case, first giving Lender thirty (30) days’ prior written notice. Borrower shall not, and shall not cause, request or permit any Owner Party to, change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.33, without, in each case, the consent of Lender. Upon Lender’s request, Borrower shall or shall cause the Owner Parties to execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of place of organization.

5.2.8 ERISA.

(a) During the term of the Loan or of any obligation or right hereunder, neither Borrower nor any other Loan Party shall be a Plan and none of the assets of Borrower or any Loan Party shall constitute Plan Assets.

(b) Borrower further represents and covenants that (A) no Loan Party is or will be, maintains or will maintain, or has or will have, any direct, indirect, or contingent liability with respect to an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) no Loan Party is or will be subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is and shall continue to be true:

(i) Equity interests in such Loan Party are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in such Loan Party are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(iii) Such Loan Party qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

The provisions of this Section 5.2.8 shall survive payment of the Note and the satisfaction of all other obligations of Borrower and the Loan Parties under this Agreement and the other Loan Documents with respect to all claims that arose prior to repayment of the Loan.

5.2.9 Affiliate Transactions.

(a) Borrower shall not enter into, or be a party to, any transaction with Principal, an Affiliate of Borrower or any entity owned by a Person or entity which owns 25% or more, directly or indirectly, of Borrower or an Affiliate of Borrower, except in the ordinary course of business and on terms which are fully disclosed to Lender in advance (if such transaction involves the payment by Borrower of more than $25,000.00 per annum individually, or $100,000.00 per annum in the aggregate) and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

(b) Borrower shall not cause, request or permit any Owner Party to enter into, or be a party to, any transaction with such Owner Party’s Principal, an Affiliate of such Owner Party or any entity owned by a Person or entity which owns 25% or more, directly or indirectly, of such Owner Party’s Principal or an Affiliate of such Owner Party, except in the ordinary course of business and on terms which are fully disclosed to Lender in advance (if such transaction involves the payment by such Owner Party of more than $25,000.00 per annum individually, or $100,000.00 per annum in the aggregate) and are no less favorable to such Owner Party or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.2.10 Transfers.

(a) Borrower shall not, and shall not cause or permit any Owner Party to, sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property, the Collateral or any part thereof or any legal, beneficial or economic interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.17 hereof, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.

(b) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell the Property, the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by any Owner Party leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, such Owner Party’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; and (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(c) Notwithstanding the provisions of Sections 5.2.10(a) and (b), the following transfers shall not be deemed to be a Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself, provided Lender receives notice thereof within a reasonable period of time thereafter; (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or membership interests (as the case may be) in a Restricted Party (other than the Owner Parties), provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days’ prior written notice of such proposed transfer; and (iii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or membership interests (as the case may be) in any Restricted Party that is a shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Sponsor; provided, however, no such transfers shall result in the change of voting control in Borrower or any other Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer. Notwithstanding the foregoing restrictions in this Section 5.2.10, the following transfers shall be permitted without the consent of Lender: (i) transfers of ownership interests in Whitehall Street Global Real Estate Limited Partnership 2007 and/or Whitehall Parallel Global Real Estate Limited Partnership 2007, so long as after any such transfer, (x) such entities retain in the aggregate at least a 51% direct or indirect interest in Borrower, (y) WH Advisors, L.L.C. 2007 remains general partner of Whitehall Street Global Real Estate Limited Partnership 2007, and (z) no such transfers shall result in the change of voting control in Borrower or any other Restricted Party; (ii) transfers of ownership interests in Global Hyatt Corporation and/or Hyatt Corporation or their indirect interests in Borrower with respect to any transfer of such interest in connection with a merger, consolidation or sale of all or substantially all of its assets by either Global Hyatt Corporation or Hyatt Corporation; (iii) a one-time issuance of shares in the REIT, which shares shall have a value of not more than the greater of 1% of the value of the assets of the REIT and $125,000; (iv) the pledge by Mezzanine Borrower of its interest in Borrower, pursuant to the Mezzanine Loan Documents; and (v) a transfer of such interest in Borrower to a “Permitted Transferee” (as such term is defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement.

(d) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, (b) in the event of any transfer (whether or not such transfer shall constitute a Transfer) resulting in any Person and its Affiliates owning in excess of ten percent (10%) of the ownership interest in a Restricted Party (other than any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Sponsor), Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number, and (c) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower shall, prior to such transfer, deliver an updated Insolvency Opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

(e) Notwithstanding anything herein to the contrary, for purposes of this Section 5.2.10, a “Transfer” shall not include (i) rentals of guest rooms at the Property to transient guests in the ordinary course of business, (ii) rental of meeting rooms, banquet halls or similar facilities at the Property in the ordinary course of business, (iii) disposition of Personal Property that is obsolete or removed or disposed in the ordinary course of business of owning and operating the Property.

5.2.11 Limitation on Securities Issuances.

Neither Borrower nor any Owner Party shall issue any limited liability company interests or other securities other than those that have been issued as of the date hereof.

5.2.12 Distributions.

(a) Any and all dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by any Owner Party on or in respect of any interests in such Owner Party, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any such interests (collectively, the “Distributions”), shall become part of the Collateral. Notwithstanding the foregoing, Lender expressly agrees that Borrower shall be permitted to distribute to its direct equity holders any Distributions Borrower receives only upon the express conditions that (i) no Event of Default has occurred and is continuing under the Loan, and (ii) no Trigger Event is then in existence.

(b) If any Distributions shall be received by Borrower, any Owner Party or any other Loan Party after the occurrence and during the continuance of an Event of Default or during the existence of a Trigger Event, Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender. Any and all revenue derived from the Property paid directly by tenants, subtenants or occupants of the Property shall be held and applied in accordance with the terms and provisions of this Agreement and the other Loan Documents.

5.2.13 Material Agreements.

(a) Borrower shall not, and shall not permit any Owner Party to, enter into any Material Agreement without the consent of Lender, such consent not to be unreasonably withheld or delayed. Upon the request of Lender with respect to Material Agreements, Borrower shall cause the applicable Owner Party to deliver to Lender a recognition agreement from such service or material provider, among other things, providing for such Person’s continued performance should Lender become the owner of the Collateral or the Property.

(b) Except as specifically set forth herein, Borrower will not, and will not permit or cause any Owner Party to, amend, modify, supplement, rescind or terminate (except for a material “event of default” thereunder) any Material Agreement, without Lender’s prior written approval, including the identity of the party to perform services under such agreement, such consent not to be unreasonably withheld or delayed.

(c) Borrower shall and shall cause each Owner Party, as applicable, to (i) observe and perform, in all material respects, each and every term to be observed or performed by such Owner Party under the Material Agreements (except for termination of such Material Agreement, which shall require Lender’s prior written approval as provided in Section 5.2.13(b) hereof), and (ii) provide Lender with a copy of any written notice of default given to such Owner Party by the other party to a Material Agreement, promptly after such Owner Party receives same.

5.2.14 Hyatt Corporation Shares of FF&E Subsidiary.

Borrower shall not permit FF&E Subsidiary to elect to redeem the 500 shares Hyatt Corporation owns in FF&E Subsidiary as of the date hereof, unless the redemption amount is paid from funds (i) unrelated to Property revenues and/or (ii) made available pursuant to Section 3.7(f)(ii) hereof.

VI.	INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1 Insurance.

(a) Borrower shall cause the Owner Parties (or, with respect to clause (v) below, Manager) to maintain at all times, during the term of the Loan, Policies for the Owner Parties and the Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, in each case, (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, except named windstorm where the limits are $300,000,000 and a deductible of 3% of the total insured value with Lender retaining the right to require Borrower to cause the Owner Parties to maintain additional named windstorm limits consistent with reasonable blanket policy considerations if commercially available at commercially reasonable rates and customarily maintained by owners of hotel properties in Hawaii of similar type, size and quality as the Property, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $10,000; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Lender by an appraiser or contractor designated and paid by the Owner Parties and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first Appraisal, additional Appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve the Owner Parties of any of their obligations under this Subsection;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $100,000,000 per occurrence and $100,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in the Security Instruments to the extent the same is available;

(iii) business interruption/loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i); (C) in an amount equal to 100% of the projected gross income from the Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) the Owner Parties’ reasonable estimate of the gross income from the Property and (y) the highest gross income received during the term of the Note for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twelve (12) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; All insurance proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve the Owner Parties of their obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance.

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 6.1(c)(ii); and (B) the insurance provided for in Section 6.1(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i), (3) shall include permission to occupy the Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $2,000,000.00 per accident and per disease per employee, and $2,000,000.00 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Section 6.1(a)(i);

(vii) Lender agrees to allow Borrower to maintain $100,000,000 in flood coverage with a deductible of 5% of total insured value with Lender retaining the right to require Borrower to cause the Owner Parties to maintain additional named windstorm limits consistent with reasonable blanket policy considerations if commercially available at commercially reasonable rates and customarily maintained by owners of hotel properties in Hawaii of similar type, size and quality as the Property;

(viii) earthquake, and, if required by Lender, windstorm, sinkhole and mine subsidence insurance in amounts equal to two times (2x) the probable maximum loss of the Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Section 6.1(a)(viii) hereof shall be on terms consistent with the all risk insurance policy required under Section 6.1(a)(i) hereof;

(ix) umbrella liability insurance in an amount not less than $10,000,000 on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(ii) hereof;

(x) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000.00);

(xi) a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) the Owner Parties’ personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for the Owner Parties or (C) temporary contract employees or student interns; and

(xii) such other insurance and in such amounts as are required pursuant to the Hotel Management Agreement or as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and approved by Lender. The insurance companies must have a claims paying ability/financial strength rating of “AA-” (or its equivalent) or better by at least two (2) Rating Agencies (one of which will be S&P if they are rating the Securities and one of which shall be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency (each such insurer shall be referred to below as a “Qualified Insurer”), provided that such requirement shall be deemed satisfied if a reinsurer having the requisite rating issues a “cut-through” endorsement. Upon closing of the Loan, the Owner Parties will be required to maintain insurance against terrorism, terrorist acts (excluding bio-terrorism) or similar acts of sabotage (“Terrorism Insurance”) with amounts, terms and coverage consistent with those required under Sections 6.1(a)(i) and (iii). Thereafter, the Owner Parties will be required to maintain Terrorism Insurance so long as such insurance coverage is available at commercially reasonable rates (as determined by Lender in its sole discretion); provided, however, in the event such Terrorism Insurance is customarily maintained by owners of hotel properties in the United States or Hawaii of similar type, size and quality as the Property as part of the all risk coverage required pursuant to Section 6.1(a)(i) hereof, the Owner Parties shall maintain such Terrorism Insurance as a part thereof, regardless of the cost of the related Insurance Premiums. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 6.1(a), the Owner Parties shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c) The Owner Parties shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1(a) to be furnished by, or which may be reasonably required to be furnished by, the Owner Parties. In the event the Owner Parties obtain separate insurance or an umbrella or a blanket policy, the Owner Parties shall notify Lender of the same and shall cause certified copies of the insurance certificate with respect to each Policy to be delivered as required in Section 6.1(a). Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v), shall name Lender and the Owner Parties as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i) no act or negligence of any Owner Party, or anyone acting for such Owner Party, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured. Not less than thirty (30) days’ prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to the terms hereof, certified copies of the Policies marked “premium paid” or accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder shall be delivered by Borrower to Lender; provided, however, that in the case of renewal Policies, Borrower may furnish Lender with binders therefor to be followed by the original Policies when issued;

(iii) each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Borrower shall cause each Owner Party to furnish to Lender, on or before thirty (30) days after the close of each of such Owner Party’s fiscal years, a statement certified by such Owner Party or a duly authorized officer of such Owner Party of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower or the Owner Parties, to take such action as Lender deems necessary to protect its interest in the Collateral and the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instruments and shall bear interest at the Default Rate.

(h) In the event of a foreclosure of the Security Instruments, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of the Owner Parties in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2 Casualty.

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall cause the Owner Parties to give prompt notice of such damage to Lender and to promptly commence and diligently prosecute the completion the Restoration of the Property so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender pursuant to Section 5.1.20 hereof and otherwise in accordance with Section 6.4 hereof. Borrower shall cause the Owner Parties to pay (or cause to be paid) all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by the Owner Parties.

Section 6.3 Condemnation.

Borrower shall cause the Owner Parties to promptly give Lender notice of any actual or threatened commencement of any proceeding for the Condemnation of all or any part of the Property and shall cause the Owner Parties to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time cause the Owner Parties to deliver to Lender all instruments requested by Lender to permit such participation.

Borrower shall, at its own or the Owner Parties’ expense, cause the Owner Parties to diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning Governmental Authority, Borrower shall cause the Owner Parties to promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration.

Lender shall, and Borrower shall cause the Owner Parties to, comply with the following provisions in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than $2,500,000.00 and the costs of completing the Restoration shall be less than $2,500,000.00, the Net Proceeds will be disbursed by Lender to the Owner Parties upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and the Owner Parties deliver to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than $2,500,000.00 or the costs of completing the Restoration is equal to or greater than $2,500,000.00, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii), (viii) and (ix) as a result of such damage or destruction, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to the Owner Parties for Restoration provided that each of the following conditions are met:

(A) no Default with respect to which Lender has given Borrower written notice or Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) subject to excusable delays due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other cases beyond the reasonable control of Borrower or the Owner Parties other than lack of funds, the Owner Parties shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws and in accordance with the terms and conditions of the Hotel Management Agreement;

(D) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower or the Owner Parties;

(E) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) nine (9) months after the occurrence of such Casualty or Condemnation, (3) the date required for such completion pursuant to the Hotel Management Agreement, (4) such time as may be required under applicable Legal Requirements or (5) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(F) the Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under the Hotel Management Agreement and all applicable Legal Requirements;

(G) if the Net Proceeds are equal to or greater than $10,000,000.00, Lender shall be reasonably satisfied that the gross cash flow of the Property for the succeeding twelve (12) month period following the completion of the Restoration will be restored to a level sufficient to cover all carrying costs and operating expenses of the Property for such twelve (12) month period, including, without limitation, the debt service on the Note at a coverage ratio (after deducting all required reserves as required by Lender from net operating income) of at least 1.30 to 1.00;

(H) such Casualty or Condemnation, as applicable, does not result in the permanent total loss of access to the Property or the Improvements;

(I) the Owner Parties shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by the Owner Parties’ architect or engineer stating the entire estimated cost of completing the Restoration, which budget shall be reasonably acceptable to Lender;

(J) the Net Proceeds together with any Cash or Cash equivalent deposited by the Owner Parties or Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the estimated cost of the Restoration, taking into account the budget delivered to Lender in accordance with clause (I) above;

(K) (i) the King’s Village Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement King’s Village Management Agreement with a Qualified King’s Village Manager, prior to the opening or reopening of King’s Village for business with the public; and (ii) the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the Hotel for business with the public; and

(L) the Hotel Management Agreement is not terminated as a result of such casualty.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower or the Owner Parties from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) In the event the estimated cost of Restoration exceeds $2,500,000.00, all plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than $500,000.00, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by the Owner Parties. The Restoration shall be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements so that upon completion thereof the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by the Owner Parties from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (A) the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, (B) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the Property, and (C) Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Liens of the Security Instruments and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, the Owner Parties or Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to the Owner Parties, provided no Event of Default shall have occurred and shall be continuing.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to the Owner Parties as excess Net Proceeds pursuant to Section 6.4(b)(vii), may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper until payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, or, at the discretion of Lender, the same may be paid, either in whole or in part, to the Owner Parties for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instruments shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

(d) The provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire shall not apply to this Agreement. In the event of any conflict, inconsistency or ambiguity between the provisions of Section 6.4 of this Agreement and the provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire, the provisions of Section 6.4 of this Agreement shall control.

VII.	SUBACCOUNT FUNDS

Section 7.1 Ground Rent Escrow Fund.

Borrower shall pay to Lender, or cause the Lockbox Bank to make the appropriate deposit as provided in Article III hereof, on or prior to each Payment Date an amount (the “Monthly Ground Rent Amount”) that is estimated by Lender to be the total monthly Ground Rent due and payable under the Ground Leases (said amount, as so deposited, hereinafter called the “Ground Rent Escrow Fund”). Provided no Event of Default exists, Lender will apply the Ground Rent Escrow Fund to payments of Ground Rent required to be made by Borrower pursuant to Section 5.1.22 hereof. If the amount of the Ground Rent Escrow Fund shall exceed the amounts due for Ground Rent pursuant to Section 5.1.22 hereof, Lender shall return any excess to the Lockbox Account or credit such excess against future payments to be made to the Ground Rent Escrow Fund. If at any time Lender reasonably determines that the Ground Rent Escrow Fund is not or will not be sufficient to pay Ground Rent, Lender shall notify Borrower of such determination and

Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency. The insufficiency of any balance in the Ground Rent Account shall not relieve Borrower and the Owner Parties from their obligations to fulfill all covenants in the Loan Documents with respect to the Ground Leases. Any amount remaining in the Ground Rent Escrow Fund after the Debt has been paid in full shall be returned to Borrower. Promptly after the execution and delivery hereof, Borrower shall cause there to be deposited into the Ground Rent Account an initial amount as reasonably determined by Lender.

Section 7.2 Tax and Insurance Escrow Fund.

Borrower shall pay to Lender, or cause the Lockbox Bank to make the appropriate deposit as provided in Article III hereof, on or prior to each Payment Date (a) one-twelfth of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate in the Tax and Insurance Account sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates; and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Section 6.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 6.1(c) hereof, one-twelfth of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate in the Tax and Insurance Account sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts, deposited under (a) and (b) above, hereinafter called the “Tax and Insurance Escrow Fund”). In the event Lender shall elect to collect payments in escrow for Insurance Premiums pursuant to clause (b) above, Borrower shall pay to Lender an initial deposit to be determined by Lender, in its sole discretion, to increase the amounts in the Tax and Insurance Escrow Fund to an amount which, together with anticipated Monthly Insurance Premium Deposits, shall be sufficient to pay all Insurance Premiums as they become due. Provided no Event of Default exists, Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2 and 6.1, respectively, hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 5.1.2 and 6.1, respectively, hereof, Lender shall return any excess to the Lockbox Account or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. The insufficiency of any balance in the Tax and Insurance Account shall not relieve Borrower and the Owner

Parties from their obligations to fulfill all covenants in the Loan Documents with respect to Taxes and Insurance Premiums. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. Promptly after the execution and delivery hereof, Borrower shall cause there to be deposited into the Tax and Insurance Account an initial amount as reasonably determined by Lender.

Section 7.3 Debt Service Fund.

Borrower shall pay to Lender, or cause the Lockbox Bank to make the appropriate deposit as provided in Article III hereof, on or prior to each Payment Date an amount (the “Monthly Debt Service Payment Amount”) that is estimated by Lender to be the monthly Debt Service due and payable under this Agreement (said amount, as so deposited, hereinafter called the “Debt Service Fund”). Provided no Event of Default exists, Lender will apply the Debt Service Fund to payments of Debt Service required to be made by Borrower pursuant to Section 2.2 hereof. If the amount of the Debt Service Fund shall exceed the amounts due for Debt Service pursuant to Section 2.2 hereof, Lender shall return any excess to the Lockbox Account or credit such excess against future payments to be made to the Debt Service Fund. If at any time Lender reasonably determines that the Debt Service Fund is not or will not be sufficient to pay Debt Service, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency. The insufficiency of any balance in the Debt Service Account shall not relieve Borrower from its obligation to fulfill all covenants in the Loan Documents with respect to Debt Service. Any amount remaining in the Debt Service Fund after the Debt has been paid in full shall be returned to Borrower.

Section 7.4 FF&E Reserve Fund.

If (i) FF&E Subsidiary fails to comply with the requirements for the “Capital Fund” as set forth in the Management Agreement, or (ii) Manager waives such requirements, Lender, in its sole and absolute discretion, may require Borrower to pay to Lender, or cause the Lockbox Bank to make the appropriate deposit as provided in Article III hereof, on or prior to each Payment Date an amount equal to the FF&E Reserve Monthly Deposit (said amounts, as so deposited, hereinafter called the “FF&E Reserve Fund”). The FF&E Reserve Fund, if established, shall be subject to the following provisions:

7.4.1 Disbursements from FF&E Reserve Account.

Lender shall disburse to Borrower the FF&E Reserve Fund from the FF&E Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies FF&E repairs to be paid, or to be reimbursed if Borrower has already paid; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; (c) Lender shall have received an Officers’ Certificate (i) stating that all FF&E repairs at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and, to the best of Borrower’s and the Owner Parties’ knowledge, in accordance with all Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the FF&E repairs, (ii) identifying each Person that supplied materials or labor in connection with the FF&E repairs performed at the Property with respect to the reimbursement to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers for each contract or payment in excess of $10,000 or other evidence of payment satisfactory to Lender with respect to all disbursements from the FF&E Reserve Fund previously made by Lender; (d) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances; and (e) Lender shall have received such other evidence as Lender shall reasonably request that the FF&E repairs to be funded by the requested disbursement have been completed and are paid for upon such disbursement to Borrower. Lender shall not be required to make disbursements from the FF&E Reserve Account unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the FF&E Reserve Account is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made). Lender shall not be obligated to make disbursements from the FF&E Reserve Account with respect to the Property in excess of the amount deposited by Borrower. Lender shall make disbursements from the FF&E Reserve Account to pay for or reimburse Borrower only for the costs of FF&E.

7.4.2 Additional Requirements.

(a) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with FF&E replacements costing, in the aggregate, in excess of $500,000.00. Upon Lender’s request, Borrower shall cause the Owner Parties to assign any contract or subcontract to Lender.

(b) In the event Lender determines in its reasonable discretion that any FF&E replacement is not being performed in a workmanlike or timely manner or that any replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory replacement and, during the continuance of an Event of Default, to proceed under existing contracts or to contract with third parties to complete such replacement and to apply the FF&E Reserve Fund toward the labor and materials necessary to complete such replacement, without providing any prior notice to Borrower or the Owner Parties and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(c) Upon the occurrence and continuance of an Event of Default hereunder, in order to facilitate Lender’s completion or making of the replacements pursuant to Section 7.4.2(b) above, Borrower, on behalf of the Owner Parties, grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the FF&E Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the FF&E Pledge

Agreement. For this purpose, Borrower, on behalf of the Owner Parties, constitutes and appoints Lender the Owner Parties’ true and lawful attorney-in-fact with full power of substitution to complete or undertake the Replacements in the name of the Owner Parties. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower, on behalf of the Owner Parties, empowers said attorney-in-fact as follows: (i) to use any funds in the FF&E Reserve Account for the purpose of making or completing FF&E replacements; (ii) to make such additions, changes and corrections to FF&E replacements as shall be necessary or desirable to complete the replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the replacements, or for clearance of title; (v) to execute all applications and certificates in the name of the Owner Parties which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which the Owner Parties might do on their own behalf to fulfill the terms of this Agreement.

(d) Nothing in this Section 7.4.2 shall: (i) make Lender responsible for making or completing FF&E replacements; (ii) require Lender to expend funds in addition to the FF&E Reserve Fund to make or complete any replacement; (iii) obligate Lender to proceed with the replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any replacement.

(e) Lender may require an inspection of the Property at Borrower’s and the Owner Parties’ expense prior to making a monthly disbursement from the FF&E Reserve Account in order to verify completion of FF&E replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the FF&E Reserve Account. Borrower shall, and shall cause the Owner Parties to, pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional; provided, however, Borrower shall not be obligated to pay the cost of an independent qualified professional unless the inspection is of FF&E replacements costing, in the aggregate, in excess of $500,000.

(f) Before each disbursement from the FF&E Reserve Account, Lender may require Borrower to cause the Owner Parties to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the Property since the date of recordation of the Security Instruments and that title to the Property is free and clear of all Liens (other than the Liens of the Security Instruments and other Permitted Encumbrances).

7.4.3 Failure to Make Replacements.

(a) If Borrower fails to comply with any provision of this Section 7.4 and such failure, after notice and the expiration of cure periods, results in the occurrence of an Event of Default, Lender may use the FF&E Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of FF&E replacements as provided in Sections 7.4.2(b) and 7.4.2(c), or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the FF&E Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the FF&E Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.4.4 Balance in the FF&E Reserve Account.

The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower and the Owner Parties from their obligations to fulfill all covenants in the Loan Documents with respect to preservation and maintenance.

7.4.5 Full Payment of Debt.

Any amount remaining in the FF&E Reserve Fund upon full payment of the Debt shall be returned to Borrower.

Section 7.5 Mezzanine Debt Service Fund.

Borrower shall pay to Lender, or cause the Lockbox Bank to make the appropriate deposit as provided in Article III hereof, on or prior to each Payment Date an amount (the “Monthly Mezzanine Debt Service Payment Amount”) that is estimated by Lender to be the monthly Mezzanine Debt Service due and payable under the Mezzanine Loan Documents (said amount, as so deposited, hereinafter called the “Mezzanine Debt Service Fund”). Provided no Event of Default exists, Lockbox Bank, on each Payment Date, shall cause the funds then in the Mezzanine Debt Service Fund to be disbursed to or at the direction of Borrower.

Section 7.6 Interest Reserve Fund.

If a Trigger Event has occurred and is continuing, Borrower shall pay to Lender, or cause the Lockbox Bank to make the appropriate deposit as provided in Article III hereof, on or prior to each Payment Date the amount remaining in the Lockbox Account, if any, after all deposits to Subaccounts other than the Interest Reserve Account have been made as provided in Article III hereof (said amount, as so deposited, hereinafter called the “Interest Reserve Fund”). Provided no Event of Default exists, Lender will apply the Interest Reserve Fund to any payments of Debt Service required to be made by Borrower pursuant to Section 2.2 hereof, in the event that the then existing Debt Service Fund was insufficient to pay the Monthly Debt Service Payment Amount. The insufficiency of any balance in the Interest Reserve Account shall not relieve Borrower from its obligation to fulfill all covenants in the Loan Documents with respect to Debt Service. Any amount remaining in the Interest Reserve Fund upon either (i) expiration of the Trigger Event or (ii) full payment of the Debt shall be returned to Borrower.

Upon the occurrence of an Event of Default, Lender may use the Interest Reserve Fund (or any portion thereof) for any purpose, including but not limited to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Interest Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Interest Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

Section 7.7 Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the related Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.

(b) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that earnings or interest on the Tax and Insurance Escrow Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender.

(e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

VIII.	DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if Borrower fails to pay:

(A) any scheduled payment amount when the same is due under the Note, this Agreement, any of the Pledge Agreements or any other Loan Document, including without limitation monthly payments of interest, monthly deposits into Reserve Funds established hereunder and the final payment to pay all outstanding Debt on the Maturity Date; provided, however, that within any twelve (12) month period, Borrower shall be entitled to a two (2) Business Day cure period with respect to only two (2) such payments;

(B) any other monetary amount from time to time owing under the Note, this Agreement, any of the Pledge Agreements or any other Loan Document (other than amounts subject to the preceding clause (A)) within ten (10) days after written notice from Lender to Borrower that the same is due;

(ii) if any of the Taxes or Other Charges are not paid on or before the date that they shall become delinquent, subject to Borrower’s or the Owner Parties’ right to contest Taxes in accordance with Section 5.1.2 hereof, except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited into the Tax and Insurance Account in accordance with Article III hereof;

(iii) if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender upon request, except to the extent Lender has elected to collect payments in escrow for Insurance Premiums pursuant to Section 7.2 and sums sufficient to pay Insurance Premiums as well as the required Tax escrows have been deposited into the Tax and Insurance Account in accordance with Article III hereof;

(iv) if Borrower transfers (directly or indirectly) or encumbers any portion of the Collateral in violation of the provisions hereof or any Pledge Agreement, if any Owner Party transfers (directly or indirectly) or encumbers any portion of the Property in violation of the provisions hereof or the Security Instruments, or if any Transfer prohibited under Section 5.2.10 occurs;

(v) if any representation or warranty made by Borrower, Principal, any Owner Party or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been untrue in any material respect as of the date the representation or warranty was made; provided, however, that if the damages, if any, caused by such misstatement can be cured, or the cause of such misstatement can be corrected, and in either case, such misstatement was not intentional, it shall not be an Event of Default if such damages are cured or such cause is corrected within thirty (30) days after Borrower has knowledge (or is given notice) of same, and provided further that such 30-day cure period shall be reduced to five (5) days with respect to any misstatement under Section 4.1.8;

(vi) if Borrower, any Owner Party, Principal or any Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, any Owner Party, Principal or any Guarantor or if Borrower, any Owner Party, Principal or any Guarantor shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any Owner Party, Principal or any Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any Owner Party, Principal or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective negative covenants contained in Sections 5.2.2, 5.2.3, 5.2.4, 5.2.8, 5.2.9, 5.2.10, 5.2.11 or 5.2.12;

(x) (A) if a default by King’s Village Subsidiary has occurred and continues beyond any applicable notice and cure period under the King’s Village Management Agreement (or any Replacement King’s Village Management Agreement) if such default permits King’s Village Manager thereunder to terminate or cancel the King’s Village Management Agreement (or any Replacement King’s Village Management Agreement), or (B) if a default by FF&E Subsidiary has occurred and continues beyond any applicable notice and cure period under the Management Agreement (or any Replacement Management Agreement) if such default permits Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xi) (A) if Borrower or Principal violates or does not comply with the provisions of Sections 4.1.34(a)-(e), (h), (l)-(q) or (s)-(w) hereof; (B) if Borrower or Principal violates or does not comply in any material respect with the provisions of Sections 4.1.34(f), (g), (i)-(k) or (r); (C) if any Owner Party or such Owner Party’s Principal violates or does not comply with the provisions of Sections 4.1.46(a)-(e), (h), (l)-(q) or (s)-(w) hereof; or (D) if any Owner Party or such Owner Party’s Principal violates or does not comply in any material respect with the provisions of Sections 4.1.46(f), (g), (i)-(k), or (r);

(xii) subject to Borrower’s right of contest as provided in this Agreement, if the Property or the Collateral becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for Taxes not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days;

(xiii) if any federal tax Lien or state or local income tax Lien is filed against Borrower, any Owner Party, Principal, any Guarantor, the Property or any Collateral and subject to Section 5.1.2 hereof, same is not discharged of record within thirty (30) days after same is filed;

(xiv) if Borrower fails to timely provide or cause Owner to timely provide any financial reports and statements required to be delivered under Section 5.1.10 within the time periods set forth therein, and such failures continue for a period of ten (10) Business Days after written notice from Lender to Borrower;

(xv) if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty, the Debt Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable notice and grace periods, if any;

(xvi) if (i) the Interest Rate Cap Agreement is terminated for any reason by Borrower or the Counterparty, or (ii) the Counterparty defaults in the performance of its monetary obligations under the Interest Rate Cap Agreement or (iii) the rating of the Counterparty is subject to any downgrade, withdrawal or qualification by an Rating Agency, and Borrower does not within thirty (30) days (A) replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement in accordance with Section 2.4 hereof, and (B) deliver to Lender, in form and substance reasonably satisfactory to Lender (x) an Assignment of Interest Rate Cap, (y) a recognition letter from the Counterparty thereto acknowledging the assignment of the Replacement Interest Rate Cap Agreement and (z) the opinion of counsel from counsel for the Counterparty required pursuant to Section 2.4 hereof;

(xvii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xviii) if any Owner Party shall fail to pay the Ground Rent under any Ground Lease when said Ground Rent is due and payable, except to the extent sums sufficient to pay such Ground Rent have been deposited into the Ground Rent Account in accordance with Article III hereof;

(xix) if (A) there shall occur any default by any Owner Party, as tenant under one or more Ground Leases, in the observance or performance of any term, covenant or condition of any Ground Lease on the part of such Owner Party to be observed or performed, and said default is not cured following the expiration of any applicable grace and notice periods therein provided; provided, however, that if Lender has no independent right of cure and additional grace period beyond that which is given to the applicable Owner Party under such Ground Lease(s) or a related agreement, then Borrower shall be required hereunder to cure such default within one-half (1/2) of the applicable grace period; (B) the leasehold estate created by any Ground Lease shall be surrendered by any Owner Party; (C) any Ground Lease shall cease to be in full force and effect as a result of the applicable Owner Party’s act or failure to act; (D) any Ground Lease shall be terminated or canceled by any Owner Party; (E) there shall occur an event or condition that gives the Ground Lessor under a Ground Lease a right to terminate or cancel such Ground Lease; or (F) any of the terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(xx) if any of the material representations and warranties contained in any certificate delivered to counsel providing the Insolvency Opinion in connection with such counsel’s delivery of the Insolvency Opinion to Lender in connection with the Loan is or shall become untrue in any material respect;

(xxi) if the Owner Parties (A) cease to operate the Hotel as a first-class, full-service hotel or King’s Village as an “upscale” shopping mall, or (B) terminate such business for any reason whatsoever (in each case, other than temporary cessation in connection with any renovations to the Property or Restoration of the Property after Casualty or Condemnation);

(xxii) if FF&E Subsidiary terminates or cancels the Hotel Management Agreement or operates the Property under the name of any hotel chain or system other than Hyatt in a manner that is not permitted hereunder, or Hotel Company terminates or cancels, by reason of a default which has occurred and continued beyond the applicable cure period, the Hotel Management Agreement, in either case, without Lender’s prior written consent;

(xxiii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days, unless the ramifications of such Default do not cause a material adverse effect on the use, operations or value of the Property, in which event such additional period shall be extended an additional sixty (60) days (i.e., to a total of 120 days); or

(xxiv) if there shall be a default under the Security Instruments, the Pledge Agreements or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower, any Owner Party, any Guarantor, the Collateral or the Property.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan

Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower, each Owner Party, each Guarantor, the Collateral, the Property and under the Loan Documents with respect to the Property, including, without limitation and with or without notice to Borrower, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and any or all of the Collateral and the Property and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code against Borrower and any or all of the Collateral and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral and the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Property and the Collateral and the Property have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Upon the occurrence and during the continuance of an Event of Default, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any part of the Collateral or the Property for the satisfaction of any of the Debt in preference or priority to any other part of the Collateral or the Property, and Lender may seek satisfaction out of the Collateral or the Property or any part thereof, in its absolute discretion in respect of the Debt. In addition, upon the occurrence and during the continuance of an Event of Default, to the extent permitted under Applicable Law, Lender shall have the right from time to time to partially foreclose upon the Collateral or the Property in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon the Collateral or the Property to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral or the Property to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral and the Property shall remain subject to the Security Instruments, respectively, to secure payment of sums secured by the Security Instruments and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, in addition to other remedies or rights available to Lender, Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power, unless Lender reasonably determines that the making or execution of such documents must occur sooner in order to protect Lender’s interest in the Collateral or the Property. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Collateral or the Property subsequent to the occurrence of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 8.3 Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 8.4 Right to Cure Defaults.

Upon the occurrence and during the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, make any payment or do any act required of Borrower hereunder in such manner and to such extent as Lender may deem reasonably necessary to protect the security hereof or of any other Loan Document. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property or the Collateral for such purposes, and the reasonable cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.4, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses paid by Lender in remedying such Event of Default or protecting the Collateral or the Property shall bear interest at the Default Rate, for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender.

Section 8.5 Power of Attorney.

For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section 8, Borrower hereby irrevocably appoints the Lender as its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this subsection in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

IX.	SPECIAL PROVISIONS

Section 9.1 Sale of Notes and Securitization.

Lender may, at any time, sell, transfer, pledge or assign the Note, this Agreement, the Guaranties, the Security Instruments and the other Loan Documents or any portion thereof, and any or all servicing rights with respect thereto, or syndicate the loan or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”). At the request of Lender and, to the extent not already required to be provided by Borrower under this Agreement, Borrower, at Lender’s expense, shall, and shall cause Sponsor, Principal, each Owner Party and each Guarantor to, use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender to satisfy market standards or which may be reasonably required by prospective investors or required by the Rating Agencies in connection with a Securitization or the sale of the Note or the participations or Securities, including, without limitation, using reasonable efforts to do (or cause to be done) the following (but Borrower will not in any event be required to incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations than as currently set forth in the Loan Documents and (ii) except as expressly set forth in this Article IX, any expense or liability):

(a) subject to the last paragraph of this Section 9.1, (i) provide such additional or updated financial and other information with respect to the Collateral, the Property, Borrower, each Owner Party, each Guarantor, Sponsor, Principal, Manager, King’s Village Manager and Hotel Company, (ii) provide budgets relating to the Property and (iii) to perform or permit or cause to be performed or permitted such site inspection, Appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by Lender or requested by the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, and as may be requested by the Rating Agencies, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b) if requested by the Rating Agencies in connection with the Securitization, deliver (i) a revised Insolvency Opinion and (ii) revised opinions of counsel as to due execution and enforceability with respect to the Property, the Collateral, Borrower, each Owner Party, each Guarantor and Principal and the Loan Documents; provided that any such opinions of counsel that Borrower is required to cause to be delivered in connection with a Securitization other than those delivered at the original Loan closing, shall be delivered at Lender’s expense, it being agreed that in no event shall Borrower be obligated to deliver or pay for an opinion of counsel with respect to “true sale,” “no fraudulent conveyance” or “10b-5” matters, and (iii) if reasonably required by Lender or required by the Rating Agencies, revised Borrower’s Organizational Documents, which opinions of counsel and Borrower’s Organizational Documents shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(c) if required by the Rating Agencies, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(d) without cost to Borrower, execute such amendments to the Loan Documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section (e) below,) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan;

(e) if Lender elects, in its sole discretion, prior to or upon a Securitization, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities and maturities (and such new notes or modified notes shall have the same initial weighted average coupon as the original Note in the absence of a Default, but such new notes or modified notes may change the interest rate and amortization of the Loan), Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide, at Lender’s expense, opinions necessary to effectuate the same; provided, however, that nothing contained in this Section 9.1(e) shall result in any economic or other material adverse change in the transaction contemplated by this Agreement or the other Loan Documents (unless Borrower is made whole by Lender) or result in any operational changes that are unduly burdensome to the Property or Borrower. Notwithstanding anything to the contrary contained herein, Borrower shall not be required to modify any Loan Document or Organizational Document of Borrower in a manner which would increase Borrower’s obligations or have any adverse effect whatsoever on Borrower (other than to a de minimis extent);

(f) make such representations and warranties as of the closing date of the Securitization with respect to the Collateral, the Property, Borrower, each Owner Party, Principal, each Guarantor and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by Lender or requested by the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; and

(g) supply to Lender such documentation, financial statements and reports as are reasonably required for Lender to comply with Regulation S-X and Regulation AB of the federal securities law, if applicable; provided, however, that Lender shall not deliver or disclose any detailed financial statement(s) of any of Hyatt Corporation, Hyatt Guarantor or Whitehall Guarantor to any third party unless such third party has executed a confidentiality agreement with Lender, or Lender’s successor, on Lender’s (or Lender’s successor’s) standard form at the time or another form reasonably satisfactory to Lender (or Lender’s successor).

Notwithstanding anything to the contrary contained herein, (i) in no event shall any private placement memorandum, prospectus, prospectus supplement or other Disclosure Document include financial information about any of Hyatt Corporation, Hyatt Guarantor or Whitehall Guarantor other than a brief statement of the total amount of assets and liabilities of such Guarantor, and (ii) all reasonable third party costs and expenses (including legal expenses) incurred by Borrower or Lender in connection with Borrower complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender. Notwithstanding the foregoing, the provisions of this paragraph shall in no way limit or affect any Borrower obligation to pay any costs expressly required to be paid by Borrower pursuant to any other Sections of this Agreement.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, Borrower will reasonably cooperate with Lender in updating the Disclosure Document by providing reasonably current information necessary to keep the Disclosure Document accurate and complete in all material respects as it relates to the Property, the Collateral, Borrower, each Owner Party, each Guarantor and Principal.

(b) Borrower agrees to provide, upon Lender’s request in connection with the Securitization, an indemnification agreement (i) certifying that Borrower has carefully examined those portions of the Disclosure Documents reasonably designated in writing by Lender for Borrower’s review regarding the Property, the Collateral, Borrower, each Owner Party, each Guarantor, the Operating Lease, the Ground Leases, the Management Agreement, the Hotel Management Agreement and the King’s Village Management Agreement and Principal, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage Loans and Mortgaged Property” (solely as it relates to Borrower or the Property themselves and not with respect to the Loan, the Loan Documents or any other matter), “The Manager,” and “The Borrower” (collectively with the Provided Information, the “Covered Disclosure Information”), and that the information provided in such portions of the Disclosure Documents does not (except to the extent specified by Borrower if Borrower does not agree with the statements contained therein), as of the date of such certificate, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (ii) indemnifying Lender, the Affiliate of Lender (the “Filer”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Filer Group”), and the Filer, each of its directors and each Person who controls the Filer within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act

(collectively, the “Underwriter Group”) for any actual out-of-pocket losses, claims, damages (excluding lost profits, diminution of value or other consequential damages) or liabilities (collectively, the “Liabilities”) to which Lender, the Filer Group or the Underwriter Group may become subject to the extent the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Covered Disclosure Information or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (iii) agreeing to reimburse Lender, the Filer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Filer Group and the Underwriter Group in connection with investigating or defending the Liabilities. Notwithstanding anything to the contrary contained herein or in any indemnification agreement, (x) Borrower’s obligation to indemnify in respect of any information contained in any Disclosure Document that is derived in part from information provided by Borrower and in part from information provided by others unrelated to or not employed by Borrower, shall be limited to any untrue statement or omission of material fact in the Covered Disclosure Information that results directly from an error in any information provided (or which should have been provided) by Borrower which Borrower has been given the opportunity to examine and reasonably approve and (y) Borrower shall have no responsibility for the failure of any member of the Securitization underwriting group to accurately transcribe written information supplied by Borrower or to include such portions of the Covered Disclosure Information); provided, however, that (1) Borrower will be liable in any such case under clause (ii) above only to the extent that any such Liabilities arise out of or are based upon any such untrue statement or omission made in the Covered Disclosure Information which the Indemnifying Persons have been given the opportunity to examine and reasonably approve. This indemnity agreement will be in addition to any liability that Borrower may otherwise have. Moreover, the indemnification provided for in clause (ii) above shall be effective whether or not a separate indemnification agreement described in clause (i) above is provided. Notwithstanding anything to the contrary contained in this Section 9.2, the indemnity, reimbursement and contribution obligations set forth in this Section 9.2 with respect to any preliminary private placement memorandum or preliminary prospectus shall not inure to the benefit of Lender or any of the Filer Group or Underwriter Group if the Person asserting any such Liability purchased any of the Securities which are the subject thereof and did not receive a copy of the final private placement memorandum or final prospectus (or the final private placement memorandum or final prospectus as supplemented) at or prior to the confirmation of the sale of such Securities to such Person in any case where such delivery is required and the untrue statement or omission of a material fact contained in such preliminary private placement memorandum or preliminary prospectus was corrected in the final private placement memorandum or final prospectus (or the final private placement memorandum or final prospectus as supplemented).

(c) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnifications provided for in Section 9.2(b) is or are for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Filer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined solely by pro rata or per capita allocation.

(e) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3 Servicer.

At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement, and for payment of the periodic servicing fees due to the Servicer under the Servicing Agreement (all such fees, costs and payments, collectively, the “Servicing Fee”).

Section 9.4 Full Recourse.

The repayment of the Loan and all of Borrower’s obligations hereunder and under all of the other Loan Documents are full recourse obligations of Borrower, but not of any direct or indirect member, shareholder, partner, principal, affiliate, employee, officer, director, agent or representative of Borrower, and none of such direct or indirect member, shareholder, partner, principal, affiliate, employee, officer, director, agent or representative of Borrower shall have any liability in its personal or individual capacity, but instead, all parties shall look solely to the property and the assets of Borrower for satisfaction of any obligation of any nature of Borrower under this Agreement; provided, however, the foregoing limitation on liability shall not affect the liability of any of the Guarantors under the Guaranty or the Debt Guaranty.

Section 9.5 Mezzanine Financing.

Lender shall have the right at any time to divide the Loan into two or more parts (the “Senior Mezzanine Option”): a mortgage loan (the “Senior Mortgage Loan”) and one or more mezzanine loans (the “Senior Mezzanine Loan(s)”). The principal amount of the Senior Mortgage Loan plus the principal amount of the Senior Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Senior Mortgage Loan and the Senior Mezzanine Loan(s). In effectuating the foregoing, Lender will make a loan to one or more mezzanine borrowers (“Senior Mezzanine Borrower(s)”); Senior Mezzanine Borrower(s) will contribute the amount of the Senior Mezzanine Loan(s) to Borrower and Borrower will apply the contribution to pay down the Senior Mortgage Loan. The Senior Mortgage Loan and the Senior Mezzanine Loan(s) will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Security Instruments and the other Loan Documents except as follows:

(a) Lender shall have the right to establish different interest rates and debt service payments for the Senior Mortgage Loan and the Senior Mezzanine Loan(s) and to require the payment of the Senior Mortgage Loan and the Senior Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Senior Mortgage Loan and the Senior Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Senior Mortgage Loan and the Senior Mezzanine Loan(s), (ii) the initial weighted average interest rate of the Senior Mortgage Loan and the Senior Mezzanine Loan(s) shall initially on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of the Senior Mortgage Loan and the Senior Mezzanine Loan(s) and (iii) the initial debt service payments on the Senior Mortgage Loan note and the Senior Mezzanine Loan note(s) shall initially on the date created equal the debt service payment which was due under the Loan immediately prior to creation of the Senior Mortgage Loan and the Senior Mezzanine Loan(s). The Senior Mezzanine Loan(s) will be made pursuant to Lender’s standard mezzanine loan documents. The Senior Mezzanine Loan(s) will be subordinate to the Senior Mortgage Loan and will be governed by the terms of an intercreditor agreement between the holders of the Senior Mortgage Loan and the Senior Mezzanine Loan(s).

(b) Senior Mezzanine Borrower(s) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Borrower. The security for the Senior Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct ownership interests in Borrower and Principal, and such ownership interests must be “certificated securities” as defined in and governed by Article 8 of the Uniform Commercial Code in effect in the states in which the Borrower and Principal are organized.

(c) Senior Mezzanine Borrower(s) and Borrower shall cooperate with all reasonable requests of Lender in order to divide the Loan into a Senior Mortgage Loan and one or more Senior Mezzanine Loan(s) and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions, (ii) the modification of organizational documents and Loan Documents, (iii) authorize Lender to file any UCC-1 Financing Statements reasonably required by Lender to perfect its security interest in the collateral pledged as security for the Senior Mezzanine Loan(s), (iv) execute such other documents reasonably required by Lender in connection with the creation of the Senior Mezzanine Loan(s), including, without limitation, guaranties substantially similar in form and substance to the Guaranties (if appropriate, as reasonably determined by Lender) delivered on the date hereof in connection with the Loan, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity delivered on the date hereof in connection with the Loan, a conditional assignment of management agreement substantially similar in form and substance to the Assignment of King’s Village Management Agreement delivered on the date hereof in connection with the Loan, a conditional assignment of hotel management agreement substantially similar in form and substance to the Assignment of Hotel Management Agreement delivered on the date hereof in connection with the Loan, and a conditional assignment of management agreement substantially similar in form and substance to the Assignment of Management Agreement delivered on the date, if any, upon which the Hotel Management Agreement and the Management Agreement become separate documents, (v) deliver appropriate authorization, execution and enforceability opinions with respect to the Senior Mezzanine Loan(s) and amendments to the Senior Mortgage Loan, (vi) deliver the Owner’s Title Policy of Borrower together with a mezzanine endorsement issued to Lender, and (vii) deliver an “Eagle 9” or equivalent UCC Title Insurance Policy, satisfactory to Lender, insuring the perfection and priority of the lien on the collateral pledged as security for the Senior Mezzanine Loan.

All reasonable third party costs and expenses incurred by Lender or Borrower (including attorneys’ fees) in connection with Borrower’s complying with requests made under this Section 9.5, including, without limitation, UCC insurance premiums, shall be paid by Lender.

It shall be an Event of Default under this Agreement, the Note, the Security Instruments and the other Loan Documents if Borrower, or Senior Mezzanine Borrower, fails to comply with any of the terms, covenants or conditions of this Section 9.5 after expiration of ten (10) Business Days after notice thereof.

Nothing contained in this Section 9.5 is intended to impose upon Borrower any duties, obligations or liabilities greater than or in addition to those owed by Borrower under the other provisions of this Agreement as a result of Lender’s exercise of the Senior Mezzanine Option.

Section 9.6 Certain Additional Rights of Lender.

Subject to the terms hereof, Lender shall have the right:

(a) to routinely consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Routine consultation meetings may occur no more frequently than quarterly, with Lender having the right to call special meetings at any reasonable time (but not more frequently than once per quarter) and upon reasonable advance notice. Borrower shall have no obligation to adhere to any advice proposed by Lender, except as the same may be otherwise specifically required elsewhere in the Loan Documents;

(b) in accordance with but subject to the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) in accordance with but subject to the terms of this Agreement, to receive financial reports and other statements as provided in Section 5.1.10 hereof; and

(d) during the continuance of an Event of Default, in accordance with but subject to the terms of this Agreement, but without restricting any other right of Lender under this Agreement, to exercise certain approval rights with respect to the proposed annual operating budgets as provided in 5.1.10(e) hereof.

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender. Nothing contained in this Section 9.6 is intended (i) to confer upon Lender any rights or privileges greater than those inuring to Lender under the other provisions of this Agreement, (ii) to impose upon Borrower any duties, obligations or liabilities greater than or in addition to those owed by Borrower under the other provisions of this Agreement, or (iii) to constitute Lender a partner or member of Borrower or a third-party beneficiary of Borrower’s Organizational Documents.

Section 9.7 Intercreditor Agreement.

(a) Lender and Mezzanine Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Mezzanine Loan, the Loan, the Owner Parties, Borrower and the Property. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mezzanine Lender and (ii) neither Borrower nor any Owner Party is an intended third-party beneficiary of any of the provisions therein, and shall not be entitled to rely on any of the provisions contained therein. Lender and Mezzanine Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

(b) In the event the Lender is required pursuant to the terms of the Intercreditor Agreement to pay over any payment or distribution of assets, whether in cash, property or securities which is applied to the Debt, then Borrower agrees to indemnify Lender for any amounts so paid, and any amount so paid shall continue to be owing pursuant to the Loan Documents as part of the Debt notwithstanding the prior receipt of such payment by Lender.

Section 9.8 Third-Party Lender Refinancing.

(a) Borrower and Sponsor shall reasonably cooperate with Lender in connection with any proposed refinancing of the Loan or any portion thereof with any third-party lender. Such cooperation shall include, without limitation, using reasonable efforts in seeking to obtain or perform the following:

(i) an acceptable Phase I environmental report and a property condition report for the Property showing that Borrower and the Owner Parties have complied with the environmental, maintenance and repair obligations under this Agreement and the other Loan Documents;

(ii) evidence that (A) all zoning, entitlements and permits currently required for the Property are in place, (B) the Property and the Collateral comply with all Legal Requirements and (C) title to the Property is marketable and is as otherwise required under this Agreement and the other Loan Documents;

(iii) customary due diligence (legal, financial and accounting), including, but not limited to, diligence relating to any Guarantor, Sponsor, Borrower, any Owner Party, the Collateral and the Property;

(iv) an Appraisal in form reasonably acceptable to the proposed lender; and

(v) an estoppel from each Ground Lessor reasonably acceptable to the proposed lender, including such Ground Lessor’s consent to a first-lien leasehold mortgage on the Property for the benefit of the proposed lender.

For the avoidance of doubt (without waiving any other Events of Default), it shall not be a Default or an Event of Default if (X) Borrower and Sponsor, despite reasonable efforts, fail to obtain or perform items (i) – (v) of this Section 9.8(a); or (Y) Lender is not satisfied with the state of facts for the Property and/or the Collateral, as revealed by these items.

(b) All costs and expenses incurred by Borrower, Sponsor and Lender in connection with this Section 9.8 shall be paid by Lender.

Section 9.9 Confidentiality.

Lender agrees to take normal and commercially customary and reasonable precautions to maintain the confidentiality of all non-public information provided to it by Borrower or by any other Person on Borrower’s behalf in connection with the Loan, the Property, the Collateral or relating to the Borrower or any Affiliates of the Borrower. In any event, Lender and any assignee or participant or prospective assignee or participant may disclose such information (1) at the request of any Governmental Authority with jurisdiction over Lender or any assignee or participant or prospective assignee or participant or in connection with an examination of such Person by any such Governmental Authority, (2) pursuant to subpoena or other process of a court or other Governmental Authority having jurisdiction over Lender or any assignee or participant or prospective assignee or participant, (3) when required to do so in accordance with the provisions of any applicable law, rule, order or regulation, (4) at the express direction of any Governmental Authority with jurisdiction over Lender or any assignee or participant or prospective assignee or participant, (5) to such Person’s independent auditors, attorneys and other professional advisors or any potential assignee or participant, in each case, which agrees to be bound by this Section 9.9, (6) if such information has become public other than through disclosure by such Person, (7) in connection with any litigation involving such Person, and (8) to any Affiliate of such Person which agrees in writing to be bound by this Section 9.9.

X.	MISCELLANEOUS

Section 10.1 Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not unreasonably withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from unreasonably delaying or conditioning such consent or approval.

Section 10.3 Governing Law.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:

W2007 WKH Senior Borrower, LLC

c/o Whitehall Street Global Real Estate Limited Partnership 2007

c/o Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Attention: Whitehall Chief Financial Officer

Facsimile: (212) 357-5505

With copies to:	Sullivan & Cromwell, LLP 125 Broad Street New York, NY 10004 Attention: Anthony J. Colletta, Esq. Facsimile: (212) 558-3588

Archon Group, LP Attn: Director - Hotel Investment Accounting 6011 Connection Drive Irving, TX 75039 Fax: (972) 368-7615

If to Lender:	SDI, Inc. c/o Hyatt Corporation 71 South Wacker Drive Chicago, Illinois 60606 12th Floor, Attention: General Counsel Facsimile: (312) 780-5284

With a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attention: Richard Chadakoff, Esq. Facsimile: (212) 751-4864

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Notice for any party may be given by its respective counsel, and notice for Lender may also be given by Servicer.

Section 10.7 Trial by Jury.

BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND EACH WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 10.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice.

Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within five (5) Business Days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Collateral and the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) except as otherwise provided in this Agreement, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender shall be payable to Lender’s designee.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender.

(c) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any state statute or other similar law that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 4.1.8 or 5.2.8 hereof.

(d) Subject to Section 9.1 as it relates to the costs incurred with respect to the initial Securitization, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, (i) any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses.

(a) The parties hereto acknowledge that Lender may be an Affiliate of Manager under the Management Agreement. Neither party shall set off any claims under or in connection with the Loan against amounts owing to or by Manager under the Management Agreement or with respect to Manager’s obligations therein. Borrower shall not assert any claims under the Management Agreement or with respect to Manager’s obligations therein as a defense or counterclaim of Borrower’s obligations under the Loan, and Borrower waives its rights to assert any or all such claims.

(b) The parties hereto acknowledge that Lender may be an Affiliate of King’s Village Manager under the King’s Village Management Agreement. In such event, neither party shall set off any claims under or in connection with the Loan against amounts owing to or by King’s Village Manager under the Management Agreement or with respect to King’s Village Manager’s obligations therein. Borrower shall not assert any claims under the King’s Village Management Agreement or with respect to King’s Village Manager’s obligations therein as a defense or counterclaim of Borrower’s obligations under the Loan, and Borrower waives its rights to assert any or all such claims.

(c) The parties hereto acknowledge that Lender may be an Affiliate of Hotel Company under the Hotel Management Agreement. In such event, neither party shall set off any claims under or in connection with the Loan against amounts owing to or by Hotel Company under the Hotel Management Agreement or with respect to Hotel Company’s obligations therein.

Borrower shall not assert any claims under the Hotel Management Agreement or with respect to Hotel Company’s obligations therein as a defense or counterclaim of Borrower’s obligations under the Loan, and Borrower waives its rights to assert any or all such claims.

(d) Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral or the Property other than that of pledge, mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity.

All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Global Hyatt Corporation or Hyatt Corporation or any of their Affiliates (but with respect to Global Hyatt Corporation and Hyatt Corporation and their Affiliates, only until a Successful Syndication occurs) shall be subject to (i) the prior written approval of Lender, which shall not be unreasonably withheld; and (ii) the prior written approval of Global Hyatt Corporation or Hyatt Corporation with respect to use of the Global Hyatt or Hyatt name, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or state securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written approval of Lender, Global Hyatt Corporation or Hyatt Corporation.

Section 10.18 Waiver of Marshalling of Assets.

To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Collateral and the Property, or to a sale in inverse order of alienation in the event of foreclosure of all or part of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral or the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, relating to such subject matter are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Successors and Assigns.

All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: W2007 WKH SENIOR BORROWER, LLC, a Delaware limited liability company

By:	/s/ Anthony Cacioppo
Name: Anthony Cacioppo
Title: Vice President

LENDER: SDI, INC., a Nevada corporation

By:	/s/ Stephen G. Haggerty
Name: Stephen G. Haggerty
Title: Senior Vice President

SCHEDULE I

THE LAND

[1. Steiner Hotel Parcel]

TAX MAP KEY (1) 2-6-023-077

TAX MAP KEY (1) 2-6-023-009

TAX MAP KEY (1) 2-6-023-078

TAX MAP KEY (1) 2-6-023-080

TAX MAP KEY (1) 2-6-023-012

-FIRST:-

All of those certain parcels of land situate on the Northeast side of Kalakaua Avenue at Kapuni and Uluniu, Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOTS:

2, area 9,350 square feet,

3, area 7,650 square feet,

4, area 40,000 square feet,

5, area 5,000 square feet,

6, area 5,000 square feet, and

7, area 5,000 square feet, more or less,

as shown on Map 1, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1840 of Harry Steiner and Hawaiian Trust Company, Limited, Trustees under the Will and of the Estate of James Steiner, deceased;

Being land(s) described in Transfer Certificate of Title No. 497,237 issued to 2424 KALAKAUA ASSOCIATES, a Hawaii limited partnership.

-SECOND:-

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being LOT 47 of the “ROYAL GROVE TRACT”, as shown on File Plan Number 149, filed in the Bureau of Conveyances of the State of Hawaii, and containing an area of 5,000 square feet, more or less.

[2. Steiner Commercial Parcel]

TAX MAP KEY (1) 2-6-023-005

All of that certain parcel of land situate on the northeast side of Kalakaua Avenue at Kapuni and Uluniu, Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 1, area 10,000 square feet, more or less, as shown on Map 1, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1840 of Harry Steiner and Hawaiian Trust Company, Limited, Trustees under the Will and of the Estate of James Steiner, deceased;

Sch. I-1

Being land(s) described in Transfer Certificate of Title No. 497,237 issued to 2424 KALAKAUA ASSOCIATES, a Hawaii limited partnership.

[3. C.K. Parcel]

TAX MAP KEY (1) 2-6-023-011

TAX MAP KEY (1) 2-6-023-010

All of those certain parcels of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOTS: C, area 16,804 square feet, and D, area 651 square feet, more or less,

as shown on Map 4, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1677 of Matson Navigation Company;

As to Lot C, together with access over Lot D to a public highway, as set forth by Land Court Order No. 13415, filed January 6, 1955.

Being land(s) described in Transfer Certificate of Title No. 404,048 issued to C.K. (NEVADA) LLC, a Nevada limited liability company.

-SECOND:-

All of those certain parcels of land situate at Kalia, Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being LOTS 45 and 54 of the “ROYAL GROVE TRACT”, as shown on File Plan Number 149, filed in the Bureau of Conveyances of the State of Hawaii, and containing an aggregate area of 10,000 square feet, more or less.

[4. Okumoto Parcel]

TAX MAP KEY (1) 2-6-023-006

All of those certain parcels of land situate at the corner of Uluniu and Koa Avenues at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being LOTS 77, 78 and 79 of the “ROYAL GROVE TRACT”, as shown on File Plan Number 149, filed in the Bureau of Conveyances of the State of Hawaii, and containing an area of 15,000 square feet, more or less, said lots having a frontage on Koa Avenue of 150 feet, a frontage on Uluniu Avenue of 100 feet and a depth along Lot 80 of 100 feet and a width along Lots 84, 85 and 86 of 150 feet.

[5. Wong Parcel]

TAX MAP KEY (1) 2-6-023-041

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being LOT NUMBER 33 of the “ROYAL GROVE TRACT”, as shown on File Plan Number 149, filed in the Bureau of Conveyances of the State of Hawaii, and containing an area of 4,538 square feet, more or less.

Sch. I-2

[6. Royal Grove Parcel]

Parcel 1:

TAX MAP KEY: (1) 2-6-023-029

All of that certain parcel of land (portion of the land described in and covered by Royal Patent Number 4493, Land Commission Award Number 104 F. L., Apana 5 to M. Kekuanaoa) situate, lying and being on the Southeast side of Kaiulani Avenue between Prince Edward Street and Koa Avenue at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being the WHOLE OF LOTS 25, 26, 27, 28, 35 and 36 and PORTIONS OF LOTS 24, 34 and 37 of the “ROYAL GROVE”, File Plan 149, and thus bounded and described as per survey of Marcellino P. Correa, Registered Land Surveyor, dated January 13, 1971, to-wit:

Beginning at the East corner of this parcel of land, on the Southwest side of Prince Edward Street, being also the East corner of Lot 28 and the North corner of Lot 29 of Royal Grove (File Plan 149), the coordinates of which referred to Government Survey Triangulation Station “LEAHI” being 6,183.96 feet North and 4,334.72 feet West, and running by azimuths measured clockwise from true South:

1.     48°       18’         82.50 feet along Lot 29 of Royal Grove (File Plan 149);

2.     138°     18’         53.00 feet along Lot 38 and the remainder of Lot 37 (37-B) of Royal Grove (File Plan 149);

3.     48°       18’         82.50 feet along remainder of Lot 37 (37-B) of Royal Grove (File Plan 149);

4.     138°     18’         184.49 feet along the Northeast side of Koa Avenue;

Thence along the East corner of Koa Avenue and Kaiulani Avenue, on a curve to the right with a radius of 20.00 feet, the chord azimuth and distance being:

5.     185°     28’         29.33 feet;

6.     232°     38’         120.71 feet along the Southeast side of Kaiulani Avenue;

Thence along the South corner of Kaiulani Avenue and Prince Edward Street, on a curve to the right with a radius of 25.00 feet, the chord azimuth and distance being:

7.     275°     28’         33.99 feet;

8.     318°     18’         223.38 feet along the Southwest side of Prince Edward Street, to the point of beginning and containing an area of 37,125 square feet, more or less.

Together with the rights-of-way and easements set out in the Deed of the Kapiolani Estate, Limited to Percy M. Pond, dated February 2, 1915, recorded in Liber 410 at Page 190.

-NOTE:- The parcel of land subject to rights-of-way and easements, in the above together with, was conveyed to the City and County of Honolulu.

Parcel 2:

Shops Nos. 10, 11, 11a, 12, 4, 9, 32, 32a, 30, 34, 24 and 21 (containing an aggregate of approximately 4,722.4 square feet on the “B” and “C” levels) of the “Kings Alley” buildings situated at 131 Kaiulani Avenue, Honolulu, Hawaii.

Sch. I-3

[7. Fee Owned Parcel]

TAX MAP KEY (1) 2-6-023-061

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being LOT NUMBER 17 of the “ROYAL GROVE TRACT”, as shown on File Plan Number 149, filed in the Bureau of Conveyances of the State of Hawaii, and containing an area of 4,125 square feet, more or less.

Together with an easement and right of foot passage to and from, between the makai line of Kalakaua Avenue and high water mark of the Pacific Ocean; said right of way being over a portion of Land Commission Award 7597, Royal Patent 5603 to Kamaukoli, and being the same easement and right of way mentioned in the Deed of the Kapiolani Estate, Limited, to Percy M. Pond dated February 2, 1915, recorded in Liber 410 at Page 190, said easement to be used in common with other owners of lots in said Royal Grove Tract.

-NOTE:- The parcel of land subject to easement and right of foot passage, in the above together with, was conveyed to the City and County of Honolulu.

Sch. I-4

SCHEDULE II

ORGANIZATIONAL CHART OF BORROWER

Whitehall – Hyatt Waikiki

GS
100%
100%
<10%
WH Advisors, L.L.C. 2007
WH Parallel Advisors, L.L.C. 2007
Hyatt Global
GP
GP
100%
Whitehall Street Global Real Estate Limited Partnership 2007
Sole Managing Member
W2007 Finance Sub, LLC
Whitehall Parallel Global Real Estate Limited Partnership 2007
Hyatt Corporation (EIK)
87.15475%
2.84725%
10%
W2007 WKH Holdings, LLC (DE LLC)
Hotel Management Agreement
100%
W2007 WKH REIT, Inc. (DE Corp)
100%
W2007 WKH Mezzanine Borrower, LLC (DE LLC)
100%
W2007 WKH Senior Borrower, LLC (DE LLC)
100%
W2007 WKH Owner, LLC (DE LLC)
Hotel Operating Lease
90%
100%
100%
10%
100%
W2007 WKH King's Village TRS, Inc. (HI Corp) ("AUSA")
W2007 WKH Hotel TRS, Inc. (DE Corp) ("FF&E Sub")
King's Village Shopping Center
Hyatt Waikiki Hotel

Sch. II-1

SCHEDULE III

GROUND LEASES AND OPERATING LEASE

[1. Steiner Hotel Parcel]

(A) SUBLEASE

SUBLESSOR:	BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation

SUBLESSEE :	HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership

DATED:	May 3, 1974
FILED:	Land Court Document No. 678620
RECORDED:	Liber 9879 Page 60

CONSENT TO SUBLEASES AND NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated May 3, 1974, filed as Land Court Document No. 678628, recorded in Liber 9879 at Page 526, by and among HAWAIIAN TRUST COMPANY, LIMITED, a Hawaii corporation, and HARRY STEINER, Trustees under the Will and of the Estate of James Steiner, deceased, “Fee Owners”, BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri insurance corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska insurance corporation, “Lessees”, HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership, “Sublessee”, and HEMMETER CENTER CORP., a Hawaii corporation, “Sub-Sublessee”.

Said Sublease was amended by instrument dated November 16, 1976, filed as Land Court Document No. 789461, recorded in Liber 11803 at Page 219; Consent thereto filed as Land Court Document No. 789462, recorded in Liber 11803 at Page 228.

THE SUBLESSEE’S INTEREST BY MESNE ASSIGNMENTS ASSIGNED

ASSIGNOR:	AZABU U.S.A. CORPORATION, a corporation formed under the laws of Hawaii

ASSIGNEE:	AZABU BUILDINGS CO., LTD., a corporation formed under the laws of Japan

DATED:	November 6, 1996
FILED:	Land Court Document No. 2345946
RECORDED:	Document No. 96-157550

CONSENT thereto given by Hawaiian Trust Company, Limited, a Hawaii corporation, and Ernest Steiner and Keith J. Steiner, Trustees under the Will and of the Estate of James Steiner, deceased, by instrument dated October 30, 1996, filed as Land Court Document No. 2345953, recorded as Document No. 96-157561.

(B) SUB-SUBLEASE dated May 3, 1974, filed as Land Court Document No. 678621, recorded in Liber 9879 at Page 116, entered into by and between HEMMETER INVESTMENT COMPANY, as Sub-Sublessor, and HEMMETER CENTER CORP., as Sub-Sublessee.

Sch. III-1

Said Sub-Sublease was supplemented by CONSENT TO SUBLEASES AND NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated May 3, 1974, filed as Land Court Document No. 678628, recorded in Liber 9879 at Page 526, by and among HAWAIIAN TRUST COMPANY, LIMITED, a Hawaii corporation, and HARRY STEINER, Trustees under the Will and of the Estate of James Steiner, deceased, “Fee Owners”, BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri insurance corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska insurance corporation, “Lessees”, HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership, “Sublessee”, and HEMMETER CENTER CORP., a Hawaii corporation, “Sub-Sublessee”.

Said Sub-Sublease was amended by instrument dated November 16, 1976, filed as Land Court Document No. 789463, recorded in Liber 11803 at Page 231; Consents thereto filed as Land Court Document No. 789464, recorded in Liber 11803 at Page 239, and filed as Land Court Document No. 789465, recorded in Liber 11803 at Page 242.

The Sub-Sublessee’s interest was further assigned to AZABU BUILDINGS CO., LTD., a Japan corporation, duly registered and authorized to do business in the State of Hawaii, by instrument dated November 7, 1986, filed as Land Court Document No. 1413871, recorded in Liber 20024 at Page 587.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 3, 1986, filed as Land Court Land Court Document No. 1413872, recorded in Liber 20024 at Page 626, by Hawaiian Trust Company, Limited, a Hawaii corporation, and Ernest Steiner and Keith J. Steiner, Trustees under the Will and of the Estate of James Steiner, deceased.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 7, 1986, filed as Land Court Land Court Document No. 1413873, recorded in Liber 20024 at Page 641, by Business Men’s Assurance Company of America, a Missouri corporation, and Bankers Life Insurance Company of Nebraska, a Nebraska corporation.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 7, 1986, filed as Land Court Land Court Document No. 1413874, recorded in Liber 20024 at Page 651, by Hemmeter Investment Company, a Hawaii general partnership.

The Sub-Sublessor’s interest was assigned to AZABU U.S.A. CORPORATION, a Hawaii corporation, by instrument dated December 29, 1986, filed as Land Court Document No. 1459295, recorded in Liber 20620 at Page 385.

(-Note:- This assignment instrument in favor of AZABU U.S.A. CORPORATION was amended by instrument entitled Amendment (Correction) of Assignment dated June 1, 1987, filed as Land Court Document No. 1468492, recorded in Liber 20744 at Page 122, re: insertion of missing Page 13 of Exhibit “A”).

CONSENT TO ASSIGNMENT dated December 30, 1986, filed as Land Court Document No. 1459296, recorded in Liber 20620 at Page 412, by HAWAIIAN TRUST COMPANY, LIMITED, a Hawaii corporation, and ERNEST STEINER and KEITH J. STEINER, Trustees under the Will and of the Estate of James Steiner, deceased.

CONSENT TO ASSIGNMENT dated ----- (acknowledged December 22, 1986), filed as Land Court Document No. 1459298, recorded in Liber 20620 at Page 484, by BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation.

Sch. III-2

CONSENT TO ASSIGNMENT dated ----- (acknowledged December 29, 1986), filed as Land Court Document No. 1459300, recorded in Liber 20620 at Page 510, by AZABU BUILDINGS CO., LTD., a Japan corporation.

[2. Steiner Commercial Parcel]

(A) LEASE

LESSOR:	HAWAIIAN TRUST COMPANY, LIMITED, a Hawaiian corporation and HARRY STEINER, Trustees under the Will of James Steiner, deceased,

LESSEE:	HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership

DATED:	October 9, 1975
FILED:	Land Court Document No. 737643

THE LESSEE’S INTEREST BY MESNE ASSIGNMENTS ASSIGNED:

ASSIGNOR:	AZABU U.S.A. CORPORATION, a corporation formed under the laws of Hawaii

ASSIGNEE:	AZABU BUILDINGS CO., LTD., a corporation formed under the laws of Japan

DATED:	November 6, 1996
FILED:	Land Court Document No. 2345946
RECORDED:	Document No. 96-157550

Consent thereto given by HAWAIIAN TRUST COMPANY, LIMITED, a Hawaiian corporation and ERNEST STEINER and KEITH J. STEINER, Trustees under the Will and of the Estate of James Steiner, deceased, by instrument dated October 30, 1996, filed as Land Court Document No. 2345953, recorded as Document No. 96-157561.

(B) SUB-SUBLEASE, dated October 9, 1975, field as Land Court Document No. 737647, entered into by and between BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, “Sub-Sublessor”, and HEMMETER CENTER CORP., “Sub-Sublessee”.

Said Sub-Sublease was supplemented by CONSENT TO SUBLEASES AND NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated October 9, 1975, filed as Land Document No. 737650, by and among HAWAIIAN TRYST COMPANY, LIMITED, a Hawaii corporation, and HARRY STEINER, Trustees under the Will and of the Estate of James Steiner, DECEASED, “Fee Owners”, HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership, “Lessee”. BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri insurance corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska insurance corporation, “Sublessees”, and HEMMETER CENTER CORP., a Hawaii corporation, “Sub-Sublessee”.

The Sub-Sublessee’s interest was further assigned to AZABU BUILDINGS CO., LTD., a Japan corporation, duly registered and authorized to do business in the State of Hawaii, by instrument dated November 7, 1986, filed as Land Court Document No. 1413871, recorded in Liber 20024 at Page 587.

Sch. III-3

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 3, 1986, filed as Land Court Document No. 1413872, recorded in Liber 20024 at Page 626, by HAWAIIAN TRUST COMPANY, LIMITED, a Hawaii corporation, and ERNEST STEINER and KEITH J. STEINER, Trustees under the Will and of the Estate of James Steiner, deceased.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 7, 1986, filed as Land Court Document No. 1413873, recorded in Liber 20024 at Page 641, by BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 7, 1986, filed as Land Court Document No. 1413874, recorded in Liber 20024 at Page 651, by HEMMETER INVESTMENT COMPANY, a Hawaii general partnership.

[3. C.K. Parcel]

(A) LEASE

LESSOR:	BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation

LESSEE:	HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership

DATED:	May 3, 1974
FILED:	Land Court Document No. 678622
RECORDED:	Liber 9879 Page 324

Said above Lease was amended by instrument dated November 16, 1976, filed as Land Court Document No. 789469, recorded in Liver 11803 at Page 264.

THE LESSEE’S INTEREST BY MESNE ASSIGNMENTS ASSIGNED:

ASSIGNOR:	AZABU U.S.A. CORPORATION, a corporation formed under the laws of Hawaii

ASSIGNEE:	AZABU BUILDINGS CO., LTD., a corporation formed under the laws of Japan

DATED:	November 6, 1996
FILED:	Land Court Document No. 2345946
RECORDED:	Document No. 96-157550

Consent thereto given by C.K. CORPORATION, a Nevada corporation, by instrument dated October 23, 1996, filed as Land Court Document No. 2345954, recorded as Document No. 96-157563.

(B) SUBLEASE, dated May 3, 1974, filed as Land Court Document No. 678623, recorded in Liber 9879 at Page 361, entered into by and between HEMMETER INVESTMENT COMPANY, “Sublessor”, and HEMMETER CENTER CORP., “Sublessee”.

Sch. III-4

Said Sublease was supplemented by CONSENT TO SUBLEASES AND NON-DISTURBANCE AND ATTORNMENT AGREEMENT, dated May 3, 1974, field as Land Court document No. 678629, recorded in Liber 9879 at Page 568, by and among BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri insurance corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska insurance corporation, “Fee Owners”, HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership, “Lessee”, and HEMMETER CENTER CORP., a Hawaii corporation “Sublessee”.

The Sublessee’s interest was assigned to HEMMETER CENTER COMPANY, a registered Hawaii limited partnership, by instrument dated November 16, 1976, filed as Land Court Document No. 789453, recorded in Liber 11803 at Page 130.

Said Sublease was further supplemented by CONSENT TO ASSIGNMENT OF SUBLEASE AND NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated November 16, 1976, filed as Land Court Document No. 789456, recorded in Liber 11803 at Page 177, by and among BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri insurance corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska insurance corporation, “Fee Owners”, HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership, “Lessee”, and HEMMETER CENTER CORP., a Hawaii corporation “Sublessee”, and HEMMETER CENTER COMPANY, a registered Hawaii limited partnership, “Assignee”.

Said Sublease was amended and supplemented by instrument dated November 16, 1976, filed as Land Court Document No. 789470, recorded in Liber 11803 at Page 274; Consent thereto filed as Land Court Document No. 789471, recorded in Liber 11803 at Page 284.

The Sublessee’s interest by mesne assignments assigned to AZABU Buildings CO., LTD., a Japan corporation, duly registered and authorized to do business in the State of Hawaii. By instrument dated November 7, 1986, filed as Land Court Document No. 1413871, recorded in Liber 20024 at Page 587.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 7, 1986, filed as Land Court Document No. 1413873, recorded in Liber 20024 at Page 641, by BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 7, 1986, filed as Land Court Document No. 1413874, recorded in Liber 20024 at Page 651, by HEMMETER INVESTMENT COMPANY, a Hawaii general partnership.

The Sublessor’s interest was assigned to AZABU U.S.A. Corporation, a Hawaii corporation by instrument dated December 29, 1986, filed as Land Court Document No. 1459295, recorded in Liber 20620 at Page 385.

Note: This assignment instrument in favor of AZABU U.S.A. Corporation was amended by instrument entitled Amendment (Correction) of Assignment dated June 1, 1987, field as Land Court Document No. 1468492, recorded in Liber 20744 at Page 122, re: insertion of missing Page 13 of Exhibit “A.”

CONSENT TO ASSIGNMENT dated ----- (acknowledged December 22, 1986), filed as Land Court Document No. 1459298, recorded in Liber 20620 at Page 484, by BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation.

CONSENT TO ASSIGNMENT dated ----- (acknowledged December 29, 1986), filed as Land Court Document No. 1459300, recorded in Liber 20920 at Page 510, by AZABU BUILDINGS CO., LTD., a Japan corporation.

Sch. III-5

The Sublessor’s interest was further assigned to AZABU BUILDINGS CO., LTD., a corporation formed under the laws of Japan, by instrument dated November 6, 1996, filed as Land Court Document No. 2345946, and recorded as Document No. 96-157550.

[4. Okumoto Parcel]

(A) SUBLEASE

SUBLESSOR:	BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation

SUBLESSEE:	HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership

DATED:	May 3, 1974
RECORDED:	Liber 9879 Page 223

Said Sublease was amended by instrument dated November 16, 1976, recorded in Liber 11803 at Page 245; Consent thereto recorded in Liber 11803 at Page 251.

CONSENT TO SUBLEASES AND NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated May 3, 1974, recorded in Liber 9879 at Page 548, by and among MASAO OKUMOTO and DOROTHY MITSUE OKUMOTO, husband and wife, “Fee Owners”, BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri insurance corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska insurance corporation, “Lessees”, HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership, “Sublessee”, and HEMMETER CENTER CORP., a Hawaii corporation, “Sub-Sublessee”.

THE SUBLESSEE’S INTEREST BY MESNE ASSIGNMENTS ASSIGNED

ASSIGNOR:	AZABU U.S.A. CORPORATION, a corporation formed under the laws of Hawaii

ASSIGNEE:	AZABU BUILDINGS CO., LTD., a corporation formed under the laws of Japan

DATED:	November 6, 1996
FILED:	Land Court Document No. 2345946
RECORDED:	Document No. 96-157550

CONSENT thereto given by Hawaiian Trust Company, Limited, a Hawaii corporation, Successor Trustee under the Irrevocable Living Trust known as the “Okumoto Joint Irrevocable Trust” dated April 6, 1981, recorded in Liber 15487 at Page 134, by instrument dated October 30, 1996, recorded as Document No. 96-157562.

(B) SUB-SUBLEASE dated May 3, 1974, recorded in Liber 9879 at Page 277, entered into by and between HEMMETER INVESTMENT COMPANY, “Sub-Sublessor”, and HEMMETER CENTER CORP., “Sub-Sublessee”.

Sch. III-6

Said Sub-Sublease was supplemented by CONSENT TO SUBLEASES AND NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated May 3, 1974, recorded in Liber 9879 at Page 548, by and among MASAO OKUMOTO and DOROTHY MITSUE OKUMOTO, husband and wife, “Fee Owners”, BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri insurance corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska insurance corporation, “Lessee”, HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership, “Sublessee”, and HEMMETER CENTER CORP., a Hawaii corporation, “Sub-Sublessee”.

Said Sub-Sublease was amended by instrument dated November 16, 1976, recorded in Liber 11803 at Page 253; Consents thereto recorded in Liber 11803 at Page 259 and in Liber 11803 at Page 261.

The Sub-Sublessee’s interest, by mesne assignments, was assigned to AZABU BUILDINGS CO., LTD., a Japan corporation, duly registered and authorized to do business in the State of Hawaii, by instrument dated November 7, 1986, filed as Land Court Document No. 1413871, recorded in Liber 20024 at Page 587.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated October 1, 1986, recorded in Liber 20024 at Page 635, by Bishop Trust Company, Limited, Trustee under that certain Irrevocable Living Trust known as the “Okumoto Joint Irrevocable Trust” dated April 6, 1981, recorded in Liber 15487 at Page 134.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 7, 1986, filed as Land Court Document No. 1413873, recorded in Liber 20024 at Page 641, by Business Men’s Assurance Company of America, a Missouri corporation, and Bankers Life Insurance Company of Nebraska, a Nebraska corporation.

CONSENT TO ASSIGNMENT, ESTOPPEL CERTIFICATE dated November 7, 1986, filed as Land Court Document No. 1413874, recorded in Liber 20024 at Page 651, by Hemmeter Investment Company, a Hawaii general partnership.

The Sublessor’s interest was assigned to AZABU U.S.A. CORPORATION, a Hawaii corporation, by instrument dated December 29, 1986, filed as Land Court Document No. 1459295, recorded in Liber 20620 at Page 385.

(-Note:- This assignment instrument in favor of AZABU U.S.A. CORPORATION was amended by instrument entitled Amendment (Correction) of Assignment dated June 1, 1987, filed as Land Court Document No. 1468492, recorded in Liber 20744 at Page 122, re: insertion of missing Page 13 of Exhibit “A”).

CONSENT TO ASSIGNMENT dated ----- (acknowledged December 30, 1986), filed as Land Court Document No. 1459297, recorded in Liber 20620 at Page 464, by BISHOP TRUST COMPANY, LIMITED, a Hawaii corporation, Trustee under the Irrevocable Living Trust known as the “Okumoto Joint Irrevocable Trust” dated April 6, 1981, recorded in Liber 15487 at Page 134.

CONSENT TO ASSIGNMENT dated ----- (acknowledged December 22, 1986), filed as Land Court Document No. 1459298, recorded in Liber 20620 at Page 484, by BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation.

CONSENT TO ASSIGNMENT dated ----- (acknowledged December 29, 1986), filed as Land Court Document No. 1459300, recorded in Liber 20620 at Page 510, by AZABU BUILDINGS CO., LTD., a Japan corporation.

Sch. III-7

[5. Wong Parcel]

UNRECORDED LEASE

LESSOR:	WAH HIN WONG, also known as GET CHUN, and KIM OI WONG, also known as KIM OI CHUN, husband and wife

LESSEE:	HEMMETER DEVELOPMENT CORPORATION, a Hawaii corporation

DATED:	June 6, 1973
TERM:	75 years commencing on May 1, 1973

A SHORT FORM of said Lease is dated June 6, 1973, effective May 1, 1973, recorded in Liber 9236 at Page 60.

Said Lease was assigned to AZABU U.S.A. CORPORATION, a Hawaii corporation, by HEMMETER DEVELOPMENT CORPORATION, a Hawaii corporation, by instrument dated May 19, 1987, recorded in Liber 20728 at Page 74.

Consent given by WAH HIN WONG and KIM OI WONG, husband and wife, as Trustees under that certain unrecorded Revocable Trust dated March 22, 1979, made by Wah Hin Wong and Kim Oi Wong, as Settlors and Trustees, by instrument dated May 26, 1987, recorded in Liber 20728 at Page 81.

[6. Royal Grove Parcel]

Parcel 1:

UNRECORDED	LEASE

LESSOR:	LESLIE VINCENT FULLARD-LEO, unmarried

LESSEE:	ASSOCIATED INNKEEPERS, INCORPORATED, a Hawaii corporation

DATED:	November 15, 1968
TERM:	54 years commencing on January 1, 1969 and ending on December 31, 2025

A SHORT FORM of said Lease is dated March 12, 1971, recorded in Liber 7458 at Page 25.

Said Lease was amended by instrument dated March 12, 1971, recorded in Liber 7458 at Page 18.

Said Lease was further amended by instrument dated March 31, 1987, recorded in Liber 20532 at Page 663.

Said Lease was further amended by instrument dated April 27, 1987, recorded in Liber 20728 at Page 17.

ABOVE LEASE, AS AMENDED, BY MESNE ASSIGNMENTS ASSIGNED

ASSIGNOR:	KING’S ALLEY COMPANY, a Hawaii limited partnership

ASSIGNEE:	AZABU U.S.A. CORPORATION, a Hawaii corporation

Sch. III-8

DATED:	May 19, 1987
RECORDED:	Liber 20728 Page 27
CONSENT:	Given by Leslie Vincent Fullard-Leo, unmarried, general partner of and for ELDA, a registered Hawaii limited partnership, by instrument dated April 22, 1987, recorded in Liber 20728 at Page 46

Parcel 2:

UNRECORDED SUBLEASE

SUBLESSOR:	KING’S ALLEY COMPANY

SUBLESSEE:	HEMMETER INVESTMENT COMPANY

DATED:	December 6, 1979

ABOVE SUBLEASE WAS ASSIGNED

ASSIGNOR:	HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership

ASSIGNEE:	AZABU U.S.A. CORPORATION, a Hawaii corporation

DATED:	May 19, 1987
RECORDED:	Liber 20728 Page 48

[7. Operating Lease (“Hotel Lease”)]

LESSOR:	W2007 WKH OWNER, LLC

LESSEE:	W2007 WKH HOTEL TRS, INC.

DATED:	July 16, 2008

Sch. III-9

SCHEDULE IV

HOTEL MANAGEMENT AGREEMENT

Hotel Management Agreement (Waikiki, Hawaii), by and among W2007 WKH Hotel TRS, Inc., W2007 WKH King’s Village TRS, Inc., and Hyatt Corporation, dated July 16, 2008.

Sch. IV-1

SCHEDULE V

MEZZANINE LOAN DOCUMENTS

1. Loan Agreement between Eurohypo AG, New York Branch, as Administrative Agent for one or more lenders (“Mezzanine Lender”) and W2007 WKH Mezzanine Borrower, LLC, a Delaware limited liability company (“SPE Borrower”), W2007 Finance Sub, LLC, a Delaware limited liability company (“Finance Sub”), Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited partnership (“Whitehall Street” and, together with SPE Borrower and Finance Sub, the “Mezzanine Borrowers”);

2. Promissory Note in the original amount of $70,300,000 made by Mezzanine Borrowers in favor of Mezzanine Lender;

3. Pledge and Security Agreement made by SPE Borrower to Mezzanine Lender;

4. Assignment, Pledge and Security Agreement (Hedge Agreement), made by Mezzanine Borrowers to Mezzanine Lender;

5. Interest Rate Hedge Agreement (with opinion from provider);

6. Environmental Indemnity Agreement, made by Mezzanine Borrowers and Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (“Whitehall Parallel”) to Mezzanine Lender;

7. Preferred Shares Guaranty, made by Whitehall Street and Hyatt Corporation, a Delaware corporation (“Hyatt”) to Mezzanine Lender;

8. Guaranty of Payment made by Whitehall Parallel to Mezzanine Lender;

9. Borrower’s Certification made by Mezzanine Borrowers to Mezzanine Lender;

10. Agency and Administrative Fee Letter from Mezzanine Lender to Mezzanine Borrowers;

11. Subordination, Non-Disturbance and Attornment Agreement (Mezzanine Loan) between Mezzanine Lender and Hyatt and acknowledged by W2007 WKH Hotel TRS, Inc., a Delaware corporation;

12. Irrevocable Payment Direction Letter from W2007 WKH Senior Borrower, LLC, a Delaware limited liability company (“Senior Borrower”) to SDI, Inc., a Nevada corporation (“Senior Lender”);

13. Springing Payment Direction Letter from Senior Borrower to Senior Lender;

14. Assignment of Membership Interest (in blank) from SPE Borrower;

15. Acknowledgment of Pledge from Senior Borrower to Mezzanine Lender;

Sch. V-1

16. Title Company Escrow Closing Letter by and between Mezzanine Borrowers, Title Guaranty Escrow Services, Inc., Title Guaranty of Hawaii, Inc., Commonwealth Land Title Insurance Company, Commonwealth Land Title Insurance Company-UCC Division;

17. Delaware form UCC-1 Financing Statement, with Mezzanine Borrowers, as debtor and Mezzanine Lender as secured party; and

18. Post Closing Letter from Mezzanine Borrowers to Mezzanine Lender.

Sch. V-2

SCHEDULE VI

PERMITTED ENCUMBRANCES

[As to Steiner Hotel Parcel, Steiner Commercial Parcel, C.K. Parcel and Okumoto Parcel]

1.	Real Property Taxes for the Fiscal Year July 1, 2008 - June 30, 2009, a lien not yet due and payable.

First Installment payable on or before August 20, 2008.

Second Installment payable on or before February 20, 2009.

CK Parcel (Lots C and D) is covered by Tax Key (1) 2-6-023-011.

CK Parcel (Lots 45 and 54) is covered by Tax Key (1) 2-6-023-010.

Steiner Commercial Parcel (Lot 1) is covered by Tax Key (1) 2-6-023-005.

Steiner Hotel Parcel (Lot 2) is covered by Tax Key (1) 2-6-023-077.

Steiner Hotel Parcel (Lots 3 and 4) is covered by Tax Key (1) 2-6-023-009.

Steiner Hotel Parcel (Lot 5) is covered by Tax Key (1) 2-6-023-078.

Steiner Hotel Parcel (Lots 7 and 7) is covered by Tax Key (1) 2-6-023-080.

Steiner Hotel Parcel (Lot 47) is covered by Tax Key (1) 2-6-023-012.

Steiner Hotel Parcel (Lots 77, 78 & 79) is covered by Tax Key (1) 2-6-023-006.

2.	IMPROVEMENT ASSESSMENT(S), WAIKIKI BUSINESS IMPROVEMENT - Fiscal Year July 1, 2008 - June 30, 2009, a lien not yet due and payable.

3.	Reservation in favor of the State of Hawaii of all mineral and metallic mines.

4.	The terms and provisions contained in Unrecorded MANAGEMENT AGREEMENT dated , by and between Hemmeter Center Corp. and Hyatt Corporation, as amended from time to time.

5.	The terms and provisions contained in MUTUAL RELEASE dated December 16, 1992, filed as Land Court Document No. 1980301, and recorded as Document No. 92-204612, by and among S COUT DEVELOPMENT CORPORATION, AMERITAS LIFE INSURANCE CORP., BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, SEAFIELD CAPITAL CORPORATION, AZABU U.S.A. CORPORATION, AZABU BUILDINGS CO., LTD., THE MITSUI TRUST & BANKING CO., LTD., and C. K. CORPORATION.

6.	Unrecorded SUBLEASE dated February 4, 1976, by and between HEMMETER CENTER CORP., a Hawaii corporation, “Sublessor” and E. R. GELFO ENTERPRISES, INC., a Hawaii corporation, “Sublessee”, leasing and demising that certain retail shop space number 105, area approximately 1171 square feet on the street level of the building know as the Hemmeter Center located at 2424 Kalakaua Avenue, Honolulu, Hawaii, a memorandum of which is recorded in MEMORANDUM OF SUBLEASE dated February 4, 1976, filed as Land Court Document No. 777872, recorded as Liber 11618 Page 409.

Said Sublease is subject to any matters arising from or affecting the same.

7.	Unrecorded SUBLEASE dated December 4, 1974, by and between HEMMETER CENTER CORP., a Hawaii corporation, “Sublessor” and THE HERTZ CORPORATION, a Delaware corporation, “Sublessee”, a short form of which is recorded in SUBLEASE (SHORT FORM) dated December 4, 1974, filed as Land Court Document No. 778132, recorded as Liber 11623 Page 363, for a term of thirty (30) years commencing on the date that Sublessee takes possession of the demised premises.

Sch. VI-1

Said Sublease is subject to any matters arising from or affecting the same.

8.	Unrecorded SUBLEASE dated July 14, 1976, by and between HEMMETER CENTER CORP., a Hawaii corporation, “Sublessor” and HEMMETER INVESTMENT COMPANY, a Hawaii general partnership, “Sublessee”, leasing and demising those certain shops 101, 118, 118A, 121, 122, 125 and 214, for a term to commence on or about July 24, 1976, and ending midnight on December 28, 2047, a short form of which is recorded in HEMMETER CENTER SHORT FORM SUBLEASE dated July 14, 1976, filed as Land Court Document No. 780799, recorded as Liber 11667 Page 578.

Said Sublease is subject to any matters arising from or affecting the same.

Said Sublease is subject to the following:

Unrecorded SUBLEASE dated March 15, 1983, by and between HEMMETER INVESTMENT COMPANY, a general partnership, “Landlord” and KALAMA BEACH CORPORATION, a Hawaii corporation, “Tenant”, leasing and demising that certain Space No. 101, consisting of approximately 3,502 square feet of floor area on the street level of the building known as the Hemmeter Center located at 2424 Kalakaua Avenue, Honolulu, Hawaii, for a term of thirty (30) years, commencing on March 15, 1983 and terminating on March 14, 2013, a memorandum of which is recorded in MEMORANDUM OF SUBLEASE dated April 11, 1983, filed as Land Court Document No. 1166422.

Said Sublease is subject to any matters arising from or affecting the same.

9.	Unrecorded SUBLEASE dated May 9, 1989 and effective as of March 1, 1989, as amended by that certain unrecorded Amendment of Sublease dated July 19, 1989, by and between AZABU BUILDINGS CO., LTD., a Japan corporation, “Landlord” and INTERNATIONAL FURUSATO, INC., a Hawaii corporation, “Tenant”, leasing and demising that certain Space No. 120, containing an area of 5,921 square feet located on the Street and Basement Levels of the “Hyatt Regency, Waikiki” situated at 2424 Kalakaua Avenue, Honolulu, Hawaii 96815, for a term of eighteen (18) years and seven (7) months commencing March 1, 1989 and continuing through September 30, 2007, together with an option to extend the term of said Sublease for an additional five (5) years, a short form of which is recorded in SHORT FORM SUBLEASE dated November 17, 1989, filed as Land Court Document No. 1738719, recorded as Document No. 90-090179.

Said Sublease is subject to any matters arising from or affecting the same.

10.	Any rights or interests, which may exist or arise by reason of the following facts shown on survey map prepared by Wayne M. Teruya with ParEn, Inc. dba Park Engineering dated January 30, 2007, revised March 12, 2007:

(A) HT box extends onto Lot 6 by 0.6 feet.

(B) HE box extends onto Lot D by 0.3 feet.

(C) Six inch concrete wall extends onto Koa Avenue by a maximum of 0.1 feet for approximately 37 feet.

Sch. VI-2

(D) Concrete curb extends onto Uluniu Avenue by a maximum of 0.1 feet for approximately 38 feet.

(E) HT box extends onto Lot 1 by 1.2 feet.

(F) HT box extends onto Lot 1 by 0.7 feet.

(G) Eight inch concrete wall extends onto Uluniu Avenue by 0.1 feet.

(H) Eight inch concrete wall extends onto Uluniu Avenue by 0.2 feet.

(I) Six inch concrete header extends onto Koa Avenue by a maximum of 0.1 feet for approximately 53 feet.

(J) Six inch header extends onto Koa Avenue by a maximum of 0.1 feet for approximately 5 feet.

(K) Six inch header extends onto Koa Avenue by a maximum of 0.1 feet for approximately 34 feet.

(L) Eight inch concrete wall extends onto Koa Avenue by 0.2 feet.

(M) Eight inch concrete wall extends onto Koa Avenue by 0.1 feet.

(N) Portion of wheelchair ramp is situated on Lot 77.

11.	Any rights or interests, which may exist or arise out of any unrecorded easements for water, gas, electric, telephone, storm sewer and sanitary sewer services, as disclosed to the Company.

12.	Rights of tenants, as tenants only, under unrecorded leases and agreements shown in Schedule “1” (certified rent roll) attached hereto, with no rights of first refusal or options to purchase, and any matters arising from or affecting the same.

[1. Steiner Hotel Parcel]

LEASE dated August 17, 1953, recorded in Liber 2743 at Page 200, entered into by and between HAWAIIAN TRUST COMPANY, LIMITED, a Hawaii corporation, and HARRY STEINER, Trustees under the Will and of the Estate of James Steiner, deceased, “Lessor”, and BELLE HAVEN REALTY COMPANY, a California corporation, “Lessee”, for a term of twenty-five (25) years thence next ensuing to and including July 31, 1978, subject to extension for an additional period of thirty (30) years.

Said Lease was amended by instruments dated May 1, 1969, filed as Land Court Document No. 590461, dated January 17, 1974, filed as Land Court Document No. 678617, recorded in Liber 9879 at Page 4, dated August 5, 1974, filed as Land Court Document No. 694356, recorded in Liber 10108 at Page 376, and dated October 9, 1975, filed as Land Court Document No. 737644, recorded in Liber 10955 at Page 132; Consent thereto filed as Land Court Document No. 737645, recorded in Liber 10955 at Page 176.

The Lessee’s interest, by mesne assignments, was assigned to C. K. CORPORATION, a Nevada corporation, by instrument dated December 16, 1992, filed as Land Court Document No. 1980297, recorded as Document No. 92-204607.

Sch. VI-3

[2. As to Steiner Commercial Parcel]

SUBLEASE dated October 9, 1975, filed as Land Court Document No. 737646, entered into by and between HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership, “Sublessor”, and BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation, “Sublessee”, for a term of seventy-two (72) years, commencing October 9, 1975, and terminating midnight, December 30, 2047.

The Sublessee’s interest, by mesne assignments, was assigned to C. K. CORPORATION, a Nevada corporation, by instrument dated December 16, 1992, filed as Land Court Document No. 1980297, recorded as Document No. 92-204607.

[3. As to C.K. Parcel]

None.

[4. As to Okumoto Parcel]

LEASE dated December 1, 1953, recorded in Liber 2893 at Page 81, entered into by and between NORMAN KAZUMA KANEO and AYAKO KANEO, husband and wife, and MASAO OKUMOTO and DOROTHY MITSUE OKUMOTO, husband and wife, “Lessor”, and G. J. WATUMULL and ELLEN J. WATUMULL, husband and wife, “Lessee”, for a term of sixty (60) years commencing December 1, 1953, and ending on November 30, 2013.

Said Lease was amended by instrument dated May 2, 1974, recorded in Liber 9879 at Page 175.

The Lessee’s interest, by mesne assignments, was assigned to C. K. CORPORATION, a Nevada corporation, by instrument dated December 16, 1992, filed as Land Court Document No. 1980297, recorded as Document No. 92-204607.

[As to Wong Parcel, Royal Grove Parcel and Fee Owned Parcel]

1.	Real Property Taxes for the Fiscal Year July 1, 2008 - June 30, 2009, a lien not yet due and payable.

First Installment payable on or before August 20, 2008.

Second Installment payable on or before February 20, 2009.

Royal Grove Parcel is covered by Tax Key (1) 2-6-023-029.

Wong Parcel is covered by Tax Key (1) 2-6-023-041.

Fee Owned Parcel is covered by Tax Key (1) 2-6-023-061.

2.	Improvement Assessment(s), WAIKIKI BUSINESS IMPROVEMENT DISTRICT—Fiscal Year July 1, 2008—June 30, 2009, a lien not yet due and payable.

3.	Reservation in favor of the State of Hawaii of all mineral and metallic mines.

4.	SETBACK (15 feet wide)

ALONG: Prince Edward Street

SHOWN: File Plan No. 149

Sch. VI-4

[5. Wong Parcel]

Any rights or interests which may exist or arise by reason of the following facts shown on survey map prepared by Wayne M. Teruya with ParEn, Inc. dba Park Engineering dated January 29, 2007, last revised March 12, 2007:

(1) Six feet high chain link fence extends onto Lot 33 by a maximum of 0.5 feet for approximately 41 feet.

(2) Eight inch tile wall extends onto Lot 32 by a maximum of 0.2 feet for approximately 57 feet.

(3) Three feet high chain fence extends onto Prince Edward Street by a maximum of 3.4 feet for approximately 53 feet.

(4) Fifteen feet building setback line along Uluniu Avenue.

[6. Royal Grove Parcel]

Rights of First Refusal, in favor of the lessee, contained in that certain unrecorded Lease dated November 15, 1968, a Short Form of which is dated March 12, 1971, recorded in Liber 7458 at Page 25.

(A) Unrecorded LEASE dated July 19, 2001, by and between AZABU U.S.A., corporation, “Landlord” and SUBWAY REAL ESTATE CORP., a Delaware corporation, “Tenant”, leasing and demising that certain Tenant Store Number 24184, area approximately 868 square feet, located at 131 Kaiulani Avenue, Honolulu, Hawaii 96815, with a term of 5 years to commence on August 1, 2001 and terminate on July 31, 2006, with renewal (option) period of 1 period of 5 years, a memorandum of which is recorded in MEMORANDUM OF LEASE dated March 4, 2003, recorded as Document No. 2003-077730.

Said Sublease is subject to any matters arising from or affecting the same.

(B) Unrecorded LEASE dated October 31, 2002, by and between AZABU U.S.A. CORPORATION, a Hawaii corporation, “Landlord” and KAZI FOODS CORP. OF HAWAII, a Hawaii corporation, “Tenant”, leasing and demising those certain Store Nos. 7 and 8, area approximately 1,052 square feet within the retail shopping center know as “King’s Village”, located at 131 Kaiulani Avenue, Honolulu, Hawaii, for a term of fifteen 15 years and four (4) months commencing on December 1, 2002 through and including March 31, 2018, a short form of which is recorded in SHORT FORM LEASE dated June 9, 2003, recorded as Document No. 2003-118738.

Said Sublease is subject to any matters arising from or affecting the same.

(C) Unrecorded LEASE dated November 8, 2002, by and between AZABU U.S.A. CORPORATION, a Hawaii corporation, “Landlord” and KAZI RESTAURANTS OF HAWAII, INC., a Hawaii corporation, “Tenant”, leasing and demising those certain Store Nos. 11 and 12, area approximately 2,082 square feet within the retail shopping center know as “King’s Village”, located at 131 Kaiulani Avenue, Honolulu, Hawaii, for a term of fifteen 15 years and four (4) months commencing on December 1, 2002 through and including March 31, 2018, a short form of which is recorded in SHORT FORM LEASE dated November 26, 2002, recorded as Document No. 2003-123780.

Sch. VI-5

Said Sublease is subject to any matters arising from or affecting the same.

(D) Unrecorded LEASE dated October 20, 2005, effective November 1, 2005, by and between AZABU U.S.A. CORPORATION, a Hawaii corporation, “Landlord”, and MARUEI RESTAURANTS LTD. dba TANAKA OF TOKYO EAST, a Hawaii corporation, “Tenant”, leasing and demising those certain Space Nos. D-1 and D-2, floor area of approximately 6,312 square feet, within the Shopping Center, as outlined in red on Exhibit A of that certain unrecorded Indenture of Lease dated October 20, 2005, effective November 1, 2005, for a term commencing November 1, 2005 and expiring October 31, 2010, subject to an option to extend the lease term for an additional five years.

A SHORT FORM LEASE is dated February 7, 2007, recorded as Document No. 2007-033747.

Said Sublease is subject to any matters arising from or affecting the same.

(E) Unrecorded SPACE LEASE dated August 17, 2004, by and between AZABU U.S.A. CORPORATION, a Hawai’i corporation, “Lessor”, and PACIFIC OCEAN OF HAWAII CO. dba ODORIKO RESTAURANT, a Hawai’i corporation, “Lessee”, leasing and demising that certain Space No. 5A within the retail shopping center known as “King’s Village” consisting of approximately 5,600 square feet, as outlined in red on Exhibit “A” attached thereto, for a term expires on August 31, 2007, with a first option to extend until August 31, 2010 and a second option to extend until August 31, 2013.

Said Sublease was amended by unrecorded First Amendment dated April 24, 2006.

A MEMORANDUM OF LEASE is dated March 19, 2007, recorded as Document No. 2007-051739.

Said Sublease is subject to any matters arising from or affecting the same.

(F) Rights of tenants, as tenants only, under unrecorded leases and agreements shown in Schedule “1” (certified rent roll) attached hereto, with no rights of first refusal or options to purchase, and any matters arising from or affecting the same.

(G) Any rights or interests, which may exist or arise by reason of the following facts shown on survey map prepared by Wayne M. Teruya with ParEn, Inc. dba Park Engineering dated January 17, 2007, last revised March 12, 2007:

(1) Corner of twelve inch concrete wall extends onto Kaiulani Avenue by 0.3 feet.

(2) Building into Prince Edward Street setback by a maximum of four feet ten inches.

(3) Fifteen feet building setback line along Koa Avenue.

(4) Building into Koa Street setback by a maximum of six feet six inches.

(H) Any rights or interests, which may exist or arise out of any unrecorded easements for water, gas, electric, telephone, storm sewer and sanitary sewer services, as disclosed to the Company.

Sch. VI-6

[7. Fee Owned Parcel]

Any rights or interests which may exist or arise by reason of the following facts shown on survey map prepared by Wayne M. Teruya with ParEn, Inc. dba Park Engineering dated January 31, 2007, last revised March 12, 2007:

A. Six feet high chain link fence extends onto T.M.K. 2-6-23:64 by a maximum of 0.2 feet for approximately 6 feet.

B. Six feet high chain link fence extends onto T.M.K. 2-6-23:64 by a maximum of 0.2 feet for approximately 50 feet.

Sch. VI-7

SCHEDULE VII

CURRENT MATERIAL AGREEMENTS

None.

Sch. VII-1

SCHEDULE VIII

QUALIFIED KING’S VILLAGE MANAGERS

To be agreed upon post-closing.

Sch. VIII-1

SCHEDULE IX

QUALIFIED MANAGERS

To be agreed upon post-closing.

Sch. IX-1

SCHEDULE X

FORM OF MORTGAGE

See attached.

Sch. X-1

LAND COURT SYSTEM	REGULAR SYSTEM

After Recordation Return by Mail To:	Pickup ( )	To:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022		Total Pages:
Attn: Tamara Katz, Esq.

TYPE OF DOCUMENT:

LEASEHOLD MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF RENTS AND LEASES, AND FINANCING STATEMENT

PARTIES TO THE DOCUMENT:

MORTGAGOR:	ADDRESS:
[____________________________]	[____________________________]

MORTGAGEE:	ADDRESS:
SDI, INC.	[____________________________]

TAX MAP KEY NOS.:
[____________________________]

THIS LEASEHOLD MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES, AND FINANCING STATEMENT (this “Security Instrument”) is made as of the      day of June, 2008, by [MORTGAGOR], a [                                         ], having its principal place of business at [                                         ], as mortgagor (“Mortgagor”) to SDI, INC., a Nevada corporation, having its place of business at c/o Hyatt Corporation, 71 South Wacker Drive, Chicago, Illinois 60606, 12th Floor, Attention: General Counsel, as mortgagee (“Lender”).

WITNESSETH:

WHEREAS, reference is made to the Senior Loan Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Loan Agreement”; all capitalized terms used herein and not defined herein, shall have the meanings ascribed to them in the Loan Agreement) entered into by and among W2007 WKH SENIOR BORROWER, LLC, a Delaware limited liability company (“Borrower”) and Lender;

WHEREAS, pursuant to the Loan Agreement, Lender this day made a loan to Borrower the principal sum of Two Hundred Seventy Seven Million Five Hundred Thousand and No/100 Dollars ($277,500,000.00) (the “Loan”), the Loan being evidenced by that certain Promissory Note, dated as of the date hereof, made by Borrower in favor of Lender (such Promissory Note, together with all extensions, renewals, replacements, restatements, amendments, supplements, severances or modifications thereof being hereinafter referred to as the “Note”) (the Loan Agreement, the Note, this Security Instrument, and all other documents evidencing or securing the Debt (including all additional mortgages, deeds to secure debt and assignments of rents and leases) or executed or delivered in connection therewith pursuant to which any obligation is assumed or incurred to or for the benefit of Lender, are hereinafter referred to collectively as the “Loan Documents”);

WHEREAS, Borrower directly owns a controlling interest in Mortgagor, as a result of which Mortgagor is a direct or indirect beneficiary of the Loan under the Loan Agreement whether or not Mortgagor is a party to the Loan Agreement;

WHEREAS, in order to induce Lender to make the Loan to Borrower, Mortgagor and certain other parties have delivered to Lender the Debt Guaranty, dated as of the date hereof, pursuant to which Mortgagor guarantees to Lender the performance by Borrower of all of Borrower’s obligations under the Loan Documents (the “Debt Guaranty”);

WHEREAS, in order to secure Mortgagor’s obligations and agreements under the Debt Guaranty, Mortgagor has agreed to deliver to Lender a mortgage on Mortgagor’s leasehold interest in the Property (as defined below), each and every term of the Debt Guaranty, including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties therein, are hereby incorporated by reference herein as though set forth in full and shall be considered a part of this Security Instrument;

WHEREAS, Mortgagor is the holder of a leasehold estate in and to all of the real estate located in the City and County of Honolulu and State of Hawaii (the “State”), and more fully described in Exhibit A attached hereto, pursuant to the Lease Agreements described on Exhibit B attached hereto and made a part hereof;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lender as set forth in the Loan Agreement, Mortgagor has agreed, subject to the terms and conditions hereof and each other Loan Document, to secure its obligations under the Debt Guaranty as set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and the promises and agreements contained in this Security Instrument, the parties covenant and agree as follows:

GRANTS OF SECURITY

Property Mortgaged. Mortgagor does hereby irrevocably mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey to and grant WITH POWER OF SALE a security interest to Lender and its successors and assigns all of Mortgagor’s right, title and interest in, to and under the following property, rights, interests and estates now leased, or hereafter acquired by Mortgagor (collectively, the “Property”):

Land. The leasehold estates in the real property described in Exhibit A created by the Subject Leases (as defined below), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”);

Subject Leases. Those certain Leases described on Exhibit B, as the same may be amended, restated, renewed or extended in the future in compliance with this Security Instrument, including any options to purchase, extend or renew provided for in such Leases (collectively, the “Subject Leases”) and any non-disturbance, attornment and recognition agreement benefiting Mortgagor with respect to each of the Subject Leases, together with all credits, deposits, privileges, rights, estates, title and interest of Mortgagor as tenant under each of the Subject Leases (including all rights of Mortgagor to treat each of the Subject Leases as terminated under Section 365(h) (a “365(h) Election”)) of the Bankruptcy Code, or any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors (a “Bankruptcy Law”), or any comparable right provided under any other Bankruptcy Law, together with all rights, remedies and privileges related thereto, and all books and records that contain records of payments of rent or security made under each of the Subject Leases and all of Mortgagor’s claims and rights to the payment of damages that may arise from Lessor’s failure to perform under each of the Subject Leases, or rejection of each of the Subject Leases under any Bankruptcy Law (a “Lease Damage Claim”), Lender having the right, at any time and from time to time, to notify Lessor of the rights of Lender hereunder;

Additional Land. All additional lands, estates and development rights hereafter acquired by Mortgagor for use in connection with the Land and the development of the Land and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise be expressly made subject to the lien of this Security Instrument;

Improvements. The buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land (the “Improvements”);

Easements. All easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto;

Fixtures and Personal Property. All machinery, furnishings, equipment, fixtures, inventory and articles of personal property and accessions thereof and renewals, replacements thereof and substitutions therefor (including, but not limited to, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, silverware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), other customary hotel equipment and other tangible property of every kind and nature whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, and usable in connection with the present or future operation and occupancy of the Land and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation and occupancy of the Land and the Improvements (collectively, the “Personal Property”), and the right, title and interest of Mortgagor in and to any of the Personal Property which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Property is located (the “Uniform Commercial Code”), superior in lien to the lien of this Security Instrument and all proceeds and products from the disposition or use of the above;

Leases and Rents. All leases, tenancies, licenses, subleases, rental agreements, registration cards and agreements, if any, and other agreements, whether or not in writing, providing for the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Mortgagor of any petition for relief under Title 11 U.S.C.A. § 101 et seq. and the regulations adopted and promulgated thereto (as the same may be amended from time to time, the “Bankruptcy Code”) (the “Tenant Leases”) and all right, title and interest of Mortgagor, its successors and assigns therein and thereunder, including, without limitation, any guaranties of the lessees’ obligations thereunder, cash or securities deposited thereunder to secure the performance by the lessees of their obligations thereunder and all rents, additional rents, payments in connection with any termination, cancellation or surrender of any Tenant Lease, revenues, issues, registration fees, if any, and profits (including all oil and gas or other mineral royalties and bonuses) from the Land, the Improvements, all income, rents, room rates, issues, profits, revenues, deposits, accounts and other benefits from the operation of the hotel on the Land and/or the Improvements, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms and recreational facilities and otherwise, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of sale, lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of the Land and/or Improvements, or personalty located thereon, or rendering of services by Mortgagor or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others including, without limitation, from the rental of any office space, retail space, commercial space, guest room or other space, halls, stores or offices, including any deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land and/or the Improvements whether paid or accruing before or after the filing by or against Mortgagor of any petition for relief under the Bankruptcy Code and all proceeds from the sale or other disposition of the Tenant Leases (the “Rents”) and the right to receive and apply the Rents to the payment of the Debt;

Condemnation Awards. All awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Property, whether from the exercise of the right of eminent domain (including but not limited to any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Property;

Insurance Proceeds. All proceeds of and any unearned premiums on any insurance policies covering the Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Property;

Tax Certiorari. All refunds, rebates or credits in connection with a reduction in real estate taxes and assessments charged against the Property as a result of tax certiorari or any applications or proceedings for reduction;

Conversion. All proceeds of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, proceeds of insurance and condemnation awards, into cash or liquidation claims;

Rights. The right, in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Property and to commence any action or proceeding to protect the interest of Lender in the Property;

Agreements. To the extent assignable, all agreements, contracts, certificates, instruments, franchises, permits, licenses, plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or respecting any business or activity conducted on the Land and any part thereof and all right, title and interest of Mortgagor therein and thereunder, including, without limitation, the right, upon the happening of any default hereunder, to receive and collect any sums payable to Mortgagor thereunder;

Intangibles. All trade names, trademarks, servicemarks, logos, copyrights, goodwill, books and records, tenant or guest lists, advertising materials, telephone exchange numbers identified in such materials and all other general intangibles relating to or used in connection with the operation of the Property;

Accounts. All Accounts, Account Collateral, reserves, escrows and deposit accounts maintained by Mortgagor with respect to the Property including, without limitation, the Lockbox Account, and all securities, investment property and financial assets held therein from time to time and all proceeds, products, distributions or dividends or substitutions thereon and thereof;

Causes of Action. All causes of action and claims (including, without limitation, all causes of action or claims arising in tort, by contract, by fraud or by concealment of material fact) against any Person for damages or injury to the Property or in connection the Property (“Cause of Action”);

Accounts Receivables. All right, title and interest of Mortgagor arising from the operation of the Land and the Improvements in and to all payments for goods or property sold or leased or for services rendered, whether or not yet earned by performance, and not evidenced by an instrument or chattel paper (hereinafter referred to as “Accounts Receivable”) including, without limiting the generality of the foregoing, (i) all accounts, contract rights, book debts, and notes arising from the operation of a hotel on the Land and the Improvements or arising from the sale, lease or exchange of goods or other property and/or the performance of services, (ii) Mortgagor’s rights to payment from any consumer credit/charge card organization or entities which sponsor and administer such cards as the American Express Card, the Visa Card and the MasterCard, (iii) Mortgagor’s rights in, to and under all purchase orders for goods, services or other property, (iv) Mortgagor’s rights to any goods, services or other property represented by any of the foregoing, (v) monies due to or to become due to Mortgagor under all contracts for the sale, lease or exchange of goods or other property and/or the performance of services including the right to payment of any interest or finance charges in respect thereto (whether or not yet earned by performance on the part of Mortgagor) and (vi) all collateral security and guaranties of any kind given by any person or entity with respect to any of the foregoing. Accounts Receivable shall include those now existing or hereafter created, substitutions therefor, proceeds (whether cash or non-cash, movable or immovable, tangible or intangible) received upon the sale, exchange, transfer, collection or other disposition or substitution thereof and any and all of the foregoing and proceeds therefrom; and

Other Rights. Any and all other rights of Mortgagor in and to the items set forth in Subsections (a) through (r) above.

Assignment of Rents and Leases. Mortgagor hereby absolutely and unconditionally assigns to Lender, Mortgagor’s right, title and interest in and to all current and future Tenant Leases and Rents; it being intended by Mortgagor that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Nevertheless, subject to the terms of this Section 1.2, Section 9.1(h) herein and the Loan Agreement, Lender grants to Mortgagor a revocable license to collect and receive the Rents. Mortgagor shall hold the Rents, or a portion thereof sufficient to discharge all current sums due on the Debt, for use in the payment of such sums.

Security Agreement. This Security Instrument is both a real property mortgage and a “security agreement” within the meaning of the Uniform Commercial Code. The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Property. By executing and delivering this Security Instrument, Mortgagor hereby grants to Lender, as security for the Obligations, (as herein defined) a security interest in the Personal Property, the Accounts, and the Account Collateral to the full extent that the Personal Property, the Accounts and the Account Collateral may be subject to the Uniform Commercial Code.

Pledge of Monies Held. Mortgagor hereby pledges to Lender any and all monies now or hereafter held by Lender, including, without limitation, any sums deposited in the Reserve Funds, the Accounts, Net Proceeds and Awards, as additional security for the Obligations until expended or applied as provided in the Loan Agreement or this Security Instrument.

CONDITIONS TO GRANT

TO HAVE AND TO HOLD the above granted and described Property unto and to the use and benefit of Lender and its successors and assigns, forever;

PROVIDED, HOWEVER, these presents are upon the express condition that, if Borrower shall well and truly pay to Lender the Debt at the time and in the manner provided in the Note and this Security Instrument, shall well and truly perform the Other Obligations (as herein defined) as set forth in this Security Instrument and shall well and truly abide by and comply with each and every covenant and condition set forth herein, in the Note and in the Loan Agreement, these presents and the estate hereby granted shall cease, terminate and be void.

DEBT AND OBLIGATIONS SECURED

Debt. This Security Instrument and the grants, assignments and transfers made in Article 1 are given for the purpose of securing all of Mortgagor’s obligations and agreements under the Debt Guaranty (directly), and all of Borrower’s obligations and agreements under the Loan Agreement, with respect to the Debt, including without limitation, the payment of the indebtedness evidenced by the Note in lawful money of the United States of America;

the payment of interest, default interest, late charges and other sums, as provided in the Note, the Loan Agreement, this Security Instrument or the other Loan Documents;

the payment of the Breakage Costs;

the payment of all other moneys agreed or provided to be paid by Borrower in the Note, the Loan Agreement, this Security Instrument and the other Loan Documents;

the payment of all moneys agreed or provided to be paid by Mortgagor under the Debt Guaranty, this Security Instrument and the Loan Documents;

the payment of all sums advanced pursuant to the Loan Agreement or this Security Instrument to protect and preserve the Property and the lien and the security interest created hereby; and

the payment of all sums advanced and costs and expenses incurred by Lender in connection with the Debt or any part thereof, any modification, amendment, renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Mortgagor, Borrower or Lender.

Other Obligations. This Security Instrument and the grants, assignments and transfers made in Article 1 are also given for the purpose of securing the following (the “Other Obligations”):

the performance of all other obligations of Mortgagor contained herein;

the performance of all other obligations of Mortgagor contained in the Debt Guaranty;

the performance of each obligation of Mortgagor contained in any other Loan Document; and

the performance of each obligation of Mortgagor contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Debt Guaranty, Note, the Loan Agreement, this Security Instrument or the other Loan Documents.

Debt and Other Obligations. Mortgagor’s obligations for the payment of the Debt and the performance of the Other Obligations shall be referred to collectively below as the “Obligations.”

MORTGAGOR COVENANTS

Mortgagor covenants and agrees that:

Payment of Debt. Mortgagor will pay the Debt at the time and in the manner provided in the Debt Guaranty, the Note, the Loan Agreement and in this Security Instrument.

Incorporation by Reference. All the covenants, conditions and agreements contained in the Debt Guaranty, the Loan Agreement, the Note and all and any of the other Loan Documents, are hereby made a part of this Security Instrument to the same extent and with the same force as if fully set forth herein.

Insurance. Mortgagor shall obtain and maintain, or cause to be maintained, insurance in full force and effect at all times with respect to Mortgagor and the Property as required pursuant to the Loan Agreement.

Payment of Taxes, etc. Mortgagor shall pay all Taxes and Other Charges in accordance with the terms of the Loan Agreement.

Maintenance and Use of Property. Mortgagor shall cause the Property to be maintained in a good and safe condition and repair in accordance with the terms of the Loan Agreement. Subject to the terms of the Loan Agreement, the Improvements and the Personal Property shall not be removed, demolished or materially altered or expanded (except for normal replacement of the Personal Property) without the consent of Lender. Subject to the terms of the Loan Agreement, Mortgagor shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any Casualty, or become damaged, worn or dilapidated or which may be affected by any Condemnation and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Subject to the terms of the Loan Agreement, Mortgagor shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Mortgagor will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender, such consent not to be unreasonably withheld or delayed.

Waste. Mortgagor shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security of this Security Instrument. Mortgagor will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

Payment For Labor and Materials. Mortgagor will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property and never permit to exist in respect of the Property or any part thereof, beyond the due date hereof or, in the case of Taxes, beyond the delinquency date thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof, except for the Permitted Encumbrances and other liens permitted pursuant to the Loan Documents, if any; provided that, after prior written notice to Lender, Mortgagor, at its own expense, may contest such bills or costs by appropriate legal proceeding in accordance with the terms of the Loan Agreement.

Performance of Other Agreements. Mortgagor shall observe and perform each and every term to be observed or performed by Mortgagor pursuant to the terms of the Debt Guaranty, any Loan Documents and any agreement or recorded instrument affecting or pertaining to the Property.

Change of Name, Identity or Structure. Except as may be permitted under the Loan Agreement, Mortgagor will not change Mortgagor’s name, identity (including its trade name or names) or corporate, partnership or other structure without first obtaining the prior written consent of Lender. Mortgagor hereby authorizes Lender, prior to or contemporaneously with the effective date of any such change, to file any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Mortgagor shall execute a certificate in form satisfactory to Lender listing the trade names under which Mortgagor intends to operate the Property, and representing and warranting that Mortgagor does business under no other trade name with respect to the Property.

Property Use. The Property shall be used only for a hotel, shopping center and any ancillary uses relating thereto, including, but not limited to, retail, restaurants and lounges and convention center and parking facilities, and for no other uses without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.

REPRESENTATIONS AND WARRANTIES

Mortgagor represents and warrants to Lender that:

Warranty of Title. Mortgagor has good title to the Property and has the right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the same and that Mortgagor leases the Property free and clear of all liens, encumbrances and charges whatsoever except for the Permitted Encumbrances, and such other liens as are permitted by the Loan Documents. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value (as encumbered by this Security Instrument and the Permitted Encumbrances), or materially adversely affect or interfere with the current use or operation, of the Property, or the security intended to be provided by this Security Instrument or the ability of Mortgagor to pay any amount owing under the Debt Guaranty, this Security Instrument or the Loan Documents or to perform its obligations thereunder. This Security Instrument, when properly recorded in the appropriate records, together with the Assignment of Leases and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on that part of the Property constituting real property, subject only to Permitted Encumbrances and (ii) to the extent that a security interest therein may be perfected by the filing of financing statements under the Uniform Commercial Code, perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Tenant Leases, to the extent that they constitute personalty subject to the Uniform Commercial Code), all in accordance with the terms thereof, subject only to Permitted Encumbrances. The Assignment of Leases, when properly recorded in the appropriate records, creates a valid first priority assignment of, or a valid first priority security interest in, certain rights under the related Tenant Leases, subject only to a license granted to Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such Tenant Leases, including the right to operate the Property. No Person other than Mortgagor owns any interest in any payments due under such Tenant Leases that is superior to or of equal priority with the Lender’s interest therein. Mortgagor shall forever warrant, defend and preserve the title and the validity and priority of the lien of this Security Instrument and shall forever warrant and defend the same to Lender against the claims of all persons whomsoever.

OBLIGATIONS AND RELIANCES

Relationship of Mortgagor and Lender. The relationship between Mortgagor and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Mortgagor, and no term or condition of any of the Debt Guaranty, the Loan Agreement, the Note, this Security Instrument and the other Loan Documents shall be construed so as to deem the relationship between Mortgagor and Lender to be other than that of debtor and creditor.

No Reliance on Lender. The members, general partners, principals and (if Mortgagor is a trust) beneficial owners of Mortgagor are experienced in the ownership and operation of properties similar to the Property, and Mortgagor and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Mortgagor is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

No Lender Obligations. (a) Notwithstanding the provisions of Section 1.1(g), (m) and (n) or Section 1.2 hereof, Lender is not undertaking the performance of (i) any obligations under the Tenant Leases; or (ii) any obligations under such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents referenced therein.

By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Security Instrument, the Debt Guaranty, the Loan Agreement, the Note or the other Loan Documents, including without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

FURTHER ASSURANCES

Recording of Security Instrument, etc. Mortgagor forthwith upon the execution and delivery of this Security Instrument and thereafter, from time to time, will cause this Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Mortgagor will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Debt Guaranty, the Loan Agreement, this Security Instrument, the other Loan Documents, and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Security Instrument, the other Loan Documents, or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Further Acts, etc. Mortgagor will, at the cost of Mortgagor, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the Property and rights hereby deeded, mortgaged, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Security Instrument or for filing, registering or recording this Security Instrument, or for complying with all Legal Requirements. Mortgagor hereby authorizes Lender to file one or more financing statements and, promptly following demand, will execute and deliver, and, if Mortgagor fails to do so within ten (10) days after written request by Lender, Mortgagor hereby authorizes Lender to, execute in the name of Mortgagor to the extent Lender may lawfully do so, one or more chattel mortgages or other instruments, to evidence more effectively the security interest of Lender in the Property or any Collateral. Mortgagor grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation such rights and remedies available to Lender pursuant to this Section 6.2.

Changes in Tax, Debt Credit and Documentary Stamp Laws.

If any law is enacted or adopted or amended after the date of this Security Instrument which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property (other than the inclusion of such amounts as income for income tax purposes or taxes on Lender’s capital), Mortgagor will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Mortgagor would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then Lender shall have the option, exercisable by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable, without premium or penalty.

Mortgagor will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Security Instrument or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, exercisable by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Debt Guaranty, the Loan Agreement, this Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Mortgagor will pay for the same, with interest and penalties thereon, if any.

Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Documents, Borrower and / or Mortgagor, as applicable, will issue, in lieu thereof, a replacement Note or other Loan Documents, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Documents in the same principal amount thereof and otherwise of like tenor.

Performance at Borrower’s Expense. Borrower acknowledges and confirms that Lender shall impose certain customary and reasonable administrative processing and/or commitment fees in connection with (a) the release or substitution of collateral, (b) obtaining certain consents, waivers and approvals with respect to the Property, or (c) the review of any Tenant Lease or proposed Tenant Lease or the preparation or review of any subordination, non-disturbance agreement (the occurrence of any of the above shall be called an “Event”). Borrower further acknowledges and confirms that it shall be responsible for the payment of all costs of reappraisal of the Property or any part thereof, whether required by law, regulation, Lender or any governmental or quasi-governmental authority, provided that, if requested by Lender, Borrower shall not be required to pay for such reappraisal more than once every year unless an Event of Default exists. Borrower hereby acknowledges and agrees to pay, within ten (10) Business Days after demand, all such reasonable fees (as the same may be increased or decreased from time to time), and any reasonable additional fees of a similar type or nature which may be imposed by Lender from time to time, upon the occurrence of any Event. Wherever it is provided for herein that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, all reasonable legal fees and disbursements of Lender.

Legal Fees. Mortgagor shall pay to Lender on demand any and all expenses, including reasonable legal expenses and attorneys’ fees, incurred or paid by Lender in protecting its interest in the Property or in collecting any amount payable hereunder or in enforcing its rights hereunder with respect to the Property (including commencing any foreclosure action), whether or not any legal proceeding is commenced hereunder or thereunder, together with interest thereon at the Default Rate from the date paid or incurred by Lender until such expenses are paid by Mortgagor.

DUE ON SALE/ENCUMBRANCE

No Sale/Encumbrance. Neither Mortgagor nor any Restricted Party shall Transfer the Property or any part thereof or any interest therein or permit or suffer the Property or any part thereof or any interest therein to be Transferred other than as expressly permitted pursuant to the terms of the Debt Guaranty and the Loan Agreement.

PREPAYMENT

Prepayment. The Debt may not be prepaid in whole or in part except in accordance with the express terms and conditions of the Loan Agreement.

RIGHTS AND REMEDIES

Remedies. Upon the occurrence and during the continuation of any Event of Default, Mortgagor agrees that subject to the provisions of the Loan Documents, Lender may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Lender may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Lender:

declare the entire unpaid Debt or Guarantors’ Obligations (as defined in the Debt Guaranty) to be immediately due and payable;

institute proceedings, judicial or otherwise, for the complete foreclosure of this Security Instrument under any applicable provision of law in which case the Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner;

with or without entry, to the extent permitted and pursuant to the procedures provided by Applicable Law, institute proceedings for the partial foreclosure of this Security Instrument for the portion of the Debt then due and payable, subject to the continuing lien and security interest of this Security Instrument for the balance of the Debt not then due, unimpaired and without loss of priority;

sell for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, in one or more parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law;

institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, in the Debt Guaranty or in the Loan Documents;

recover judgment on the Note either before, during or after any proceedings for the enforcement of this Security Instrument or the other Loan Documents;

apply for the appointment of a receiver, trustee, liquidator or conservator of the Property, without notice and without regard for the adequacy of the security for the Debt and without regard for the solvency of Mortgagor, the Borrower, any Guarantor or of any person, firm or other entity liable for the payment of the Debt;

subject to any Applicable Law, the license granted to Mortgagor under Section 1.2 hereof shall automatically be revoked and Lender may enter into or upon the Property, either personally or by its agents, nominees or attorneys and dispossess Mortgagor and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Mortgagor and its agents or servants wholly therefrom, and take possession of all books, records and accounts relating thereto and Mortgagor agrees to surrender possession of the Property and of such books, records and accounts to Lender upon demand, and thereupon Lender may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct business thereon; (ii) complete any construction on the Property in such manner and form as Lender deems advisable; (iii) make alterations, additions, renewals, replacements and improvements to or on the Property; (iv) exercise all rights and powers of Mortgagor with respect to the Property, whether in the name of Mortgagor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Tenant Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents of the Property and every part thereof; (v) require Mortgagor to pay monthly in advance to Lender, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of such part of the Property as may be occupied by Mortgagor; (vi) require Mortgagor to vacate and surrender possession of the Property to Lender or to such receiver and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise; and (vii) apply the receipts from the Property to the payment of the Debt, in such order, priority and proportions as Lender shall deem appropriate in its sole discretion after deducting therefrom all expenses (including reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the Taxes, Other Charges, Insurance Premiums and other expenses in connection with the Property, as well as just and reasonable compensation for the services of Lender, its counsel, agents and employees;

exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing: (i) the right to take possession of any Collateral (including, without limitation, the Personal Property) or any part thereof, and to take such other measures as Lender may deem necessary for the care, protection and preservation of the Collateral (including without limitation, the Personal Property), and (ii) request Mortgagor at its expense to assemble the Collateral, including without limitation, the Personal Property, and make it available to Lender at a convenient place acceptable to Lender. Any notice of sale, disposition or other intended action by Lender with respect to the Collateral, including without limitation, the Personal Property, sent to Mortgagor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Mortgagor;

apply any sums then deposited in the Accounts and any other sums held in escrow or otherwise by Lender in accordance with the terms of this Security Instrument, the Loan Agreement, or any other Loan Documents to the payment of the following items in any order in its sole discretion:

Taxes and Other Charges;

Insurance Premiums;

interest on the unpaid principal balance of the Note;

amortization of the unpaid principal balance of the Note; or

all other sums payable pursuant to the Debt Guaranty, this Security Instrument and the Loan Documents, including without limitation advances made by Lender pursuant to the terms of this Security Instrument;

after completion of foreclosure (by power of sale or otherwise) surrender the Policies, collect the unearned Insurance Premiums and apply such sums as a credit on the Debt in such priority and proportion as Lender in its discretion shall deem proper, and in connection therewith, Mortgagor hereby appoints Lender as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Mortgagor to collect such Insurance Premiums;

apply the undisbursed balance of any Net Proceeds Deficiency deposit, together with interest thereon, to the payment of the Debt in such order, priority and proportions as Lender shall deem to be appropriate in its discretion;

foreclose by power of sale or otherwise and apply the proceeds of any recovery to the Debt in accordance with Section 9.2 or to any deficiency under this Security Instrument;

exercise all rights and remedies under any Causes of Action, whether before or after any sale of the Property by foreclosure, power of sale, or otherwise and apply the proceeds of any recovery to the Debt in accordance with Section 9.2 or to any deficiency under this Security Instrument; or

pursue such other remedies as Lender may have under Applicable Law.

In the event of a sale, by foreclosure, power of sale, or otherwise, of less than all of the Property, this Security Instrument shall continue as a lien and security interest on the remaining portion of the Property unimpaired and without loss of priority.

Application of Proceeds. The purchase money, proceeds and avails of any disposition of the Property, or any part thereof, or any other sums collected by Lender pursuant to the Note, this Security Instrument, the Loan Agreement, or the other Loan Documents, may be applied by Lender to the payment of the Debt as provided in Section 8.2(d) of the Loan Agreement.

Right to Cure Defaults. Upon the occurrence and during the continuation of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Mortgagor and without releasing Mortgagor from any obligation hereunder, make or do the same in such manner and to such extent as Lender may deem necessary to protect the security hereof. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property or to foreclose this Security Instrument or collect the Debt. The cost and expense of any cure hereunder (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided below, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default shall bear interest at the Default Rate for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender and shall be deemed to constitute a portion of the Debt and be secured by this Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Actions and Proceedings. After the occurrence and during the continuance of an Event of Default, Lender has the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Mortgagor, which Lender, in its discretion, decides should be brought to protect its interest in the Property. Prior to the occurrence of an Event of Default, Mortgagor will give Lender notice of any action or proceeding which could have a material adverse effect on the value or use of the Property.

Recovery of Sums Required To Be Paid. Lender shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Debt as the same become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Lender thereafter to bring an action of foreclosure, or any other action, for an Event of Default or Events of Default by Borrower existing at the time such earlier action was commenced.

Other Rights, etc. (a) The failure of Lender to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Security Instrument. Mortgagor shall not be relieved of Mortgagor’s obligations hereunder by reason of (i) the failure of Lender to comply with any request of Mortgagor or Borrower to take any action to foreclose this Security Instrument or otherwise enforce any of the provisions hereof or of the Note or the other Loan Documents, (ii) the release, regardless of consideration, of the whole or any part of the Property, or of any person liable for the Debt or any portion thereof, or (iii) any agreement or stipulation by Lender extending the time of payment or otherwise modifying or supplementing the terms of the Note, the Loan Agreement, this Security Instrument or the other Loan Documents.

It is agreed that the risk of loss or damage to the Property is on Mortgagor, and Lender shall have no liability whatsoever for decline in value of the Property, for failure to maintain the Policies, or for failure to determine whether insurance in force is adequate as to the amount of risks insured. Possession by Lender shall not be deemed an election of judicial relief, if any such possession is requested or obtained, with respect to the Property or any other Collateral not in Lender’s possession.

Lender may resort for the payment of the Debt to any other security held by Lender in such order and manner as Lender, in its discretion, may elect. Lender may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Lender thereafter to foreclose this Security Instrument. The rights of Lender under this Security Instrument shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Lender shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

Right to Release Any Portion of the Property. Lender may release any portion of the Property for such consideration as Lender may require without, as to the remainder of the Property, in any way impairing or affecting the lien or priority of this Security Instrument, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the obligations hereunder shall have been reduced by the actual monetary consideration, if any, received by Lender for such release, and may accept by assignment, pledge or otherwise any other property in place thereof as Lender may require without being accountable for so doing to any other lienholder. This Security Instrument shall continue as a lien and security interest in the remaining portion of the Property.

Violation of Laws. Mortgagor shall cause the Property to be in compliance with all applicable Legal Requirements, to the extent required by the Loan Agreement.

Right of Entry. Subject to the terms of the Loan Agreement, Lender and its agents shall have the right to enter and inspect the Property at all reasonable times.

Subrogation. If any or all of the proceeds of the Note have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, Lender shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Lender and are merged with the lien and security interest created herein as cumulative security for the repayment of the Debt, and the performance and discharge of the Obligations.

INDEMNIFICATIONS

General Indemnification. Mortgagor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following, except, in each case, to the extent arising out of any Indemnified Party’s gross negligence or willful misconduct: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Tenant Lease; or (f) the payment of any commission, charge or brokerage fee to anyone which may be payable (other than by reason of a contract with Lender) in connection with the funding of the Loan evidenced by the Note and secured by this Security Instrument. Any amounts payable to Lender by reason of the application of this Section 10.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

Mortgage and/or Intangible Tax. Mortgagor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Security Instrument, the Debt Guaranty, the Loan Agreement, the Note or any other Loan Document, but excluding any income, franchise or other similar taxes.

Environmental Indemnity. Simultaneously with this Security Instrument, Mortgagor, Borrower and Guarantor have executed and delivered the Environmental Indemnity.

WAIVERS

Waiver of Counterclaim. Mortgagor hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with this Security Instrument, the Debt Guaranty, any of the Loan Documents, or the Obligations.

Marshalling and Other Matters. Mortgagor hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Property or any part thereof or any interest therein. Further, Mortgagor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Security Instrument on behalf of Mortgagor, and on behalf of each Person acquiring any interest in or title to the Property subsequent to the date of this Security Instrument and on behalf of all persons to the extent permitted by Legal Requirements.

Waiver of Notice. Mortgagor shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Security Instrument, the Debt Guaranty, or any Loan Document, specifically and expressly provides for the giving of notice by Lender to Mortgagor, and (b) with respect to matters for which Lender is required by any Applicable Law to give notice, and, to the extent permitted by law, Mortgagor hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Security Instrument does not specifically and expressly provide for the giving of notice by Lender to Mortgagor.

Waiver of Statute of Limitations. Mortgagor hereby expressly waives and releases to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Sole Discretion of Lender. Wherever pursuant to this Security Instrument (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender in the exercise of its good faith business judgment, except as may be otherwise expressly and specifically provided herein or in any of the other Loan Documents.

SUBMISSION TO JURISDICTION

Submission to Jurisdiction. WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS SECURITY INSTRUMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, MORTGAGOR (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY INSTRUMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECURITY INSTRUMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

APPLICABLE LAW

CHOICE OF LAW. THIS SECURITY INSTRUMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE

STATE OF NEW YORK; PROVIDED, HOWEVER, THAT MATTERS AFFECTING TITLE TO OR INTEREST IN THE PROPERTY, INCLUDING THE CREATION, PERFECTION AND ENFORCEMENT OF LIENS AND SECURITY INTERESTS THEREIN AND HEREIN GRANTED AND THE ENFORCEMENT OF REMEDIES WITH RESPECT TO ANY LIEN ON THE PROPERTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF HAWAII.

Provisions Subject to Applicable Law. All rights, powers and remedies provided in this Security Instrument may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Security Instrument invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Legal Requirements.

DEFINITIONS

General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Security Instrument may be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor and any subsequent owner or owners of a leasehold interest in the Property or any part thereof,” the word “Lender” shall mean “Lender and any subsequent holder of the Note,” the word “Note,” shall mean “the Note and any other evidence of indebtedness secured by this Security Instrument,” the word “Property” shall include any portion of the Property and any interest therein, and the phrases “legal fees”, “attorneys’ fees” and “counsel fees” shall include any and all reasonable attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property, the Tenant Leases and the Rents and enforcing its rights hereunder.

Headings, etc. The headings and captions of various Articles and Sections of this Security Instrument are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

MISCELLANEOUS PROVISIONS

No Oral Change. This Security Instrument and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Mortgagor or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 10.24 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower, Mortgagor or any other party to any Loan Document, pursuant to this Security Instrument or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower, Mortgagor or any other party to any Loan Document, shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower, Mortgagor or any other party to any Loan Document, or to impair any remedy, right or power consequent thereon.

Liability. If Mortgagor consists of more than one person, the obligations and liabilities of each such person hereunder shall, except to the extent otherwise expressly provided in the Loan Documents, be joint and several. This Security Instrument shall be binding upon and inure to the benefit of Mortgagor and Lender and their respective successors and assigns forever.

Inapplicable Provisions. If any term, covenant or condition of this Security Instrument or any other Loan Document, is held to be invalid, illegal or unenforceable in any respect, the Note and this Security Instrument or the other Loan Documents, as the case may be, shall be construed without such provision.

Duplicate Originals; Counterparts. This Security Instrument may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Security Instrument may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Security Instrument. The failure of any party hereto to execute this Security Instrument, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Notices. All notices required or permitted under this Security Instrument shall be given and be effective in accordance with Section 10.6 of the Loan Agreement.

Fixture filing. This Security Instrument shall also constitute a “fixture filing” for the purposes of the Uniform Commercial Code against all of the Property that is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of “Debtor” (Mortgagor) and “Secured Party” (Lender) as set forth in the first paragraph of this Security Instrument.

leasehold provisions

Mortgagor represents, warrants and agrees as follows:

Mortgagor has delivered to Lender a true, correct and complete copy of the Subject Lease, including all amendments and modifications, written or oral, existing as of the date hereof;

Mortgagor hereby reaffirms the representations made in Section 4.1.41 of the Loan Agreement; and

Mortgagor shall comply with the provisions of Section 5.1.22 of the Loan Agreement, as they relate to each of the Subject Leases.

Treatment of Lease in Bankruptcy.

(a) If the Lessor rejects or disaffirms, or seeks or purports to reject or disaffirm, any Subject Lease pursuant to any Bankruptcy Law, then Mortgagor shall not exercise the 365(h) Election except as otherwise provided in this paragraph. To the extent permitted by law, Mortgagor shall not suffer or permit the termination of any Subject Lease by exercise of the 365(h) Election or otherwise without Lender’s consent. Mortgagor acknowledges that because each of the Subject Leases is a primary element of Lender’s security for the Obligations secured hereunder, it is not anticipated that Lender would consent to termination of any Subject Lease. If Mortgagor makes any 365(h) Election in violation of this Security Instrument, then such 365(h) Election shall be void and of no force or effect.

(b) Mortgagor hereby assigns to Mortgagee the 365(h) Election with respect to each of the Subject Leases until the Obligations secured hereunder have been satisfied in full. Mortgagor acknowledges and agrees that the foregoing assignment of the 365(h) Election and related rights is one of the rights that Mortgagee may use at any time to protect and preserve Mortgagee’s other rights and interests under this Security Instrument. Mortgagor further acknowledges that exercise of the 365(h) Election in favor of terminating any Subject Lease would constitute waste prohibited by this Security Instrument. Mortgagor acknowledges and agrees that the 365(h) Election is in the nature of a remedy available to Mortgagor under each of the Subject Leases, and is not a property interest that Mortgagor can separate from each of the Subject Leases as to which it arises. Therefore, Mortgagor agrees and acknowledges that exercise of the 365(h) Election in favor of preserving the right to possession under each of the Subject Leases shall not be deemed to constitute Mortgagee’s taking or sale of the Land (or any element thereof) and shall not entitle Mortgagor to any credit against the Obligations secured hereunder or otherwise impair Mortgagee’s remedies.

(c) Mortgagor acknowledges that if the 365(h) Election is exercised in favor of Mortgagor’s remaining in possession under any Subject Lease, then Mortgagor’s resulting occupancy rights, as adjusted by the effect of Section 365 of the Bankruptcy Code, shall then be part of the Property and shall be subject to the lien of this Security Instrument.

Rejection of Lease by Lessor. IF THE LESSOR REJECTS OR DISAFFIRMS ANY SUBJECT LEASE OR PURPORTS OR SEEKS TO DISAFFIRM ANY SUCH SUBJECT LEASE PURSUANT TO ANY BANKRUPTCY LAW, THEN:

Mortgagor shall remain in possession of the Land demised under any such Subject Leases and shall perform all acts necessary for Mortgagor to remain in such possession for the unexpired term of any such Subject Lease (including all renewals), whether the then existing terms and provisions of any such Subject Lease require such acts or otherwise; and

All the terms and provisions of this Security Instrument and the lien created by this Security Instrument shall remain in full force and effect and shall extend automatically to all of Mortgagor’s rights and remedies arising at any time under, or pursuant to, Section 365(h) of the Bankruptcy Code, including all of Mortgagor’s rights to remain in possession of the Land.

Assignment of Claims to Lender. MORTGAGOR, IMMEDIATELY UPON LEARNING THAT THE LESSOR HAS FAILED TO PERFORM THE TERMS AND PROVISIONS UNDER ANY SUBJECT LEASE (INCLUDING BY REASON OF A REJECTION OR DISAFFIRMANCE OR PURPORTED REJECTION OR DISAFFIRMANCE OF ANY SUCH SUBJECT LEASE PURSUANT TO ANY BANKRUPTCY LAW), SHALL NOTIFY LENDER OF ANY SUCH FAILURE TO PERFORM. MORTGAGOR UNCONDITIONALLY ASSIGNS, TRANSFERS, AND SETS OVER TO LENDER ANY AND ALL LEASE DAMAGE CLAIMS. THIS ASSIGNMENT CONSTITUTES A PRESENT, IRREVOCABLE, AND UNCONDITIONAL ASSIGNMENT OF THE LEASE DAMAGE CLAIMS, AND SHALL CONTINUE IN EFFECT UNTIL THE OBLIGATIONS SECURED HEREUNDER HAVE BEEN SATISFIED IN FULL.

Offset by Mortgagor. IF PURSUANT TO SECTION 365(H)(2) OF THE BANKRUPTCY CODE OR ANY OTHER SIMILAR BANKRUPTCY LAW, MORTGAGOR SEEKS TO OFFSET AGAINST ANY RENT UNDER ANY SUBJECT LEASE THE AMOUNT OF ANY LEASE DAMAGE CLAIM, THEN MORTGAGOR SHALL NOTIFY LENDER OF ITS INTENT TO DO SO AT LEAST 20 DAYS BEFORE EFFECTING SUCH OFFSET. SUCH NOTICE SHALL SET FORTH THE AMOUNTS PROPOSED TO BE SO OFFSET AND THE BASIS FOR SUCH OFFSET. IF LENDER REASONABLY OBJECTS TO ALL OR ANY PART OF SUCH OFFSET, THEN MORTGAGOR SHALL NOT EFFECT ANY OFFSET OF THE AMOUNTS TO WHICH LENDER REASONABLY OBJECTS. IF LENDER APPROVES SUCH OFFSET, THEN MORTGAGOR MAY EFFECT SUCH OFFSET AS SET FORTH IN MORTGAGOR’S NOTICE. NEITHER LENDER’S FAILURE TO OBJECT, NOR ANY OBJECTION OR OTHER COMMUNICATION BETWEEN LENDER AND MORTGAGOR THAT RELATES TO SUCH OFFSET, SHALL CONSTITUTE LENDER’S APPROVAL OF ANY SUCH OFFSET. MORTGAGOR SHALL INDEMNIFY LENDER AGAINST ANY OFFSET AGAINST THE RENT RESERVED IN EACH OF THE SUBJECT LEASES.

Mortgagor’s Acquisition of Interest in Leased Parcel. IF MORTGAGOR ACQUIRES THE FEE OR ANY OTHER INTEREST IN ANY LAND OR IMPROVEMENTS ORIGINALLY SUBJECT TO ANY SUBJECT LEASE, THEN, SUCH ACQUIRED INTEREST SHALL IMMEDIATELY BECOME SUBJECT TO THE LIEN OF THIS SECURITY INSTRUMENT AS FULLY AND COMPLETELY, AND WITH THE SAME EFFECT, AS IF MORTGAGOR NOW OWNED IT AND AS IF THIS SECURITY INSTRUMENT SPECIFICALLY DESCRIBED IT, WITHOUT NEED FOR THE DELIVERY AND/OR RECORDING OF A SUPPLEMENT TO THIS SECURITY INSTRUMENT OR ANY OTHER INSTRUMENT. IN THE EVENT OF ANY SUCH ACQUISITION, THE FEE AND LEASEHOLD INTERESTS IN SUCH LAND OR IMPROVEMENTS, UNLESS LENDER ELECTS OTHERWISE IN WRITING, REMAIN SEPARATE AND DISTINCT AND SHALL NOT MERGE, NOTWITHSTANDING ANY PRINCIPLE OF LAW TO THE CONTRARY.

New Lease Issued to Agent. IF ANY SUBJECT LEASE IS FOR ANY REASON WHATSOEVER TERMINATED BEFORE THE EXPIRATION OF ITS TERM AND, PURSUANT TO ANY PROVISION OF ANY SUCH SUBJECT LEASE, LENDER OR ITS DESIGNEE SHALL ACQUIRE FROM LESSOR A NEW LEASE OF THE RELEVANT LEASED PREMISES, THEN MORTGAGOR SHALL HAVE NO RIGHT, TITLE OR INTEREST IN OR TO SUCH NEW LEASE OR THE ESTATE CREATED THEREBY.

STATE SPECIFIC PROVISIONS

Power of Sale. IF AN EVENT OF DEFAULT UNDER THE DEBT GUARANTY SHALL HAVE OCCURRED AND IS CONTINUING, LENDER MAY, EITHER WITH OR WITHOUT ENTRY OR TAKING POSSESSION OF THE PROPERTY, AND WITHOUT REGARD TO WHETHER THE OBLIGATIONS SHALL BE DUE, AND WITHOUT PREJUDICE TO THE RIGHT OF LENDER THEREAFTER TO BRING AN ACTION FOR FORECLOSURE OR ANY OTHER ACTION FOR ANY DEFAULT OR EVENT OF DEFAULT EXISTING AT THE TIME SUCH EARLIER ACTION WAS COMMENCED, ELECT TO TREAT ALL OF THE PROPERTY AS REAL PROPERTY AND IMMEDIATELY SELL ALL SUCH PROPERTY, EITHER IN WHOLE OR IN PART, AT PUBLIC AUCTION IN THE STATE OF HAWAII, AT SUCH PLACE AS MAY BE REQUIRED BY LAW, HAVING FIRST GIVEN NOTICE OF SUCH SALE BY PUBLICATION AND POSTING AS PROVIDED IN CHAPTER 667, HAWAII REVISED STATUTES, AS AMENDED FROM TIME TO TIME, OR SUCH OTHER NOTICE AS MAY BE REQUIRED BY APPLICABLE LAW, AND MAY ADJOURN SUCH SALE FROM TIME TO TIME BY ANNOUNCEMENT OF THE TIME AND PLACE APPOINTED FOR SUCH SALE OR ADJOURNED SALE. UPON SUCH SALE LENDER MAY MAKE AND DELIVER TO ANY PURCHASER A GOOD AND SUFFICIENT CONVEYANCE, DEED, ASSIGNMENT OR BILL OF SALE, AND GOOD AND SUFFICIENT RECEIPTS FOR THE PURCHASE MONEY, AND DO AND PERFORM ALL OTHER ACTS AS MAY BE NECESSARY FULLY TO CARRY INTO EFFECT THIS POWER OF SALE.

Miscellaneous. MORTGAGOR AGREES THAT THIS SECURITY INSTRUMENT, UPON RECORDING OR REGISTRATION IN THE REAL ESTATE RECORDS OF THE PROPER OFFICE, SHALL CONSTITUTE A “FIXTURE FILING” WITHIN THE MEANING OF SECTIONS 490:9-334 AND 490:9-502 OF THE UNIFORM COMMERCIAL CODE WITH RESPECT TO THE PORTION OF THE PROPERTY WHICH CONSTITUTES “FIXTURES” (WITHIN THE MEANING OF SECTION 490:9-334 OF THE UNIFORM COMMERCIAL CODE).

Written Notice . THIS SECURITY INSTRUMENT CONSTITUTES, AND THE MORTGAGOR HEREBY ACKNOWLEDGES WRITTEN NOTICE FROM THE MORTGAGEE THAT THE MORTGAGEE MAY NOT MAKE THE GRANTING OF THE LOAN EVIDENCED BY THE NOTE CONTINGENT ON THE MORTGAGOR PROCURING ANY REQUIRED INSURANCE WITH AN INSURANCE COMPANY DESIGNATED BY THE MORTGAGEE.

[The remainder of this was intentionally left blank; signatures of Borrower and Lender follow on the next page.]

IN WITNESS WHEREOF, THIS SECURITY INSTRUMENT has been executed by Borrower the day and year first above written.

MORTGAGOR:

By:
Name:
Title:

LENDER:

By:	SDI, INC.,
a Nevada corporation
Name:
Title:

ACKNOWLEDGMENTS

STATE OF	)
	)	ss.:
COUNTY OF	)

On the      day of                      2008, before me, the undersigned, a Notary Public in and for said State, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individuals, or the persons upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF	)
	)	ss.:
COUNTY OF	)

On the      day of                      2008, before me, the undersigned, a Notary Public in and for said State, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individuals, or the persons upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT A

EXHIBIT B

SCHEDULE XI

TITLE ENDORSEMENTS

1. ALTA Loan – Improved Land – Restrictions, Encroachments, Minerals (as to Items I and II, Parcels First Second and Third)

2. CLTA 116.1 – Survey – Multiple Lots (as to Item I)

3. CLTA 116.1 – Survey (as to Item II, Parcels First, Second and Third)

4. ALTA 3.1 / CLTA 123.2 – Zoning – Completed Structure with Parking (as to Items I and II)

5. ALTA Loan – Uusry

6. ALTA Loan – Doing Business

7. ALTA 17 / CLTA 103.11 – Access and Entry (as to Items I and II, Parcels First Second and Third)

8. CLTA 116.7 – Subdivision

9. CLTA 116.4 – Contiguity, No Gaps or Gores – Multiple Lots (as to Item I)

10. ALTA Loan – Deleting from Exclusions from Coverage of Creditor’s Rights (subject to Title Company Underwriter’s Review and Approval)

11. First Loss

12. Last Dollar

13. ALTA 8.1 / CLTA 110.9 – ALTA Loan – Environmental Protection Lien

14. ALTA Loan – Arbitration Deletion

15. CLTA 100.29 – Mineral Extraction

16. CLTA 116 – Address (as to Items I and II)

17. CLTA 101.3 – ALTA Loan – Mechanic’s Lien

18. ALTA 13.1 – Leasehold Loan (as to Items I and II, Parcels First and Second)

19. Tax Deed Wiping Out

Sch. XI-1

20. CLTA 114 – Co-Insurance

21. ALTA 16 / CLTA 128 – Mezzanine

Sch. XI-2

SCHEDULE XII

FORM OF ASSIGNMENT OF LEASES AND RENTS

See attached.

Sch. XII-1

LAND COURT SYSTEM	REGULAR SYSTEM
After Recordation Return by Mail To:	Pickup ( )	To:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022		Total Pages:
Attn: Tamara Katz, Esq.

TYPE OF DOCUMENT:

ASSIGNMENT OF LEASES AND RENTS

PARTIES TO THE DOCUMENT:

MORTGAGOR:	ADDRESS:
[ ]	[ ]

MORTGAGEE:	ADDRESS:
SDI, INC.	[ ]

TAX MAP KEY NOS.:
[ ]

THIS ASSIGNMENT OF LEASES AND RENTS (this “Assignment”) made as of the          day of July, 2008, by [W2007 WKH KING’S VILLAGE TRS, INC.], a [Hawaii corporation], having its principal place of business at c/o Whitehall Street Global Real Estate Limited Partnership 2007, c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Whitehall Chief Financial Officer, as assignor (“Assignor”) to SDI, INC., a Nevada corporation, having its place of business at c/o Hyatt Corporation, 71 South Wacker Drive, Chicago, Illinois 60606, 12th Floor, Attention: General Counsel, as assignee (“Lender”).

RECITALS:

This Assignment is given in connection with a loan in the principal sum of TWO HUNDRED SEVENTY SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($277,500,000.00) (the “Loan”) made by Lender to W2007 WKH SENIOR BORROWER, LLC, a Delaware limited liability company (“Assignor”), pursuant to that certain Senior Loan Agreement, dated as of the date hereof (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”; all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement) and evidenced by the Note.

Assignor, as an affiliate of Borrower, desires to secure the performance of all of its obligations under the Debt Guaranty and the other Loan Documents.

This Assignment is given pursuant to the Loan Agreement, and payment, fulfillment, and performance by Assignor of its obligations under the Debt Guaranty and the other Loan Documents are secured hereby, and each and every term and provision of the Loan Agreement and the Note, including each of the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties therein, is hereby incorporated by reference herein as though set forth in full and shall be considered a part of this Assignment.

XI. ASSIGNMENT

Section 11.1 PROPERTY ASSIGNED. Assignor hereby absolutely and unconditionally assigns and grants to Lender all of Assignor’s right, title and interest in, to and under the following property, rights, interests and estates, now owned, or hereafter acquired by Assignor:

11.1.1 Leases. All existing and future leases providing for the use, enjoyment, or occupancy of all or any part of King’s Village, more particularly described in [Exhibit A] annexed hereto and made a part hereof, together with the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter located thereon (collectively, the “Property”) and the right, title and interest of Assignor, its successors and assigns, therein and thereunder.

11.1.2 Other Leases and Agreements. All other leases, subleases and other related agreements, whether or not in writing, affecting the use, enjoyment or occupancy of the Property or any portion thereof now or hereafter made, whether made before or after the filing by or against Assignor of any petition for relief under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, composition or other relief with respect to its debts or debtors (“Creditors Rights Laws”) together with any extension, renewal or replacement of the same, this Assignment of other present and future leases and present and future agreements being effective without further or supplemental assignment. The leases described in Section 1.1(a) and the leases and other agreements described in this Section 1.1(b), together with all other present and future leases and present and future agreements and any extension or renewal of the same are collectively referred to as the “Leases.”

11.1.3 Rents. All rents, additional rents, payments in connection with any termination, cancellation or surrender of any Lease, revenues, income, issues and profits arising from the Leases, and renewals and replacements thereof and any cash or security deposited in connection therewith and together with all rents, revenues, income, issues and profits (including all oil and gas or other mineral royalties and bonuses) from the use, enjoyment and occupancy of the Property, whether paid or accruing before or after the filing by or against Assignor of any petition for relief under Creditors Rights Laws (collectively, the “Rents”).

11.1.4 Bankruptcy Claims. All of Assignor’s claims and rights (the “Bankruptcy Claims”) to the payment of damages arising from any rejection by a lessee of any Lease under Creditors Rights Laws.

11.1.5 Lease Guaranties. All of Assignor’s right, title and interest in and claims under any and all lease guaranties, letters of credit and any other credit support given by any guarantor in connection with any of the Leases (individually, a “Lease Guarantor” and, collectively, the “Lease Guarantors”) to Assignor (individually, a “Lease Guaranty” and, collectively, the “Lease Guaranties”).

11.1.6 Proceeds. All proceeds from the sale or other disposition of the Leases, the Rents, the Lease Guaranties and the Bankruptcy Claims.

11.1.7 Other. All rights, powers, privileges, options and other benefits of Assignor as lessor under the Leases and beneficiary under the Lease Guaranties, including without limitation the immediate and continuing right to make claim for, receive, collect and receipt for all Rents payable or receivable under the Leases and all sums payable under the Lease Guaranties or pursuant thereto (and to apply the same to the payment of the Debt or Assignor’s other obligations under the Debt Guaranty and the other Loan Documents), and to do all other things which Assignor or any lessor is or may become entitled to do under the Leases or the Lease Guaranties.

11.1.8 Entry. The right, at Lender’s option, upon revocation of the license granted herein, to enter upon the Property in person, by agent or by court-appointed receiver, to collect the Rents.

11.1.9 Power of Attorney. Assignor’s irrevocable power of attorney, coupled with an interest, to take any and all of the actions set forth in Section 3.1 of this Assignment and any or all other actions designated by Lender for the proper management and preservation of the Property.

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11.1.10 Other Rights and Agreements. Any and all other rights of Assignor in and to the items set forth in subsections (a) through (i) above, and all amendments, modifications, replacements, renewals and substitutions thereof.

Section 11.2 CONSIDERATION. This Assignment is made in consideration of that certain loan made by Lender to Borrower evidenced by the Loan Agreement and the Note and secured by the Security Instruments. The principal sum, interest and all other sums due and payable under the Loan Agreement, the Note, the Security Instruments, this Assignment and the other Loan Documents are collectively referred to as the “Debt”.

Section 11.3 TERMINATION OF ASSIGNMENT. Upon payment in full of the Debt and the delivery and recording of a satisfaction or discharge of the Security Instruments duly executed by Lender, this Assignment shall become null and void and shall be of no further force and effect.

XII. TERMS OF ASSIGNMENT

Section 12.1 PRESENT ASSIGNMENT AND LICENSE BACK. It is intended by Assignor that this Assignment constitute a present, absolute assignment of the Leases, Rents, Lease Guaranties and Bankruptcy Claims, and not an assignment for additional security only. Nevertheless, subject to the terms of this Section 2.1 and the Loan Agreement, Lender grants to Assignor a revocable license to collect and receive the Rents and other sums due under the Lease Guaranties. Assignor shall hold the Rents and all sums received pursuant to any Lease Guaranty, or a portion thereof sufficient to discharge all current sums due on the Debt, for use in the payment of such sums.

Section 12.2 NOTICE TO LESSEES. Assignor hereby agrees to authorize and direct the lessees named in the Leases or any other or future lessees or occupants of the Property and all Lease Guarantors to pay over to Lender or to such other party as Lender directs all Rents and all sums due under any Lease Guaranties in accordance with the Loan Agreement or upon receipt from Lender of written notice to the effect that Lender is then the holder of the Security Instruments and that a Default (defined below) exists, and to continue so to do until otherwise notified by Lender.

Section 12.3 INCORPORATION BY REFERENCE. All representations, warranties, covenants, conditions and agreements contained in the Loan Agreement and the Security Instruments as same may be modified, renewed, substituted or extended are hereby made a part of this Assignment to the same extent and with the same force as if fully set forth herein.

XIII. REMEDIES

Section 13.1 REMEDIES OF LENDER. Upon or at any time after the occurrence and during the continuation of a an Event of Default (a “Default”), the license granted to Assignor in Section 2.1 of this Assignment shall automatically be revoked, and Lender shall immediately be entitled to possession of all Rents and sums due under any Lease Guaranties, whether or not Lender enters upon or takes control of the Property. In addition, Lender may, at its option, without waiving such Default, without notice and without regard to the adequacy of the security for the Debt, either in person or by agent, nominee or attorney, with or without bringing any action or proceeding, or by a receiver appointed by a court, dispossess Assignor and its agents and servants from the Property, without

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liability for trespass, damages or otherwise and exclude Assignor and its agents or servants wholly therefrom, and take possession of the Property and all books, records and accounts relating thereto and have, hold, manage, lease and operate the Property on such terms and for such period of time as Lender may deem proper and either with or without taking possession of the Property in its own name, demand, sue for or otherwise collect and receive all Rents and sums due under all Lease Guaranties, including those past due and unpaid with full power to make from time to time all alterations, renovations, repairs or replacements thereto or thereof as may seem proper to Lender and may apply the Rents and sums received pursuant to any Lease Guaranties to the payment of the following in such order and proportion as Lender in its sole discretion may determine, any law, custom or use to the contrary notwithstanding: (a) all expenses of managing and securing the Property, including, without being limited thereto, the salaries, fees and wages of a managing agent and such other employees or agents as Lender may deem necessary or desirable and all expenses of operating and maintaining the Property, including, without being limited thereto, all taxes, charges, claims, assessments, water charges, sewer rents and any other liens, and premiums for all insurance which Lender may deem necessary or desirable, and the cost of all alterations, renovations, repairs or replacements, and all expenses incident to taking and retaining possession of the Property; and (b) the Debt, together with all costs and reasonable attorneys’ fees. In addition, upon the occurrence and during the continuation of a Default, Lender, at its option, may (1) complete any construction on the Property in such manner and form as Lender reasonably deems advisable, (2) exercise all rights and powers of Assignor, including, without limitation, the right to negotiate, execute, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents from the Property and all sums due under any Lease Guaranties, and (3) either require Assignor to (x) pay monthly in advance to Lender, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupancy of such part of the Property as may be in possession of Assignor or (y) vacate and surrender possession of the Property to Lender or to such receiver and, in default thereof, Assignor may be evicted by summary proceedings or otherwise.

Section 13.2 OTHER REMEDIES. Nothing contained in this Assignment and no act done or omitted by Lender pursuant to the power and rights granted to Lender hereunder shall be deemed to be a waiver by Lender of its rights and remedies under the Loan Agreement, the Note, the Security Instruments, or the other Loan Documents and this Assignment is made and accepted without prejudice to any of the rights and remedies possessed by Lender under the terms thereof. The right of Lender to collect the Debt and to enforce any other security therefor held by it may be exercised by Lender either prior to, simultaneously with, or subsequent to any action taken by it hereunder. Assignor hereby absolutely, unconditionally and irrevocably waives any and all rights to assert any setoff, counterclaim or crossclaim of any nature whatsoever with respect to the obligations of Assignor under this Assignment, the Loan Agreement, the Note, the Security Instruments, the other Loan Documents or otherwise with respect to the loan secured hereby in any action or proceeding brought by Lender to collect same, or any portion thereof, or to enforce and realize upon the lien and security interest created by this Assignment, the Loan Agreement, the Note, any Security Instrument, or any of the other Loan Documents (provided, however, that the foregoing shall not be deemed a waiver of Assignor’s right to assert any compulsory counterclaim if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Assignor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Lender in any separate action or proceeding).

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Section 13.3 OTHER SECURITY. Lender may take or release other security for the payment of the Debt, may release any party primarily or secondarily liable therefor and may apply any other security held by it to the reduction or satisfaction of the Debt without prejudice to any of its rights under this Assignment.

Section 13.4 NON-WAIVER. The exercise by Lender of the option granted it in Section 3.1 of this Assignment and the collection of the Rents and sums due under the Lease Guaranties and the application thereof as herein provided shall not be considered a waiver of any default by Assignor under the Loan Agreement, the Note, the Security Instruments, the Leases, this Assignment or the other Loan Documents. The failure of Lender to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Assignment. Assignor shall not be relieved of Assignor’s obligations hereunder by reason of (a) the failure of Lender to comply with any request of Assignor or any other party to take any action to enforce any of the provisions hereof or of the Loan Agreement, the Note, the Security Instruments or the other Loan Documents, (b) the release regardless of consideration, of the whole or any part of the Property, or (c) any agreement or stipulation by Lender extending the time of payment or otherwise modifying or supplementing the terms of this Assignment, the Loan Agreement, the Note, the Security Instruments or the other Loan Documents. Lender may resort for the payment of the Debt to any other security held by Lender in such order and manner as Lender, in its discretion, may elect. Lender may take any action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Lender thereafter to enforce its rights under this Assignment. The rights of Lender under this Assignment shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision.

Section 13.5 BANKRUPTCY. 13.5.1 Upon or at any time after the occurrence and during the continuation of a Default, Lender shall have the right to proceed in its own name or in the name of Assignor in respect of any claim, suit, action or proceeding relating to the rejection of any Lease, including, without limitation, the right to file and prosecute, to the exclusion of Assignor, any proofs of claim, complaints, motions, applications, notices and other documents, in any case in respect of the lessee under such Lease under Creditors Rights Laws. Any amounts received by Lender as damages arising out of rejection of any Lease as aforesaid shall be applied first to all costs and expenses of Lender (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with the exercise of any of its rights or remedies under this Section 3.5.

13.5.2 If there shall be filed by or against Assignor a petition under Creditors Rights Laws, and Assignor, as lessor under any Lease, shall determine to reject such Lease pursuant to any applicable provision of any Creditors Rights Law, then Assignor shall give Lender not less than ten (10) days’ prior notice of the date on which Assignor shall apply to the bankruptcy court for authority to reject the Lease. Lender shall have the right, but not the obligation, to serve upon Assignor within such ten-day period a notice stating that (i) Lender demands that Assignor assume and assign the Lease to Lender pursuant to any applicable provision of any Creditors Rights Law, and (ii) Lender covenants to cure or provide adequate assurance of future performance under the Lease. If Lender serves

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upon Assignor the notice described in the preceding sentence, Assignor shall not seek to reject the Lease and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Lender of the covenant provided for in clause (ii) of the preceding sentence.

XIV. NO LIABILITY, FURTHER ASSURANCES

Section 14.1 NO LIABILITY OF LENDER. This Assignment shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions contained in any Lease or Lease Guaranty or otherwise impose any obligation upon Lender. Lender shall not be liable for any loss sustained by Assignor resulting from Lender’s failure to let the Property after a Default or from any other act or omission of Lender in managing the Property after a Default. Lender shall not be obligated to perform or discharge any obligation, duty or liability under the Leases or any Lease Guaranties or under or by reason of this Assignment and Assignor shall, and hereby agrees, to indemnify Lender for, and to hold Lender harmless from, any and all liability, loss or damage which may or might be incurred under the Leases, any Lease Guaranties or under or by reason of this Assignment and from any and all claims and demands whatsoever, including the defense of any such claims or demands which may be asserted against Lender by reason of any alleged obligations and undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in the Leases or any Lease Guaranties. Should Lender incur any such liability, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall be secured by this Assignment and by the Security Instruments and the other Loan Documents and Assignor shall reimburse Lender therefor immediately upon demand and upon the failure of Assignor so to do Lender may, at its option, declare all sums secured by this Assignment and by the Security Instruments and the other Loan Documents immediately due and payable. This Assignment shall not operate to place any obligation or liability for the control, care, management or repair of the Property upon Lender, nor for the carrying out of any of the terms and conditions of the Leases or any Lease Guaranties; nor shall it operate to make Lender responsible or liable for any waste committed on the Property by the tenants or any other parties, or for any dangerous or defective condition of the Property, including without limitation the presence of any Hazardous Materials, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee or stranger. Notwithstanding the foregoing, Lender shall be liable for the liabilities, losses or damages described in this Section 4.1 to the extent such liability, loss or damage is caused by (i) the gross negligence of Lender, (ii) the willful misconduct of Lender, (iii) the breach by Lender to its obligations under this Assignment, (iv) illegal acts of Lender or (v) fraud on the part of Lender.

Section 14.2 NO MORTGAGEE IN POSSESSION. Nothing herein contained shall be construed as constituting Lender a “mortgagee in possession” in the absence of the taking of actual possession of the Property by Lender. In the exercise of the powers herein granted Lender, no liability shall be asserted or enforced against Lender, all such liability being expressly waived and released by Assignor.

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Section 14.3 FURTHER ASSURANCES. Assignor will, at the cost of Assignor, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts, conveyances, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Lender the property and rights hereby assigned or intended now or hereafter so to be, or which Assignor may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Assignment or for filing, registering or recording this Assignment and, on demand, will execute and deliver and hereby authorizes Lender to file one or more financing statements or execute in the name of Assignor to the extent Lender may lawfully do so, one or more chattel mortgages or other instruments, to evidence more effectively the lien and security interest hereof in and upon the Leases.

XV. MISCELLANEOUS PROVISIONS

Section 15.1 CONFLICT OF TERMS. In case of any conflict between the terms of this Assignment and the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.

Section 15.2 NO ORAL CHANGE. This Assignment and any provisions hereof may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of Assignor or Lender, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 15.3 CERTAIN DEFINITIONS. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Assignment may be used interchangeably in singular or plural form and the word “Assignor” shall mean “each Assignor and any subsequent owner or owners of a fee interest in (or, with respect to Leased Units, a leasehold interest in) the Property or any part thereof,” the word “Lender” shall mean “Lender and any subsequent holder of the Note,” the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Security Instruments,” the word “person” shall include an individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, and any other entity, the word “Property” shall include any portion of the Property and any interest therein, the phrases “attorneys’ fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property, the Leases and the Rents and enforcing its rights hereunder, and the word “Debt” shall mean the principal balance of the Note with interest thereon as provided in the Loan Agreement, the Note and the Security Instruments and all other sums due pursuant to the Note, the Security Instruments this Assignment and the other Loan Documents; whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 15.4 INAPPLICABLE PROVISIONS. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

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Section 15.5 DUPLICATE ORIGINALS; COUNTERPARTS. This Assignment may be executed in any number of duplicate originals and each such duplicate original shall be deemed to be an original. This Assignment may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Assignment. The failure of any party hereto to execute this Assignment, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 15.6 CHOICE OF LAW. THIS ASSIGNMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 15.7 NOTICES. All notices or other written communications required or permitted hereunder shall be given and shall become effective in accordance with Section 10.6 of the Loan Agreement.

Section 15.8 WAIVER OF TRIAL BY JURY. ASSIGNOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THE NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THE NOTE, THIS ASSIGNMENT, THE NOTE, THE SECURITY INSTRUMENTS OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

Section 15.9 SUBMISSION TO JURISDICTION. With respect to any claim or action arising hereunder, Assignor covenants and agrees (a) that the Supreme Court of the State of New York for the County of New York, or, in a case involving diversity of citizenship, the United States District Court for the Southern District of New York, shall have exclusive jurisdiction of any such action or proceeding and (b) that service of any summons and complaint or other process in any such action or proceeding may be made by registered or certified mail directed to Assignor at Assignor’s address set forth above, Assignor waiving personal service thereof. Nothing in this Assignment will be deemed to preclude Lender from bringing an action or proceeding with respect hereto in any other jurisdiction.

Section 15.10 LIABILITY. If Assignor consists of more than one person, the obligations and liabilities of each such person hereunder shall (except to the extent otherwise expressly provided in the Loan Documents) be joint and several. This Assignment shall be binding upon and inure to the benefit of Assignor and Lender and their respective successors and assigns forever.

Section 15.11 HEADINGS, ETC. The headings and captions of various paragraphs of this Assignment are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 15.12 NUMBER AND GENDER. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

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Section 15.13 No Limitation on Liability. Assignor’s liability hereunder shall be fully recourse to Assignor.

THIS ASSIGNMENT, together with the covenants and warranties therein contained, shall inure to the benefit of Lender and shall be binding upon Assignor, its heirs, executors, administrators, successors and assigns and any subsequent owner of the Property.

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, Assignor has executed this instrument the day and year first above written.

[W2007 WKH KING’S VILLAGE TRS, INC.], a [Hawaii corporation]

By:
Name:
Title:

ACKNOWLEDGMENTS

STATE OF	)
	)	ss.:
COUNTY OF	)

On the          day of July 2008, before me, the undersigned, a Notary Public in and for said State, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individuals, or the persons upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT A

(DESCRIPTION OF LAND)

See attached.